                                                                       EXHIBIT 2

                             PLAN OF REORGANIZATION

                                      and

                     AGREEMENT FOR THE EXCHANGE OF STOCK OF

              CALCOMP INC. FOR STOCK OF SUMMAGRAPHICS CORPORATION

                                  by and among

                          LOCKHEED MARTIN CORPORATION,
                            a Maryland corporation,

                                 CALCOMP INC.,
                            a California corporation

                                      and

                           SUMMAGRAPHICS CORPORATION,
                             a Delaware corporation



                           dated as of March 19, 1996

                               Table of Contents
                               -----------------




                                   ARTICLE I

                                  THE EXCHANGE
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     1.1  The Exchange....................................  1
     1.2  Closing.........................................  2
     1.3  Determination of Summagraphics Exchange Shares..  2
     1.4  Employee Benefits...............................  3
     1.5  Board of Directors..............................  3
     1.6  Officers........................................  4
     1.7  Name Change.....................................  4
     1.8  Treatment of Stock Options/Severance/Incentive
           Compensation...................................  4
     1.9  Certain Definitions.............................  4

                                   ARTICLE II

                        CERTAIN EVENTS PRECEDING CLOSING
     2.1  Proxy Statement.................................  5
     2.2  Interim Financing...............................  6
     2.3  Transfer of AGT Holdings, Inc. Stock............  6
     2.4  Additional Filings..............................  6

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
     3.1  Representations and Warranties of Summagraphics.  6
          (a) ORGANIZATION AND AUTHORITY..................  6
          (b) CAPITAL STRUCTURE...........................  7
          (c) AUTHORITY...................................  7
          (d) SUBSIDIARIES................................  8
          (e) FINANCIAL STATEMENTS........................  8
          (f) ABSENCE OF UNDISCLOSED LIABILITIES..........  8
          (g) NO MATERIAL ADVERSE CHANGES.................  9
          (h) TAX MATTERS.................................  9
          (i) PROPERTY.................................... 10
          (j) LITIGATION.................................. 10
          (k) CONTRACTS AND COMMITMENTS................... 10
          (l) ACCURACY OF INFORMATION SUPPLIED............ 11
          (m) SUMMAGRAPHICS' EMPLOYEE BENEFIT PLANS....... 12
          (n) ENVIRONMENTAL MATTERS....................... 14
          (o) EMPLOYEES; DIRECTORS AND OFFICERS........... 16
          (p) COMPLIANCE WITH LAWS........................ 16
          (q) INSURANCE................................... 17
          (r) APPLICABLE TAKEOVER LAWS.................... 17

                                      (i)


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          (s) PRODUCT AND SERVICE WARRANTY...............  17
          (t) SUMMAGRAPHICS COMMON STOCK TO BE ISSUED....  18
          (u) LABOR DISPUTES.............................  18
          (v) TECHNOLOGY.................................  18
          (w) OPINION OF FINANCIAL ADVISOR...............  19
          (x) BOOKS AND RECORDS..........................  19
          (y) FULL DISCLOSURE............................  19
          (z) INVESTMENT REPRESENTATION..................  20
          (aa)BANKS AND FINANCIAL INSTITUTIONS...........  20
          (bb)BACKLOG....................................  20
     3.2  Representations and Warranties of CalComp......  20
          (a) ORGANIZATION, STANDING AND POWER...........  20
          (b) CAPITAL STRUCTURE..........................  21
          (c) AUTHORITY..................................  21
          (d) SUBSIDIARIES...............................  21
          (e) FINANCIAL STATEMENTS.......................  22
          (f) ABSENCE OF UNDISCLOSED LIABILITY...........  22
          (g) NO MATERIAL ADVERSE CHANGE.................  22
          (h) LITIGATION.................................  23
          (i) ACCURACY OF INFORMATION SUPPLIED...........  23
          (j) ENVIRONMENTAL MATTERS......................  23
          (k) COMPLIANCE WITH LAWS.......................  24
          (l) TECHNOLOGY.................................  24
     3.3  Representations and Warranties of Lockheed
           Martin........................................  25
          (a) ORGANIZATION AND STANDING..................  25
          (b) AUTHORITY..................................  25
          (c) LITIGATION.................................  25
          (d) OWNERSHIP OF CALCOMP EXCHANGE SHARES.......  26
          (e) INVESTMENT REPRESENTATION..................  26
          (f) TAX MATTERS................................  26
          (g) ACCURACY OF INFORMATION SUPPLIED...........  27

                                   ARTICLE IV

                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING
      4.1  Conduct of the Business of Summagraphics and
            its Subsidiaries' Prior to the Closing.......  27
      4.2  Forbearance...................................  27
      4.3  No Solicitation...............................  29
      4.4  Termination Fee...............................  30
      4.5  Compliance with Tax-Free Provisions...........  30
      4.6  Access and Information; Cooperation...........  30
      4.7  Confidentiality...............................  31
      4.8  Public Announcements..........................  32
      4.9  Consents......................................  32
      4.10 Meeting of Summagraphics Stockholders.........  32


                                     (ii)


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                                 ARTICLE V

                     ADDITIONAL COVENANTS OF SUMMAGRAPHICS

     5.1  Issuance of Stock..............................  33
     5.2  Intercompany Agreements........................  33
     5.3  Amendment and Restatement of Articles of
           Incorporation.................................  33
     5.4  Preparation of Proxy Statement.................  34
     5.5  Additional Listing Application.................  34
     5.6  Filing of Form 10-C............................  34
     5.7  Hart-Scott-Rodino..............................  34
     5.8  Stock Option Plan..............................  34

                                   ARTICLE VI

                    COVENANTS OF CALCOMP AND LOCKHEED MARTIN

     6.1  Transfer of CalComp Exchange Shares............  34
     6.2  Intercompany Agreements........................  34
     6.3  Preparation of Proxy Statement.................  34
     6.4  Hart-Scott-Rodino..............................  34
     6.5  CalComp Financial Statements...................  35
     6.6  Pre-Closing Assistance.........................  35

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO CALCOMP'S
                  AND LOCKHEED MARTIN'S OBLIGATIONS HEREUNDER

     7.1  Representations, Warranties, Covenants.........  35
     7.2  No Adverse Canges..............................  36
     7.3  Due Diligence Audit of Summagraphics and its
           Subsidiaries..................................  36
     7.4  Legal Opinion..................................  36
     7.5  No Adverse Proceedings.........................  36
     7.6  Intercompany Agreements........................  36
     7.7 Approval by Stockholders of the Agreement, the Stock Option Plan and Amendment and
           Restatement of Summagraphics'
           Articles of Incorporation.....................  36
     7.8  Additional Listing Application.................  37
     7.9  Secretary's Certificate........................  37
     7.10 Compliance With Laws/Government Approvals......  37
     7.11 Backlog........................................  37

                                  ARTICLE VIII

     CONDITIONS PRECEDENT TO SUMMAGRAPHICS' OBLIGATIONS HEREUNDER

     8.1  Representations, Warranties, Covenants.........  37
     8.2  No Adverse Proceedings or Events...............  38

                                     (iii)

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     8.3  No Adverse Changes.............................  38
     8.4  Legal Opinion..................................  38
     8.5  Fairness Opinion...............................  38
     8.6  Stockholder Approval...........................  38
     8.7  Secretary's Certificate........................  38
     8.8  Intercompany Agreements........................  38

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

     9.1  Update Disclosure; Breaches....................  38
     9.2  Tax Returns....................................  39
     9.3  Best Efforts and Further Assurances............  39
     9.4  Payoff of Outstanding Indebtedness.............  39
     9.5  Directors and Officers Liability Insurance.....  39
     9.6  CalComp Taxes..................................  40

                                   ARTICLE X

                      TERMINATION, AMENDMENT, SURVIVAL OF
                       REPRESENTATIONS AND MISCELLANEOUS

    10.1  Amendment......................................  40
    10.2  Termination....................................  40
    10.3  Survival of Representations and Covenants......  42
    10.4  Expenses.......................................  42
    10.5  Notices........................................  42
    10.6  Entire Agreement in Effect.....................  43
    10.7  General........................................  43
    10.8  Governing Law..................................  43
    10.9  Counterparts...................................  43


                                     (iv)

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

List of Schedules and Exhibits
- ------------------------------

Schedule 1.3             Determination of Exchange Shares
Schedule 1.8             Treatment of Stock
                           Options/Severance/Incentive Compensation
Schedule 3.1(a)          Organization and Authority
Schedule 3.1(b)(1)       Capital Structure
Schedule 3.1(c)          Summagraphics Corporation - Corporate
                           Authority
Schedule 3.1(d)          Summagraphics Corporation - Subsidiaries
Schedule 3.1(e)          Summagraphics Corporation - Financial
                           Statements
Schedule 3.1(f)          Summagraphics Corporation - Absence of
                           Undisclosed Liabilities
Schedule 3.1(i)(1)(v)    Summagraphics Corporation - Property
                           (Encumbrances)
Schedule 3.1(j)          Summagraphics Corporation - Litigation
Schedule 3.1(k)          Summagraphics Corporation - Contracts and
                           Commitments
Schedule 3.1(m)          Summagraphics Corporation - Employee
                           Benefit Plans
Schedule 3.1(m)(vii)     Summagraphics Corporation - No Violations
                           of Plan
Schedule 3.1(n)(ii)      Summagraphics Corporation - Violations
Schedule 3.1(n)(iii)     Summagraphics Corporation - Environmental
                           Proceedings
Schedule 3.1(n)(v)       Summagraphics Corporation - Environmental
                           Permits
Schedule 3.1(n)(vi)      Summagraphics Corporation - Environmental
                           Spills
Schedule 3.1(n)(vii)     Hazardous Waste Handling
Schedule 3.1(o)          Summagraphics Corporation - Employees;
                           Directors and Officers
Schedule 3.1(p)          Summagraphics Corporation - Compliance
                           With Laws
Schedule 3.1(s)          Summagraphics Corporation - Product and
                           Service Warranty
Schedule 3.1(u)          Summagraphics Corporation - Labor Disputes
Schedule 3.1(v)          Summagraphics Corporation -Technology
Schedule 3.1(w)          Summagraphics Corporation - Opinion of
                           Financial Advisor
Schedule 3.1(aa)         Summagraphics Corporation - Banks and
                           Financial Institutions
Schedule 3.2(d)          CalComp Inc. - Subsidiaries
Schedule 3.2(e)          CalComp Inc. - Financial Statements
Schedule 3.2(j)          CalComp Inc. - Environmental Matters
Schedule 3.2(k)          CalComp Inc. - Compliance With Laws
Schedule 3.2(l)          CalComp Inc. - Technology
Schedule 4.2             Forbearance

                                      (v)

Exhibit A                Secured Convertible Debenture
Exhibit B                Intercompany Services Agreement
Exhibit C                Cash Management Agreement
Exhibit D                Tax Sharing Agreement
Exhibit E                Revolving Credit Agreement
Exhibit F                Registration Rights Agreement
Exhibit G                Corporate Agreement
Exhibit H                Fourth Amended and Restated Articles of
                           Incorporation
Exhibit I                Stock Option Plan


                                     (vi)

         PLAN OF REORGANIZATION AND AGREEMENT FOR THE EXCHANGE OF STOCK
             OF CALCOMP INC. FOR STOCK OF SUMMAGRAPHICS CORPORATION

          THIS PLAN OF REORGANIZATION AND AGREEMENT FOR THE EXCHANGE OF STOCK OF CALCOMP INC. FOR STOCK OF SUMMAGRAPHICS CORPORATION (this "Agreement"), dated this 19th day of March, 1996, is entered into by and among LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Lockheed Martin"), CALCOMP INC., a California corporation ("CalComp") and SUMMAGRAPHICS CORPORATION, a Delaware corporation ("Summagraphics"). Lockheed Martin, CalComp and Summagraphics individually are being referred to herein as a "Party" and collectively are referred to herein as "Parties."

                               W I T N E S E T H:
                               - - - - - - - - -

          WHEREAS, CalComp has an authorized capital of 1,000 shares of Common Stock of which 1,000 shares are issued and outstanding as of the date of this Agreement, all of which are owned by Lockheed Martin;

          WHEREAS, Summagraphics has an authorized capital of 20,000,000 shares of Common Stock, par value $.01 per share, of which 4,623,735 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding as of the date of this Agreement;

          WHEREAS, the boards of directors of each of Lockheed Martin, CalComp and Summagraphics deem it advisable and in the best interests of the Parties and their stockholders that Lockheed Martin exchange all of the issued and outstanding capital stock of CalComp for a number of newly issued shares of Common Stock of Summagraphics (the "Exchange"), as determined in accordance with the provisions of Section 1.3 below;

          WHEREAS, the Board of Directors of Summagraphics has approved (i) the transactions contemplated by this Agreement, (ii) the Fourth Amended and Restated Articles of Incorporation (as defined in Section 5.3) and (iii) the Stock Option Plan (as defined in Section 5.8) and recommended their submission to the stockholders of Summagraphics for approval;

          WHEREAS, the Parties desire the Exchange to qualify as a "reorganization" under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the Parties desire to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Parties agree as follows:

                                   ARTICLE I

                                  THE EXCHANGE

          1.1  The Exchange.  Upon performance of all covenants and obligations
               ------------
of the Parties contained in this Agreement and upon the terms and conditions contained herein, on the Closing Date (as hereinafter defined) Lockheed Martin agrees to transfer and deliver, or cause to be transferred and delivered, to Summagraphics all of the issued and outstanding CalComp Common Stock (the "CalComp Exchange Shares"), and Summagraphics agrees to issue and deliver to Lockheed Martin (or a direct or indirect wholly owned subsidiary of Lockheed Martin) such number of shares of Summagraphics Common Stock as is determined in accordance with the provisions of Section 1.3 below (the "Summagraphics Exchange Shares"). As a result of the Exchange, Summagraphics shall own 100% of the issued and outstanding capital stock of CalComp and Lockheed Martin (or a direct or indirect wholly owned subsidiary) shall own in the aggregate 89.7% of all of the issued and outstanding shares of Summagraphics Common Stock outstanding immediately following the Exchange (on a Fully Diluted Basis).

          1.2  Closing.  The consummation of the transactions contemplated by
               -------
this Agreement (the "Closing") will take place at such time on a date not prior to May 8, 1996 (the "Closing Date") as shall be mutually agreed to by Lockheed Martin and Summagraphics but in any case shall be as soon as reasonably practicable on or after the date of Summagraphics' special meeting of stockholders called to consider the Exchange. In no event shall the Closing Date be later than May 31, 1996, provided that if Securities and Exchange Commission clearance of the Proxy Statement (as hereinafter defined) occurs after April 26, 1996, the time for the Closing will be extended by a number of days equal to the number of days after April 26, 1996 that such clearance is received, but in no event beyond June 15, 1996.

          1.3  Determination of Summagraphics Exchange Shares.  The number of
               ----------------------------------------------
Summagraphics Exchange Shares delivered to Lockheed Martin shall equal a number of shares of Summagraphics Common Stock determined so that immediately after the Exchange Lockheed Martin owns 89.7% of all of the issued and outstanding capital stock of Summagraphics determined on a Fully Diluted Basis. For purposes of this Agreement, "Fully Diluted Basis" shall mean a basis whereby the aggregate number of shares of Common Stock for such determination includes (i) all Summagraphics Common Stock then issued and outstanding, (ii) all Summagraphics Common Stock that would be issued and outstanding upon the exercise, conversion or exchange of all outstanding warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Summagraphics Common Stock (or rights to acquire any such warrants, options or other rights), regardless of whether such warrants, options or other rights are then exercisable, convertible or exchangeable, (iii) all Summagraphics Common Stock which would be outstanding upon the exercise, conversion or exchange of all outstanding evidences of indebtedness, shares of capital stock or other securities (or rights to acquire any of the foregoing) which are or may be exercisable, convertible or exchangeable into shares of Common Stock, regardless of whether such evidences of indebtedness, shares of stock or other securities are then exercisable, convertible or exchangeable, and (iv) the Summagraphics Exchange Shares issuable upon such determination but excluding Summagraphics Common Stock issuable upon conversion of the Secured Convertible Debenture. For purposes of subsections (ii) and (iii) above, the number of shares of Summagraphics Common Stock issuable pursuant to options, warrants and rights of conversion that will be deemed to be outstanding will be determined using the "Treasury Stock Method" of accounting as defined in APB Opinion 15 based on an average of the closing prices, as reported in the Wall Street Journal -- NASDAQ National Market Issues, for the five days preceding Closing. An example of the calculation provided above is attached as Schedule 1.3.

          1.4  Employee Benefits.  Employees of CalComp and its subsidiaries
               -----------------
(each subsidiary of CalComp is hereinafter referred to as a "CalComp Subsidiary" or collectively as the "CalComp Subsidiaries") immediately prior to the Exchange will be eligible to continue to participate in all of the employee benefit programs of CalComp in which such employees were eligible to participate on the same terms and conditions as were previously applicable; provided, however, that they continue to meet the eligibility requirements of those programs. Employees of Summagraphics and its subsidiaries (each subsidiary of Summagraphics is hereinafter referred to as a "Summagraphics Subsidiary" or collectively as the "Summagraphics Subsidiaries") who are employees of Summagraphics or a Summagraphics Subsidiary immediately prior to the Exchange and who are not made eligible to participate in the employee benefit programs of CalComp following the Exchange will be eligible to continue to participate in all of the employee benefit plans of Summagraphics in which such employees were eligible to participate prior to the Exchange on the same terms and conditions as were previously applicable; provided, however, that they continue to meet the eligibility requirements of those programs. In the event that the Parties shall determine to extend eligibility to participate in the employee benefit programs of CalComp to employees who are employees of Summagraphics immediately prior to the Exchange, (i) service with Summagraphics and Summagraphics Subsidiaries shall be considered service with CalComp for purposes of determining eligibility and vesting under all such CalComp employee benefit programs and (ii) medical plans of CalComp will offer Summagraphics' employees full coverage for pre-existing conditions and credit for deductibles and co-insurance payments to date during the plan year. Notwithstanding the foregoing, nothing contained in this
Section 1.4 shall be deemed to convey any right or benefit upon any employee of CalComp or CalComp Subsidiaries or Summagraphics or Summagraphics Subsidiaries nor shall any such employee be entitled to enforce any provision of this Section
1.4. Nothing contained in this Section 1.4 shall be deemed to prohibit Summagraphics or CalComp or any of their respective Subsidiaries from terminating any employment relationship or any employee benefit program or changing the terms or conditions of employment or any employee benefit program at any time following the Closing.

          1.5  Board of Directors of Summagraphics.  At the Closing,
               -----------------------------------
Summagraphics shall deliver to Lockheed Martin letters effecting the resignation as of Closing of each of the then current directors of Summagraphics whose resignation is requested in writing by Lockheed Martin prior to Closing and Lockheed Martin shall appoint new directors by written consent. Lockheed Martin shall provide information with respect to the composition of the board of directors which it will appoint for use in connection with the Proxy Statement (as hereinafter defined).

          1.6  Officers of Summagraphics.  At the Closing, Summagraphics shall
               -------------------------
deliver to Lockheed Martin letters effecting the resignation as of Closing of each of the then current officers of Summagraphics whose resignation is requested in writing by Lockheed Martin prior to Closing and the new Board of Directors of Summagraphics to be appointed by written consent of Lockheed Martin under Section 1.5 above shall appoint new officers by written consent. Notwithstanding such resignations, it is understood and agreed that the officers are not waiving any rights they otherwise may have under employment and severance arrangements existing as of February 1, 1996 or any additional arrangements approved by Lockheed Martin and CalComp.

          1.7  Name Change.  Effective upon the Closing, Summagraphics shall
               -----------
change its name to CalComp Inc. and CalComp shall change its name to CalComp Technologies, Inc.

          1.8  Treatment of Stock Options/Severance/Incentive Compensation.  The
               -----------------------------------------------------------
manner in which currently outstanding employee stock options, employee severance payments and employee incentive compensation will be treated is as reflected on the letter attached to this Agreement as Schedule 1.8.

         1.9  Certain Definitions.  As used in this
              -------------------
Agreement, the following terms shall have the meanings set forth below:

          (a) "material" means material to Summagraphics or CalComp (as the case may be) and its respective subsidiaries, taken as a whole, and determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement with respect to materiality shall determine materiality in that instance.

          (b) "Material Adverse Effect," with respect to a Party, means an event, change or occurrence which, individually or in the aggregate, (i) is reasonably likely to result in a reduction in the consolidated stockholders' equity of such Party and its subsidiaries, taken as a whole, by the amount equal to or greater than $2,000,000 for Summagraphics and $15,000,000 for CalComp or
(ii) which has a material adverse impact on the ability of such Party to consummate the Exchange contemplated by this Agreement, provided that in determining whether a Material Adverse Effect has occurred under either (i) or
(ii), the effect of foreign currency translations recorded in the Parties equity in accordance with SFAS 52 for the applicable period shall be disregarded and the adverse impact of changes in laws or regulations or accounting rules of general applicability or interpretations thereof shall not be included.

          (c) "person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization.

          (d) "to the knowledge of" or "to the best of the knowledge of" Summagraphics or CalComp or similar phrases includes the actual knowledge of the current directors, the current executive officers (including the knowledge of the chief executive officer and chief financial officer (or person performing those functions) after reasonable inquiry) and the general counsel of Summagraphics or CalComp, as the case may be. For purposes of determining whether a person has actual knowledge of any fact, event, change or occurrence, such person shall be deemed to have the knowledge relating to such fact, event, change or occurrence which would have been gained had such person undertaken a reasonable inquiry in respect thereto.

          (e) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

          (f) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including, but not limited to, income, excise, property, sales, use, gains, transfer, franchise, payroll, value-added, withholding, employment, license fees, customs, duties, and other taxes, assessments and charges imposed by any governmental authority, including any interest, penalties or other additions to tax with respect to such amounts.

                                   ARTICLE II

                        CERTAIN EVENTS PRECEDING CLOSING

          In addition to the conditions precedent set forth in ARTICLES VII and VIII, the following events shall occur:

          2.1  Proxy Statement.  As promptly as practicable after the execution
               ---------------
and delivery of this Agreement, and in any event on or prior to March 25, 1996, the Parties shall prepare, and Summagraphics shall file with the Securities and Exchange Commission (the "SEC"), preliminary proxy materials (in form and content reasonably satisfactory to Lockheed Martin and CalComp) relating to the approval of the Fourth Amended and Restated Articles of Incorporation (as defined in Section 5.3), the Stock Option Plan (as defined in Section 5.8) and the transactions contemplated hereby by the stockholders of Summagraphics and, as promptly as practicable following receipt of SEC comments thereon, if any, Summagraphics shall file definitive proxy materials (the "Proxy Statement") with the SEC, which comply in form and substance with applicable SEC requirements, taking into account such comments and mail the Proxy Statement to its shareholders. The Proxy Statement shall include a recommendation of the Board of Directors of Summagraphics in favor of the Fourth Amended and Restated Articles of Incorporation, the Stock Option Plan and the transactions contemplated by this Agreement which shall not be changed unless the Board of Directors of Summagraphics, upon receipt of an unsolicited written proposal or offer which qualifies as an Acquisition Proposal within the meaning of Section
4.4 hereof or upon delivery of a notice by Summagraphics of termination of this Agreement in accordance with Section 10.2(b) based upon a material breach by Lockheed Martin of a representation, warranty, covenant or agreement contained herein, shall have received an opinion of counsel from Hughes & Luce, L.P. to the effect that to include such recommendation or not withdraw such recommendation if it were previously included is reasonably likely to result in a breach of the Board's fiduciary duty under applicable law. Lockheed Martin and CalComp shall furnish all information concerning CalComp and Lockheed Martin as may be reasonably requested by Summagraphics in connection with the actions contemplated by this Section 2.1.

          2.2  Interim Financing.  Simultaneously with the execution and
               -----------------
delivery of this Agreement, Summagraphics and Lockheed Martin shall execute and deliver the 9-1/4% Secured Convertible Debenture in the form attached hereto as Exhibit A (the "Secured Convertible Debenture") pursuant to which Lockheed Martin will make available borrowings and other forms of credit support in an aggregate principal amount not to exceed $2,500,000 to Summagraphics for the period between the execution and delivery of this Agreement and the Closing.

          2.3  Transfer of AGT Holdings, Inc. Stock.  As soon as practicable
               ------------------------------------
following May 8, 1996 and prior to Closing, CalComp shall distribute all of the issued and outstanding capital stock of AGT Holdings, Inc., a California corporation ("AGT") and wholly owned subsidiary of CalComp, to Lockheed Martin. The Parties acknowledge and agree that Summagraphics shall obtain no interest in the shares of AGT (and, consequently, the shares of Access Graphics Inc. owned by AGT) as a result of the transactions contemplated by this Agreement.

          2.4  Additional Filings.  As promptly as practicable after the
               ------------------
execution and delivery of this Agreement, each of the Parties shall prepare and file, or cause to be filed, any and all filings necessary or appropriate for the consummation of the transactions contemplated by this Agreement, including without limitation, any and all foreign filings and any and all filings under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as contemplated by Sections 5.7 and 6.4 hereof.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1  Representations and Warranties of Summagraphics.  In order to
               -----------------------------------------------
induce Lockheed Martin and CalComp to enter into this Agreement and to effectuate the transactions contemplated hereby, Summagraphics represents and warrants to Lockheed Martin the following:

           (a) ORGANIZATION AND AUTHORITY. Summagraphics is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Summagraphics Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of Summagraphics and the Summagraphics Subsidiaries (as defined in Section 3.1(d)) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Attached hereto as Schedule 3.1(a) for each of Summagraphics and each Summagraphics Subsidiary are complete and correct copies of (1) their charters (or other organizational documents) and all amendments thereto to the date hereof and (2) their bylaws (or other similar governing documents) as amended to the date hereof.

        (b)  CAPITAL STRUCTURE.

          (1) As of the date of this Agreement, the authorized capital stock of Summagraphics consists of 20,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Summagraphics Preferred Stock, $.01 par value per share. As of the date hereof, 4,623,735 shares of Summagraphics Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable. Summagraphics has no outstanding Preferred Stock. As of the date hereof, Summagraphics has outstanding options and warrants to purchase Summagraphics Common Stock as set forth on Schedule 3.1(b)(1).

          (2) Summagraphics has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares (other than those stock options and warrants listed on Schedule 3.1(b)(1)), or giving any person the right to subscribe for or acquire any such shares and no securities or obligations representing such rights are outstanding.

          (3) Since December 31, 1994, Summagraphics has not adjusted or amended the exercise price of any stock option previously awarded to any officer of Summagraphics, whether through amendment, cancellation or replacement grants, or any other means.

          (4) Summagraphics has not issued any stock appreciation right or any similar right entitling any person to any payment based on the value of Summagraphics capital stock.

        (c) AUTHORITY. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Summagraphics. Each of the Fourth Amended and Restated Articles of Incorporation (as defined in Section 5.3) and the Stock Option Plan (as defined in Section 5.8) have been approved by the Board of Directors of Summagraphics with the recommendation that, together with the transactions contemplated by this Agreement, they be submitted to the shareholders of Summagraphics for approval. This Agreement is the valid and binding obligation of Summagraphics and no further corporate authorization on the part of Summagraphics is necessary to consummate the transactions contemplated hereby or thereby except the approval by the stockholders of Summagraphics of (i) the Fourth Amended and Restated Articles of Incorporation pursuant to applicable law, (ii) the Stock Option Plan and (iii) the consummation of the Exchange pursuant to the requirements of the National Association of Securities Dealers. Except as otherwise set forth on Schedule 3.1(c), neither the execution and delivery of this Agreement, the consummation in accordance with the terms of this Agreement of the transactions contemplated hereby nor compliance by Summagraphics or any Summagraphics Subsidiary with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of their charters or bylaws (or other governing documents) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Summagraphics or any Summagraphics Subsidiary is a party or by which Summagraphics or any Summagraphics Subsidiary or any of their respective properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Summagraphics or any Summagraphics Subsidiary or any of their respective properties or assets. Except as otherwise disclosed on Schedule 3.1(c), no consent is required in connection with the execution and delivery by Summagraphics of this Agreement or the consummation of the transactions contemplated hereby.

          (d) SUBSIDIARIES. Except as set forth on Schedule 3.1(d), Summagraphics owns all the issued and outstanding shares of capital stock of each of Summagraphics Europe N.V., Summagraphics Belgium, N.V., Summagraphics Ltd., Summagraphics GmbH and CAD Warehouse, Inc. (collectively, the "Summagraphics Subsidiaries"). Except as set forth on Schedule 3.1(d), other than the Summagraphics Subsidiaries, neither Summagraphics nor any Summagraphics Subsidiary owns any shares of capital stock of any corporation or equity interests in any other person, nor does Summagraphics or any Summagraphics Subsidiary have or will have on the Closing Date any other subsidiaries.

          (e) FINANCIAL STATEMENTS. Attached hereto as Schedule 3.1(e) are Summagraphics' Annual Report to Stockholders and Form 10-K for the fiscal year ended May 31, 1995 and Summagraphics' Quarterly Report on Form 10-Q for the period ended November 30, 1995 which includes (1) the Unaudited Consolidated Balance Sheet as of November 30, 1995; (2) the Unaudited Consolidated Statements of Changes in Stockholders' Equity for the six months ended November 30, 1995 and 1994; (3) the Unaudited Consolidated Statement of Income for the six months ended November 30, 1995 and 1994 and (4) the Unaudited Consolidated Statements of Cash Flow for the six months ended November 30, 1995 and 1994 together with the Notes to those Consolidated Statements (the "Summagraphics Financial Statements"). Subject to the absence of certain footnote information in the unaudited statements, the Summagraphics Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated or as more particularly set forth therein. The Unaudited Consolidated Balance Sheets included as a part of the Summagraphics Financial Statements present fairly as of their respective dates the consolidated financial position and assets and liabilities of Summagraphics. The Unaudited Consolidated Statements of Income present fairly the consolidated results of operations of Summagraphics for the periods indicated.

          (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Summagraphics Financial

Statements or as disclosed on Schedule 3.1(f), neither Summagraphics nor any Summagraphics Subsidiary has (i) any liabilities or obligations of any nature or
(ii) any liabilities in the nature of employment contracts with, or agreements to pay bonuses to any of its directors, officers or employees, other than liabilities or obligations incurred in the ordinary course of business or specifically identified in schedules to this Agreement.

          (g) NO MATERIAL ADVERSE CHANGES. Since November 30, 1995, there has been and as of the Closing there will be no material adverse change in the assets or liabilities or in the business or condition (financial or otherwise) of Summagraphics or any Summagraphics Subsidiary.

          (h)  TAX MATTERS.

           (1) Summagraphics and each of the Summagraphics Subsidiaries have filed (or have caused to be filed on their behalf), or will file or cause to be filed, all Tax Returns required to be filed prior to the Closing, and have paid all Taxes required to be paid in respect of the periods covered by such Tax Returns or, where payment of such Taxes is not yet due, have established or will establish prior to the Closing, an adequate reserve for the payment of all Taxes which are accruable prior to the Closing. Summagraphics and the Summagraphics Subsidiaries will not have any material liability for any such Taxes in excess of the amounts so paid or the reserve so established and Summagraphics and the Summagraphics Subsidiaries are not delinquent in the payment of any material assessment of Taxes. No material deficiencies for any assessment of Taxes have been proposed, asserted or assessed against Summagraphics or the Summagraphics Subsidiaries which would not be covered by existing reserves and, as of the date of this Agreement, no requests for waivers of the time to assess any such Taxes are pending. To the best of its knowledge, Summagraphics and each of the Summagraphics Subsidiaries, has complied with all IRS requirements regarding the certification of taxpayer identification numbers of customers and backup withholding.

           (2) There are no liens for any Taxes upon the assets of Summagraphics or any Summagraphics Subsidiary, other than statutory liens for Taxes not yet due and payable.

           (3) Neither Summagraphics nor any Summagraphics Subsidiary is a party to, is bound by, or has any obligation under, a tax sharing agreement or arrangement for the allocation, apportionment, sharing, indemnification, or payment of Taxes.

           (4) Neither Summagraphics nor any Summagraphics Subsidiary is a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 280G of the Code, or any gross-up in connection with such an agreement, contract or arrangement.

     (i)  PROPERTY.

          (1) Summagraphics and the Summagraphics Subsidiaries own all operating real properties reflected as owned by them in the Summagraphics Financial Statements free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever (collectively, "Encumbrances"), except (i) liens for current taxes not yet due and payable, (ii) mortgages, deeds of trust or other Encumbrances reflected in the Summagraphics Financial Statements, (iii) such imperfections of title, easements and other Encumbrances as do not detract from or interfere with the present use of such operating real properties subject thereto or affected thereby, (iv) Encumbrances incurred in the ordinary course of business after the date of this Agreement with the written consent of Lockheed Martin, and (v) Encumbrances disclosed on Schedule 3.1(i)(1)(v) attached hereto.

          (2) As of the date of this Agreement, substantially all tangible real or personal property and assets material to the business operation or financial condition of Summagraphics and the Summagraphics Subsidiaries on a consolidated basis which are owned by them or in which any of them has an interest (other than a security interest) are in good operating condition and repair, ordinary wear and tear excepted.

          (3) All leases material to Summagraphics and the Summagraphics Subsidiaries on a consolidated basis pursuant to which Summagraphics and the Summagraphics Subsidiaries lease real property are valid and effective in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and there is not, under any such leases, any existing default by Summagraphics or the Summagraphics Subsidiaries or any event which with notice or lapse of time or both would constitute such a material default.

     (j) LITIGATION. Other than as set forth in Schedule 3.1(j), neither Summagraphics nor any of the Summagraphics Subsidiaries is a party to any pending or, to the best of Summagraphics' knowledge, threatened claim, action, suit, investigation or proceeding, nor is Summagraphics or any of the Summagraphics Subsidiaries subject to any order, judgment or decree. Except as set forth on Schedule 3.1(j), neither Summagraphics nor any of the Summagraphics Subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken, and, neither Summagraphics nor any of the Summagraphics Subsidiaries has received any notification from any governmental or regulatory authority, or the staff thereof, asserting that it is not in compliance with any statutes, regulations or ordinances which such authority enforces.

     (k) CONTRACTS AND COMMITMENTS.  Except as reflected in the
Summagraphics Financial Statements or as set forth on Schedule 3.1(k), neither Summagraphics nor the Summagraphics Subsidiaries has as of the date hereof and, except to the extent consented to in writing by Lockheed Martin, neither Summagraphics nor any of the Summagraphics Subsidiaries will have on the Closing Date:

          (1) any bonus, stock option or stock appreciation right or similar plans, deferred compensation plans, profit-sharing, retirement arrangements or other fringe benefit plans (other than those terminable at will by Summagraphics or the Summagraphics Subsidiary) nor any outstanding calls, commitments or agreements of any character requiring the issuance of shares of its capital stock;

          (2) any debt obligations for borrowed money (including guaranties or agreements to acquire such debt obligations of others);

          (3) any outstanding loans to any person;

          (4) any agreement for services or for the purchase or disposition of any equipment or supplies except those incurred in the ordinary course of business;

          (5) any lease of personal property with annual rent aggregating $50,000 or more;

          (6) any agreement or contract with any third party for the provision of services to Summagraphics or the Summagraphics Subsidiaries which involves payment by Summagraphics or the Summagraphics Subsidiaries of more than $10,000 per month and which (i) has more than six months to run from the date of this Agreement or (ii) may not be canceled by Summagraphics or the Summagraphics Subsidiaries as appropriate on 180 days notice or less without penalty; or

          (7) any outstanding loans to or loan participations with its officers, directors, significant stockholders (collectively "Insiders"), or to firms, partnerships or corporations in which any Insiders are partners, executive officers, directors or significant stockholders or to any Affiliate of an Insider or any contract, arrangement or understanding with any Insider or any Affiliate of any Insider requiring Summagraphics or any Summagraphics Subsidiaries to perform services or make payments in the future.

          (l) ACCURACY OF INFORMATION SUPPLIED. As of their respective filing dates, Summagraphics' Annual Reports on Form 10-K for the fiscal years ended May 31, 1995 and 1994, and any other filings made from and after the date of such latest Annual Report on Form 10-K with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such filings being collectively referred to herein as the "Summagraphics Filings") complied in all material respects with the regulations of the SEC, and none of the Summagraphics Filings, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The information that will be included (other than information provided in writing by Lockheed Martin specifically for inclusion in the

Proxy Statement) in the Proxy Statement or any amendment or supplement thereto pertaining to the transactions contemplated hereby that is filed with the SEC, at the time the Proxy Statement is filed and distributed to stockholders of Summagraphics, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements not misleading, provided that information as of a later date shall be deemed to modify information of an earlier date. This representation and warranty is being made solely for the benefit of Lockheed Martin and CalComp and is not intended, nor shall it be deemed to, create any rights in any third party.

         (m) SUMMAGRAPHICS' EMPLOYEE BENEFIT PLANS.  Attached hereto as
Schedule 3.1(m) is a true, correct and complete list of each employee benefit plan (each, a "Plan") to which Summagraphics or any Summagraphics Subsidiaries is a party, together with, as applicable, a true and correct copy of (i) the most recent annual report (Form 5500, 5500-C or 5500-R, as appropriate) filed with the IRS including audited financial reports, if any, (ii) each IRS favorable determination letter or opinion letter for each such Plan (or copies of any current pending correspondence in respect thereof) (iii) all Plan documents for each such Plan, (iv) each applicable Summary Plan Description, and
(v) the most recent actuarial report or valuation relating to each tax-qualified plan, or the equivalent of any of the foregoing under applicable law, if any. Except as set forth on Schedule 3.1(m):

          (1) There are no plans, programs, contracts, understandings or arrangements of any type (whether oral or written) of Summagraphics or a "Commonly Controlled Entity" (within the meaning of Sections 414(b), (c), (m),
(n) or (o) of the Code or regulations thereunder) which provide for pension, profit sharing, savings, executive compensation, incentive compensation, company cars or car allowances, deferred compensation, severance pay, bonuses, stock options, stock purchases, welfare, group insurance, medical disability, life, health, hospitalization, dental, vacation, sick pay, holiday, educational assistance, or any other form of employee or former employee benefits, whether established by contract, policy, custom or course of dealing, (including, but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and neither Summagraphics nor a Commonly Controlled Entity has previously sponsored or contributed to any such plan, program, contract, understanding or arrangement other than as listed and described on Schedule 3.1(m);

          (2) Neither Summagraphics nor any Commonly Controlled Entity has ever maintained a Plan which is subject to Title IV of ERISA;

          (3) Neither Summagraphics nor any Commonly Controlled Entity has ever been a party to any collective bargaining agreement;

          (4) Neither Summagraphics nor any Commonly Controlled Entity has ever maintained a "multi-employer plan" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, a

"multiple employer plan" within the meaning of Section 413 of the Code, or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA;

          (5) With respect to the Plans which are "welfare plans" within the meaning of Section 3(1) of ERISA: (i) none of those Plans provide medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment other than as required by applicable law; and (ii) each of those Plans have been operated in material compliance with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA and all other applicable laws concerning continuation or conversion of coverage; and (iii) none of those Plans have any reserves, assets, surplus or prepaid premiums;

          (6) With respect to each of the Plans: (i) if intended to qualify under Section 401(a) or 403(a) of the Code, the Plan has been maintained and administered at all times in full compliance with its terms and applicable laws and regulations and has been so qualified during the period from its adoption to date and the trust forming a part thereof is exempt from taxation pursuant to
Section 501(a) of the Code, a favorable determination letter as to qualification under Section 401 of the Code has been issued and any amendments required for continued qualification under Section 401 of the Code have been timely adopted and nothing has occurred subsequent to the date of such determination letter that could reasonably be expected to adversely affect the qualified status of such Plan; (ii) no event has occurred and there exists no circumstance under which Summagraphics could directly, or indirectly through a Commonly Controlled Entity, incur any liability with respect to any current or former employee (or any beneficiary of any current or former employee) of Summagraphics or any Commonly Controlled Entity under ERISA, the Code or otherwise (other than the normal cost of benefits occurring in the ordinary course under the unfunded Plans); (iii) there are no actions, suits or claims pending or threatened with respect to any Plan or against any fiduciary or the assets of any Plan (other than claims for benefits in the ordinary course) and there are no facts which could give rise to any such actions, suits or claims, and no Plan is under audit or investigation by any governmental authority; (iv) no event has occurred with respect to any Plan or any employee benefit plan sponsored, maintained or contributed to by Summagraphics or a Commonly Controlled Entity which could be reasonably expected to subject any Plan, Summagraphics or any Party directly or indirectly (through indemnification agreement or otherwise) to any liability for or as a result of a breach of fiduciary duty, a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a civil penalty under Section 502 of ERISA or a tax under Section 4971 of the Code; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred; (vi) no "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) has occurred; (vii) all contributions required to be made to, or benefit liabilities arising under, any Plan for all periods prior to the date hereof and the Closing Date have been, or will as of the Closing Date be, paid or accrued; (viii) all contributions intended to be deductible have met the requirements for deductibility under the Code; (ix) each Plan is in compliance with the annual reporting requirements under ERISA and the Code; (x) each Plan has been operated in accordance with its terms and with all applicable laws, including, but not limited to ERISA, the Code, federal securities laws and state insurance and health care continuation and conversion laws.

          (7) Except as set forth on Schedule 3.1(m)(vii), consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to any bonus, incentive or severance pay or payments, or (ii) accelerate the time of payment or vesting of any benefit under any Plan, increase the amount of compensation due to any individual from Summagraphics prior to, or after the Closing Date, or increase any benefits otherwise payable under any Plan, (iii) result in the payment of an amount subject to the provisions of Section 280G of the Code, or (iv) give rise to any liability or obligation of Summagraphics pursuant to any Plan.

          (8) Except as previously consented to in writing by Lockheed Martin, since November 30, 1995, neither Summagraphics nor a Commonly Controlled Entity has adopted or communicated to employees of Summagraphics any change to, or termination of, any Plan or the adoption of a new employee benefit plan or arrangement affecting the employees of Summagraphics or their dependents.

          (9) Except in the normal course of business, neither Summagraphics nor any Summagraphics Subsidiaries is bound to make, nor has Summagraphics or any Summagraphics Subsidiary proposed the making of, bonus or incentive or other similar payments to any employees or consultants at any future date or an increase to the compensation of any employee or consultant. None of Summagraphics nor any Summagraphics Subsidiaries will be liable by reason of this Agreement or any of the transactions contemplated hereby, to make payments to employees by way of damages or compensation for loss of office or for redundancy or unfair dismissal or any like payment, other than payments of severance benefits under Plans disclosed in this Agreement as contemplated by
Section 1.8.

      (n) ENVIRONMENTAL MATTERS. (i) For purposes of this Section 3.1(n) and Section 3.2(j), the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state, local or foreign law (including case or common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response,

     Compensation and Liability Act ("CERCLA"), as amended, 42 U.S.C. (S) 9601, et seq; the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. (S) 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (S) 7401, et seq; the Federal Water Pollution Control act, as amended, 33 U.S.C. (S) 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.(S) 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S) 11001, et seq; the Safe Drinking Water Act, 42 U.S.C.
     (S) 300f, et seq; the Solid Waste Disposal Act, as amended; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance(s)" means any substance that is toxic, ignitable, reactive, corrosive, radioactive, or caustic or is regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, or pollutant, including without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or is otherwise regulated under or the subject of applicable Environmental Laws.

          "Remedial Action" means the investigation, removal, clean-up or remediation of contamination, environmental degradation or damage arising from or related to the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, threatened release or emission of Hazardous Substances, including without limitation, investigations, responses and remedial actions under CERCLA, corrective action under RCRA 42 U.S.C. (S)(S)3004(u) and (v), 3008(h) and 7003, and clean-up requirements under Environmental Laws.

          (ii) Except as set forth on Schedule 3.1(n)(ii), neither Summagraphics, any of the Summagraphics Subsidiaries, nor any properties owned or operated by Summagraphics or any of the Summagraphics Subsidiaries or in which any such entity has a security interest, has been, or is, in violation of or liable under any Environmental Law.

          (iii) Except as set forth on Schedule 3.1(n)(iii), there are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best knowledge of Summagraphics, threatened, relating to the liability of any properties owned or operated by Summagraphics or any of the Summagraphics Subsidiaries or in which such entity has a security interest under any Environmental Law.

          (iv) The facilities occupied or used by Summagraphics or any of the Summagraphics Subsidiaries and any other real property presently or formerly owned by, used by or leased to or by Summagraphics or any of the Summagraphics Subsidiaries or any predecessor of Summagraphics or any of the Summagraphics Subsidiaries (collectively, the "Property"), the existing and prior uses of such Property and all operations of the businesses of Summagraphics or any of the Summagraphics Subsidiaries or any predecessor of Summagraphics or any of the Summagraphics Subsidiaries comply, and have at all times complied, in all material respects with all Environmental Laws and each of Summagraphics and the Summagraphics Subsidiaries is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such Property or the conduct of its business, any Environmental Law.

          (v) Except as set forth on Schedule 3.1(n)(v), each of Summagraphics and the Summagraphics Subsidiaries has all material permits, registrations, approvals and licenses required by any governmental agency under any Environmental Law.

          (vi) Except as set forth on Schedule 3.1(n)(vi), there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Property of any Hazardous Substances in violation of Environmental Laws or requiring Remedial Action.

          (vii) Except as set forth on Schedule 3.1(n)(vii), there has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from such Property. No asbestos-containing materials, underground storage tanks or polychlorinated biphenyls (PCBs) are located on such Property.

          (viii) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or, to the best knowledge of Summagraphics, threatened, by any governmental entity or any foreign governmental entity or third party with respect to the business or any in connection with any actual or alleged failure to comply with any requirement of any Environmental Law.

          (o) EMPLOYEES; DIRECTORS AND OFFICERS. Schedule 3.1(o) sets forth a true, correct and complete list of all employees of Summagraphics and each Summagraphics Subsidiary together with current annual or hourly compensation. In addition, Schedule 3.1(o) identifies each director and officer of Summagraphics and each of the Summagraphics Subsidiaries.

          (p) COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.1(p), neither Summagraphics nor any Summagraphics Subsidiaries (i) is in violation of any law, order or permit applicable to its business or (ii) has received any notification or communication from any agency or federal, state or local government or any regulatory authority or the staff thereof (a) asserting that either Summagraphics or any of the Summagraphics Subsidiaries is not in compliance with any law or order; or (b) threatening to revoke any material permits, or (c) requiring either Summagraphics or any Summagraphics Subsidiaries (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or (2) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

          (q) INSURANCE. Summagraphics and the Summagraphics Subsidiaries are presently insured, and since December 31, 1993 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Summagraphics and the Summagraphics Subsidiaries are in full force and effect, Summagraphics and the Summagraphics Subsidiaries are not in material default thereunder, and all material claims thereunder have been filed in due and timely fashion. Summagraphics and the Summagraphics Subsidiaries have no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Summagraphics and the Summagraphics Subsidiaries have no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any claim against it not fully covered (except to he extent of any applicable deductible) by the policies or binders referred to above.

          (r) APPLICABLE TAKEOVER LAWS. Summagraphics has taken all necessary action to exempt (i) the transactions contemplated by this Agreement (including, without limitation, the issuance of the Secured Convertible Debenture and the Summagraphics Exchange Shares) and (ii) any transaction between or among Lockheed Martin and any other Party after the Closing (to the extent that applicable law permits the exemption of any such transaction therefrom), from any applicable anti-takeover laws including, without limitation, the provisions of Section 203 of the Delaware General Corporation Law to the extent applicable. In addition, Summagraphics has taken all action necessary or appropriate so that the entering into this Agreement and the consummation of the transactions contemplated by this Agreement will be exempt from any change of control or anti-takeover provisions of the Articles of Incorporation, Bylaws, or other governing instruments of Summagraphics or any Summagraphics Subsidiaries and will not restrict or impair the ability of Lockheed Martin to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Summagraphics or any Summagraphics Subsidiaries that may be acquired or controlled by Lockheed Martin.

          (s) PRODUCT AND SERVICE WARRANTY. Except as set forth on Schedule 3.1(s), no product manufactured, sold, leased or delivered by Summagraphics or any Summagraphics Subsidiaries nor any service rendered by Summagraphics or any Summagraphics Subsidiaries, is subject to any guaranty, warranty, or other indemnity. Each product manufactured, sold, leased, or delivered by Summagraphics, and each service rendered by Summagraphics, has conformed with all applicable contractual commitments and all express and implied warranties. Neither Summagraphics nor any Summagraphics Subsidiary has any liability and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of Summagraphics or any Summagraphics Subsidiary that would be reasonably likely to give rise to any liability or claim for replacement or repair thereof or other damages in connection therewith. There is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Summagraphics or any Summagraphics Subsidiaries that could reasonably be expected to give rise to any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Summagraphics or any of its Subsidiaries or any service rendered by Summagraphics or any of its Subsidiaries.

          (t) SUMMAGRAPHICS COMMON STOCK TO BE ISSUED. Each share of Summagraphics Common Stock to be issued to Lockheed Martin in connection with the consummation of the transactions contemplated by this Agreement, when issued, will be validly authorized and issued, fully paid and non-assessable. Immediately following Closing, Lockheed Martin will own 89.7% of the issued and outstanding capital stock of Summagraphics on a Fully Diluted Basis. There are no existing options, subscriptions, warrants, rights, contracts, commitments, understandings, arrangements, or agreements of any nature to which Summagraphics or any Summagraphics Subsidiaries are a party or by which any of them are bound, relating to the issuance, sale, delivery or transfer of the Summagraphics Exchange Shares other than this Agreement.

          (u) LABOR DISPUTES. There is neither pending nor, to the best knowledge of Summagraphics, threatened, any labor dispute, strike or work stoppage which adversely affects or which may adversely affect Summagraphics' business or the business of any Summagraphics Subsidiaries or which may interfere with the continued operation of Summagraphics' business or the business of any Summagraphics Subsidiaries after Closing. Except as set forth on Schedule 3.1(u) attached hereto, neither Summagraphics nor any agents, representatives or employees of Summagraphics, in connection with its business, has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending nor, to the knowledge of Summagraphics, threatened any unfair labor practice charge against Summagraphics or any Summagraphics Subsidiaries within the jurisdiction of the National Labor Relations Board or any representative thereof or the jurisdiction of any similar state, local or foreign authority. Except as set forth on
Schedule 3.1(u), (i) there are no employment agreements, collective bargaining agreements or other agreements relating to employment between Summagraphics or any Summagraphics Subsidiaries and any of their respective employees, and (ii) no employee of Summagraphics has any contractual right to continued employment with Summagraphics or any Summagraphics Subsidiaries following consummation of the transactions contemplated by this Agreement.

          (v) TECHNOLOGY. Summagraphics owns, or is licensed or otherwise entitled to use or (with respect to such of the following which pertain only to Summagraphics' business as conducted or proposed to be conducted) can obtain on reasonable terms rights to all patents, trademarks, tradenames, servicemarks, copyrights, schematics, technology, know-how, computer software programs or applications in tangible or intangible proprietary information or material that are used or proposed to be used in the business of Summagraphics or any Summagraphics Subsidiaries as currently conducted or as presently proposed to be conducted by Summagraphics or any Summagraphics Subsidiaries (the "Summagraphics Intellectual Property Rights"). Schedule 3.1(v) lists all patents, patent applications, trademarks, tradenames, and servicemarks including all registrations for, and pending applications to register, such trademarks, tradenames and servicemarks, included in the Summagraphics Intellectual Property Rights, together with a list of all Summagraphics' currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Patent & Trademark Office. Except as set forth on Schedule 3.1(v), no claims with respect to the Summagraphics Intellectual Property Rights have been asserted, or to the knowledge of Summagraphics, are threatened by any person nor does Summagraphics or any Summagraphics Subsidiary know of any valid grounds for any bona fide claim (i) to the effect that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by Summagraphics or any Summagraphics Subsidiary infringes on any patents of any person, (ii) against the use by Summagraphics or any Summagraphics Subsidiary of any trademarks, tradenames, trade secrets, copyrights, technology, know-how, processes or computer software programs and applications used in the business of Summagraphics and the Summagraphics Subsidiaries as currently conducted or presently proposed to be conducted or (iii) challenging the ownership, validity or effectiveness of any of the Summagraphics Intellectual Property Rights. To Summagraphics' knowledge, all granted and issued patents and all registered trademarks listed on Schedule 3.1(v) and all copyrights held by Summagraphics are valid and existing. To Summagraphics' knowledge, there is no unauthorized use, infringement or misappropriation of any of the Summagraphics Intellectual Property Rights by any third party, employee or former employee.

          (w) OPINION OF FINANCIAL ADVISOR. Summagraphics has been advised in writing by its financial advisor, Needham & Company, Inc., that in its opinion, as of the date hereof, the terms of the transactions described herein are fair, from a financial point of view, to Summagraphics and its stockholders. A copy of that opinion is attached hereto as Schedule 3.1(w).

          (x) BOOKS AND RECORDS. The books of account, stock records, minute books and other records of Summagraphics and the Summagraphics Subsidiaries are complete and correct in all material respects and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the Summagraphics Financial Statements.

          (y) FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by Summagraphics to Lockheed Martin or CalComp in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

          (z) INVESTMENT REPRESENTATION. Summagraphics is aware that the CalComp Exchange Shares are not registered under the Securities Act of 1933 (the "Securities Act"). Summagraphics possesses such knowledge and experience in business matters that it is capable of evaluating the merits and risks of its investments hereunder. Summagraphics has been provided access to all information and personnel as Summagraphics deems necessary or advisable in connection with its investment decision hereunder. Summagraphics is acquiring the CalComp Exchange Shares for its own account, for investment purposes only and not with a view to distribution thereof. Summagraphics agrees not to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the CalComp Exchange Shares, without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

          (aa) BANKS AND FINANCIAL INSTITUTIONS. Schedule 3.1(aa) sets forth a true, correct and complete list of each bank or financial institution from which Summagraphics currently has outstanding indebtedness together with the aggregate amount outstanding as of the date of this Agreement. Attached to schedule 3.1(aa) is a true, correct and complete copy of each agreement listed thereon.

          (bb) BACKLOG. At and as of May 31, 1996, Summagraphics shall have received bona fide purchase orders for sales in the "input" and "cutter" portions of Summagraphics business ("Backlog") which management of Summagraphics reasonably believes will result in net sales of not less than $2,750,000 and which Backlog is reasonably expected to be filled in accordance with the terms thereof. In the event that the Closing occurs prior to May 31, 1996, Summagraphics shall have Backlog which, together with prospective orders expected by May 31, 1996, management reasonably believes will result in Backlog of not less than $2,750,000 in the aggregate as of May 31, 1996.

     3.2  Representations and Warranties of CalComp.  In order to induce
          -----------------------------------------
Summagraphics to enter into this Agreement and to consummate the transactions contemplated hereby, CalComp represents and warrants to Summagraphics as follows:

          (a) ORGANIZATION, STANDING AND POWER. CalComp is a corporation duly organized, validly existing and in good standing under the laws of the State of California and, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the CalComp Subsidiaries has all requisite power and authority to own, lease and operate the properties and to carry on its business as now being conducted.

         (b)  CAPITAL STRUCTURE.

          (i) As of the date hereof, the authorized capital stock of CalComp consists of 1,000 shares of Common Stock of which 1,000 shares are issued and outstanding. As of the date hereof and as of the Closing Date, all outstanding shares of capital stock of CalComp have been validly issued and are fully paid and nonassessable. Lockheed Martin owns 100% of the issued and outstanding shares of capital stock of CalComp.

          (ii) CalComp has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares, or giving any person the right to subscribe for or acquire any such shares and no securities or obligations representing such shares are outstanding.

         (c) AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of the Board of Directors and sole stockholder of CalComp and this Agreement is the valid and binding obligation of CalComp. Except for the Joint Venture (as defined in Section 3.2(d) below), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, nor compliance by CalComp and the CalComp Subsidiaries with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of CalComp's Articles of Incorporation or Bylaws, or conflict with or result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument, or violate the provisions of any agreement to which CalComp is a party or by which it or any of its properties or assets may be bound in any instance in which such right of termination, cancellation, or acceleration if exercised or such violation would have a Material Adverse Effect, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CalComp or any CalComp Subsidiaries or any of its properties or assets. Except for CalComp's Joint Venture affiliate, no consent or approval by any governmental authority is required for the execution and delivery by CalComp of this Agreement and the consummation of the transactions contemplated hereby, except for the approval of all the applicable regulatory agencies and meeting of conditions herein set forth.

         (d) SUBSIDIARIES. Schedule 3.2(d) sets forth a true, correct and complete list of each corporation of which CalComp directly or indirectly owns all of the issued and outstanding shares of capital stock (collectively, the "CalComp Subsidiaries"). In addition, CalComp owns 1,706 shares (out of a total of 3,887 shares) of NS CalComp Corporation (Japan) as part of a joint venture with Nippon Steel Corporation (which owns 1,978 Shares) and Sumitomo Corporation (which owns 194 Shares) (the "Joint Venture"). Other than the CalComp Subsidiaries and the Joint Venture, CalComp owns no shares of capital stock of any other corporation or equity interest in any other person, and has and will have on the Closing Date no other subsidiaries. The Parties acknowledge that as of the

Closing, CalComp will not own and will not have any interest in the following subsidiaries: AGT Holdings, Inc., Access Graphics, Inc., Advanced Products Group, Inc. (Georgia), CAD Source, Inc., Access Graphics (U.K.) Ltd., Access Graphics of Canada Inc., Access Graphics B.V. and Access Graphics S.A. de C.V. CalComp is currently dissolving CalComp Foreign Sales Corp. (Barbados) and therefore does not represent that as of the date of signing of this Agreement nor as of the Closing Date that it does or will own such subsidiary.

          (e) FINANCIAL STATEMENTS. Attached hereto as Schedule 3.2(e) are the Consolidated Balance Sheets of CalComp for each of the fiscal years ended December 31, 1995 and 1994, the Consolidated Income Statement of CalComp for each of the years in the three year period ended December 31, 1995, Statement of Shareholders' Equity for each of the years ended in the three year period ended December 31, 1995 and the Consolidated Statement of Cash Flow of CalComp for each of the years in the three year period ended December 31, 1995, each prepared on a basis which treats the disposition of AGT as if it had occurred prior to the date of such financial statements. Subject to the absence of certain footnote information in the financial statements attached as Schedule 3.2(e), those financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated or as more particularly set forth therein. The Balance Sheets of CalComp for each of the fiscal years ended December 31, 1995 and 1994 present fairly as of their respective dates the consolidated financial position and assets and liabilities of CalComp. The Consolidated Income Statement of CalComp for each of the years in the three year period ended December 31, 1995, present fairly the consolidated results of operations of CalComp for the periods indicated. The CalComp Financial Statements to be delivered in accordance with the provisions of Section 6.5 to Summagraphics will, at the time they are so delivered be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the CalComp Financial Statements will be prepared on a basis to reflect the disposition of AGT as contemplated by Section 2.4.

          (f) ABSENCE OF UNDISCLOSED LIABILITY. Except to the extent reflected or reserved against in the CalComp Financial Statements, neither CalComp nor any CalComp Subsidiary as of the date of this Agreement has (i) any liabilities or obligations of any nature or (ii) any liabilities in the nature of employment contracts with, or agreements to pay bonuses to any of its directors, officers or employees, other than liabilities or obligations incurred in ordinary course of business or specifically identified in schedules to this Agreement.

          (g) NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has been and as of the Closing there will be no material adverse change in the assets or liabilities or in the business or condition (financial or otherwise), results of operations or prospects of CalComp.

          (h) LITIGATION. There are no actions, proceedings or investigations pending or, to the best of CalComp's knowledge, threatened against CalComp or its Subsidiaries which, in the opinion of CalComp's in-house counsel is likely to have a Material Adverse Effect on the financial conditions or operations of CalComp and its subsidiaries. Neither CalComp nor any of its Subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken, and, neither CalComp nor any of its Subsidiaries has received any notification from any governmental or regulatory authority, or the staff thereof, asserting that it is not in compliance with any statutes, regulations or ordinances which such authority enforces, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the financial conditions of CalComp and its Subsidiaries.

          (i) ACCURACY OF INFORMATION SUPPLIED. The information that will be provided in writing by CalComp specifically for inclusion in the Proxy Statement or any amendment or supplement thereto pertaining to the transactions contemplated hereby that is filed with the SEC, at the time the Proxy Statement is filed and distributed to stockholders of Summagraphics will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements not misleading, provided that information as of a later date shall be deemed to modify information of an earlier date. This representation and warranty is being made solely for the benefit of Summagraphics and Lockheed Martin and is not intended, nor shall it be deemed to, create any rights in any third party.

          (j) ENVIRONMENTAL MATTERS. (i) To the best knowledge of CalComp, and except as set forth on Schedule 3.2(j), neither CalComp, any of the CalComp Subsidiaries, nor any properties owned or operated by CalComp or any of the CalComp Subsidiaries or in which any such entity has a security interest, has been or is in violation of or liable under any Environmental Law.

           (ii) Except as set forth on Schedule 3.2(j), there are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted, pending or threatened relating to the liability of any properties owned or operated by CalComp or any of the CalComp Subsidiaries or in which such entity has a security interest under any Environmental Law.

           (iii) To the best knowledge of CalComp, the facilities occupied or used by CalComp or any of the CalComp Subsidiaries and any other real property presently or formerly owned by, used by or leased to or by CalComp or any of the CalComp Subsidiaries or any predecessor of CalComp or any of the CalComp Subsidiaries (collectively, the "Property"), the existing and prior uses of such Property and all operations of the businesses of CalComp or any of the CalComp Subsidiaries or any predecessor of CalComp or any of the CalComp Subsidiaries comply and have at all times complied in all material respects with all Environmental Laws and each of CalComp and the CalComp Subsidiaries is not in violation of nor has it violated, in connection with the ownership, use, maintenance or operation of such Property or the conduct of its business, any Environmental Law.

          (iv) Except as set forth on Schedule 3.2(j), each of CalComp and the CalComp Subsidiaries has all material permits, registrations, approvals and licenses required by any governmental agency or Environmental Law.

          (v) To the best knowledge of CalComp, and except as set forth on
Schedule 3.2(j), there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above such Property or into the environment surrounding such Property of any Hazardous Substances in violation of Environmental Laws or requiring Remedial Action.

          (vi) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or threatened by any governmental entity or any foreign governmental entity or third party with respect to the business or any in connection with any actual or alleged failure to comply with any requirement of any Environmental Law.

         (k) COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.2(k), neither CalComp nor any CalComp Subsidiaries (i) is in violation of any law, order or permit applicable to its business or (ii) has received any notification or communication from any agency or federal, state or local government or any regulatory authority or the staff thereof (a) asserting that either CalComp or any of the CalComp Subsidiaries is not in compliance with any law or order; or
(b) threatening to revoke any material permits, or (c) requiring either CalComp or any CalComp Subsidiaries (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or (2) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

         (l) TECHNOLOGY. CalComp owns, or is licensed or otherwise entitled to use or (with respect to such of the following which pertain only to CalComp's business as conducted or proposed to be conducted) can obtain on reasonable terms rights to all patents, trademarks, tradenames, servicemarks, copyrights, schematics, technology, know-how, computer software programs or applications in tangible or intangible proprietary information or material that are used or proposed to be used in the business of CalComp or any CalComp Subsidiaries as currently conducted or proposed to be conducted by CalComp or any CalComp Subsidiaries (the "CalComp Intellectual Property Rights"). Except as set forth on Schedule 3.2(l), no claims with respect to the CalComp Intellectual Property Rights have been asserted, or to the knowledge of CalComp, are threatened by any person nor does CalComp or any CalComp Subsidiary know of any valid grounds for any bona fide claim (i) to the effect that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by CalComp or any CalComp Subsidiary infringes on any patents of any person, (ii) against the use by CalComp or any CalComp Subsidiary of any trademarks, tradenames, trade secrets, copyrights, technology, know-how, processes or computer software programs and applications used in the business of CalComp and any CalComp Subsidiaries as currently conducted or proposed to be conducted or (iii) challenging the ownership, validity or effectiveness of any of the CalComp Intellectual Property Rights. To CalComp's knowledge, all granted and issued patents, all registered trademarks, and all copyrights that constitute part of the CalComp Intellectual Property Rights are valid and existing. To CalComp's knowledge, there is no unauthorized use, infringement or misappropriation of any of the CalComp Intellectual Property Rights by any third party, employee or former employee.

     3.3  Representations and Warranties of Lockheed Martin.  In order to induce
          -------------------------------------------------
Summagraphics to enter into this Agreement and to consummate the transactions contemplated hereby, Lockheed Martin represents and warrants to Summagraphics as follows:

          (a) ORGANIZATION AND STANDING. Lockheed Martin is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and, has all of the requisite corporate power and authority to consummate the transactions contemplated by this Agreement.

          (b) AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Lockheed Martin and this Agreement is the valid and binding obligation of Lockheed Martin. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Lockheed Martin with any of the provisions hereof will
(i) conflict with or result in a breach of any provision of Lockheed Martin's Charter or Bylaws, or result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument, or result in a violation of any material agreement to which Lockheed Martin is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Lockheed Martin or any of its properties or assets. No consent or approval by any governmental authority is required for the execution and delivery by Lockheed Martin of this Agreement or the consummation of the transactions to be consummated by Lockheed Martin hereunder, except for the approval of all the applicable regulatory agencies and meeting of conditions hereinafter set forth.

          (c) LITIGATION. There are no actions, proceedings or investigations pending or, to the best of Lockheed Martin's knowledge, threatened against Lockheed Martin or any Lockheed Martin Subsidiary which, if adversely determined, would have a Material Adverse Effect on the ability of Lockheed Martin to consummate the transactions contemplated by this Agreement. Neither Lockheed Martin nor any of its Subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken, and, neither Lockheed Martin nor any of its Subsidiaries has received any notification from any governmental or regulatory authority, or the staff thereof, asserting that it is not in compliance with any statutes, regulations or ordinances which such authority enforces, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Lockheed Martin to consummate the transactions contemplated by this Agreement.

          (d) OWNERSHIP OF CALCOMP EXCHANGE SHARES. Lockheed Martin owns 100% of the outstanding capital stock of CalComp of record and beneficially, and, as of the Closing, free and clear of any Encumbrance. Upon the Closing of the Exchange and the delivery of the CalComp Exchange Shares to Summagraphics, Summagraphics will acquire the entire legal and beneficial interest in and to all of the CalComp Exchange Shares, free and clear of any Encumbrance other than any Encumbrance which is a result of the terms of any agreement to which Summagraphics is party, or any order, claim or other charge against Summagraphics.

          (e) INVESTMENT REPRESENTATION. Lockheed Martin is aware that the Summagraphics Exchange Shares are not registered under the Securities Act. Lockheed Martin possesses such knowledge and experience in business matters that it is capable of evaluating the merits and risks of its investments hereunder. Lockheed Martin agrees not to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Summagraphics Exchange Shares, without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

          (f)    TAX MATTERS.

           (i) CalComp and each of the CalComp Subsidiaries have filed (or had filed on their behalf), or will file or cause to be filed, all Tax Returns required to be filed prior to the Closing, and have paid all Taxes required to be paid in respect of the periods covered by such Tax Returns or, where payment of such Taxes is not yet due, have established or will establish prior to the Closing, an adequate reserve for the payment of all Taxes which are accruable prior to the Closing. CalComp and the CalComp Subsidiaries will not have any material liability for any such Taxes in excess of the amounts so paid or the reserve so established and CalComp and the CalComp Subsidiaries are not delinquent in the payment of any material assessment of Taxes. No material deficiencies for any assessment of Taxes have been proposed, asserted or assessed against CalComp or the CalComp Subsidiaries which would not be covered by existing reserves and, as of the date of this Agreement, no requests for waivers of the time to assess any such Taxes are pending. CalComp, and to the best of CalComp's knowledge, each of the CalComp Subsidiaries, has complied with all IRS requirements regarding the certification of taxpayer identification numbers of customers and backup withholding.

          (ii) There are no liens for any Taxes upon the assets of CalComp or any CalComp Subsidiary, other than statutory liens for Taxes not yet due and payable.

          (iii) Neither CalComp nor any CalComp Subsidiary is a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 280G of the Code, or any gross-up in connection with such an agreement, contract or arrangement.

         (g) ACCURACY OF INFORMATION SUPPLIED. The information which will be provided in writing by Lockheed Martin specifically for inclusion in the Proxy Statement pertaining to the transactions contemplated hereby, at the time such information is provided will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements not misleading, provided that information as of a later date shall be deemed to modify information of an earlier date. This representation and warranty is being made solely for the benefit of Summagraphics and is not intended, nor shall it be deemed to, create any rights in any third party.

                                   ARTICLE IV

                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     4.1  Conduct of the Business of Summagraphics and its Subsidiaries' Prior
          --------------------------------------------------------------------
to the Closing.  During the period from the date of this Agreement to the
- --------------
Closing and except as otherwise expressly provided in the last sentence of
Section 4.4, Summagraphics shall, and Summagraphics shall cause the Summagraphics Subsidiaries to, conduct their respective operations according to the ordinary and usual course of business consistent with current practices and use their reasonable best efforts to maintain and preserve their business organizations, employees and advantageous business relationships. Notwithstanding the foregoing, Summagraphics shall not enter into any employee benefit plan or arrangement with any employee, officer or director without the prior consent of CalComp and Lockheed Martin.

     4.2  Forbearance.
          -----------

          (a) During the period from the date of this Agreement to the Closing and except as contemplated by this Agreement (including with respect to Section 4.2(a)(v), (vi) and (viii) below the provisions of the last sentence of Section 4.4) and as set forth on Schedule 4.2, neither Summagraphics nor any Summagraphics Subsidiaries shall without the prior written consent of CalComp and Lockheed Martin:

               (i) make any changes to their respective Articles of Incorporation or Bylaws;

               (ii) adjust, split, combine or reclassify Summagraphics Common Stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or grant (or revise the terms or conditions of any previous grant of) any stock options or stock appreciation rights or give any person any right or warrant to acquire any shares of their capital stock;

          (iii) enter any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except in the normal course of business;

          (iv) increase in any manner the compensation or fringe benefits of any of their directors, officers, agents or employees or pay any pension or retirement allowance not required by any existing Plan or agreement to any such directors, officers, agents or employees or become a party to, amend or commit itself to any pension, retirement, profit sharing, welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or officer or other person other than payments consistent with past practices and current incentive compensation plans and other increases consented to by Lockheed Martin and CalComp in writing, which consent shall not be unreasonably withheld;

          (v) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

          (vi) merge or consolidate or agree to merge or consolidate with or into any other person;

          (vii) materially change the extent or character of its business operations;

          (viii) dissolve, liquidate (completely or partially), acquire any capital assets, or grant to any person a right or option to lease, acquire, or purchase, any material amount of the assets of Summagraphics or any Summagraphics Subsidiary (including any part thereof or any interest therein), except in the ordinary course of business and consistent with past practice or as expressly contemplated by this Agreement;

          (ix) issue any shares of its capital stock or any securities convertible into or exercisable or exchangeable for capital stock;

          (x) incur any indebtedness for borrowings (except the Secured Convertible Debenture, or issue any debt securities or any securities convertible into debt securities or any options to purchase debt securities or other rights in respect thereto or assume, indorse, or guarantee, or become a surety, an accommodation party, or responsible in any other way for, an obligation or indebtedness of another person;

          (xi) discontinue or materially diminish any insurance coverage applicable to its assets, properties, and business operations;

          (xii) commit to a labor or employment contract of any kind whatsoever, or any compensation obligation to any employee that is executory or requires payment after the Closing Date, except as consented to in writing by Lockheed Martin and CalComp, which consent shall not be unreasonably withheld;

          (xiii) mortgage, pledge or subject to any other lien any of its assets;

          (xiv) cancel or compromise any legal right or claim of or debts owed to Summagraphics or any Summagraphics Subsidiaries;

          (xv) engage in any speculative currency transactions; or

          (xvi) agree to do, or acquiesce in, any of the foregoing acts.

          (b) During the period from the date of this Agreement to the Closing, Summagraphics shall maintain itself as a corporation duly incorporated under the laws of the State of Delaware and conduct and maintain its operations according to its usual and ordinary course of business in accordance with past practice.

          (c) During the period from the date of this Agreement to the Closing, Summagraphics shall consult with CalComp and Lockheed Martin with respect to material business decisions affecting Summagraphics' business.

          (d) For purposes of seeking consent to any action to be taken in accordance with the provisions of this Section 4.2, the parties acknowledge and agree that any such request shall be in writing delivered to David B. Minnick at Lockheed Martin Corporation (or such other person as is designated in writing by Lockheed Martin). Upon receipt of a written request from Summagraphics, Lockheed Martin shall provide or withhold its consent to such request as soon as reasonably practicable.

     4.3  No Solicitation.  Summagraphics acknowledges that Lockheed Martin will
          ---------------
devote substantial time and incur substantial out-of-pocket expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby. Unless and until the sooner of (i) Lockheed Martin notifies Summagraphics that it no longer wishes to pursue the Transaction, (ii) this Agreement shall have been terminated pursuant to its terms or (iii) June 15, 1996, neither Summagraphics nor any of its subsidiaries nor any of their executive officers, directors, agents (including, without limitation, Broadview Associates, L.P. or Needham & Company, Inc.) or affiliates of any of the foregoing, shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with any person (other than Lockheed Martin) concerning any Acquisition Proposal (as hereinafter defined) or disclose, directly or indirectly, to any person in connection with an Acquisition Proposal any information not customarily disclosed to the public concerning Summagraphics or any of the Summagraphics'

Subsidiaries, afford to any other person access to the properties, books or records of Summagraphics or any of the Summagraphics Subsidiaries in connection with an Acquisition Proposal or otherwise assist any person preparing to make or who has made such an Acquisition Proposal, or enter into any agreement with any third party providing for a business combination transaction, equity investment or a sale of all or any significant amount of assets, except in a situation in which a majority of the full Board of Directors of Summagraphics has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide Acquisition Proposal by a third party (which Acquisition Proposal was not directly or indirectly solicited by Summagraphics or the Summagraphics Subsidiaries or any of their respective officers, directors, representatives, agents or affiliates in violation of this Agreement) and provides written notice of its intention to consider such Acquisition Proposal. Summagraphics will promptly communicate to Lockheed Martin the identity of the offeror and the terms of any Acquisition Proposal which it may receive in respect to any of the foregoing transactions.

     4.4  Termination Fee.  In the event that (i) the Closing does not occur
          ---------------
because of a breach of this Agreement by Summagraphics and within twelve months thereafter Summagraphics enters into an agreement with respect to an Acquisition Proposal or the consummation of the transactions contemplated by any Acquisition Proposal occurs or (ii) Summagraphics breaches the provisions of Section 4.3, Summagraphics (or the survivor of any transaction contemplated by the Acquisition Proposal, which shall include any purchaser of a substantial portion of the assets of Summagraphics or any Summagraphics Subsidiary) shall immediately pay to Lockheed Martin by wire transfer of immediately available funds the sum of $1,250,000 (the "Termination Fee"). For purposes of this Agreement, "Acquisition Proposal" shall mean any third party proposal concerning any merger, share exchange, consolidation, sale of any substantial portion of the assets of Summagraphics and the Summagraphics Subsidiaries, tender offer, sale of control or similar transaction involving Summagraphics or any Summagraphics Subsidiaries. The term "Acquisition Proposal" shall not include, among other things, any third party proposal to acquire Summagraphics' CAD Warehouse business or Summajet or Summachrome product lines or to secure license rights to such products; provided, however, Summagraphics shall obtain written approval from Lockheed Martin prior to entering into any agreement in respect to any of the foregoing, which approval shall not be unreasonably withheld.

     4.5  Compliance with Tax-Free Provisions.  Summagraphics shall not take any
          -----------------------------------
action prior to or after the Closing which would disqualify the Exchange (and the other transactions contemplated hereby) as a tax free reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     4.6  Access and Information; Cooperation.  Summagraphics and the
          -----------------------------------
Summagraphics Subsidiaries will permit reasonable access to Lockheed Martin and CalComp and their respective representatives, during normal business hours to verify the accuracy from time to time of the representations and warranties contained herein. Such investigation may include an examination of all of Summagraphics' business affairs, contracts, personnel records, premise files, accounts receivable and accounts payable, tax returns, agreements, schedule of assets owned, and all other items deemed necessary by Lockheed Martin to make such examination thereof and to conduct such other investigation as they deem appropriate to verify the representations and warranties of Summagraphics contained herein. Summagraphics and CalComp will each give to the officers, accountants, counsel and authorized representatives of the other Party access to its properties, books and records and those of its subsidiaries (including its audit work papers) and will furnish the other Party with such additional financial and operating data and other information as to its business and properties and those of its subsidiaries as the other Party may from time to time reasonably request. In addition, each shall promptly deliver to the other each internally prepared monthly balance sheet from November 30, 1995 in the case of Summagraphics and December 31, 1995 in the case of CalComp, if any, through Closing and all other internally prepared financial information prepared since November 30, 1995 or December 31, 1995, as the case may be. The Parties will cooperate with each other in the preparation of any documents or other materials which may be required in connection with the preparation of the Proxy Statement as filed with the SEC or in connection with any other documents or materials required by any governmental agency, stock exchange or association of securities dealers. CalComp will cooperate with and furnish such information to, and cause its directors and officers and those of its subsidiaries to cooperate with and furnish such information to, Summagraphics as Summagraphics may reasonably request in connection with the preparation of the Proxy Statement for the special meeting of the stockholders of Summagraphics to consider the transactions contemplated hereby.

     4.7  Confidentiality.  Each of the Parties shall cause its advisers and
          ---------------
agents to maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries' businesses, operations, and financial positions, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each Party shall promptly return all documents and copies thereof, and return or destroy all work papers containing confidential information received from the other Party. In the event that any Party violates any of the terms of this paragraph, they agree that the Party who is not in violation would have an inadequate remedy at law for such violation and may, therefore, seek an injunction without the necessity of bond, to prevent or halt any violation hereof and the parties hereto agree not to raise any defense that the Party who is not in violation of this paragraph has an adequate remedy at law. The Parties further acknowledge and agree that in the event of a violation of the terms and conditions of this paragraph that the party who is not in violation shall have any and all remedies available at law or equity and shall not be limited to the remedy of injunctive relief. The confidentiality provisions of this Section 4.7 are in addition to and shall not be deemed to supersede the agreements contained in

(i) the letter, dated October 12, 1995, from Broadview Associates, L.P. to Lockheed Martin and (ii) the letter agreement, dated December 20, 1995, between Lockheed Martin Corporation and Summagraphics (the "Confidentiality Agreements"). In addition, CalComp agrees that, in the event that this Agreement is terminated for any reason prior to Closing, CalComp shall not for a period of one year from the date hereof, directly or indirectly, recruit any non-clerical employee of Summagraphics with whom CalComp has had contact in connection with CalComp's investigation of Summagraphics from the date hereof to the Closing; provided however, that the foregoing restriction shall not preclude CalComp or Lockheed Martin from employing any such employee who seeks employment with CalComp or Lockheed Martin in response to a general advertisement or other similar method and not in response to any direct solicitation efforts made by CalComp or Lockheed Martin. Any provisions of this Section 4.7 shall survive the Closing or the termination of this Agreement.

     4.8  Public Announcements.  The Parties will consult with each other before
          --------------------
issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release without the prior written consent of the other Party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     4.9  Consents.
          --------

          (a) From the date of this Agreement to the Closing, Summagraphics will use its reasonable best efforts (which efforts shall not include the payment of any money to any third party without the prior consent of Lockheed Martin, other than ordinary filing fees) to obtain the written consents or approvals of all third parties whose consent or approval is required with regard to the transactions contemplated to be performed by Summagraphics by the terms of this Agreement, whether under the terms of any lease, mortgage, indenture or other agreement to which Summagraphics or any of the Summagraphics Subsidiaries is a party or by which any of their assets is bound or otherwise.

          (b) From the date of this Agreement to the Closing, each of Lockheed Martin and CalComp will use their respective reasonable best efforts (which efforts shall not include the payment of any money to any third party, other than ordinary filing fees) to obtain the written consents or approvals of all third parties whose consent or approval is required with regard to the transactions contemplated to be performed by Lockheed Martin or CalComp, as the case may be, by the terms of this Agreement, whether under the terms of any lease, mortgage, indenture or other agreement to which Lockheed Martin or CalComp or any of their respective Subsidiaries is a party or by which any of their assets is bound or otherwise.

          (c) The Parties agree to reasonably cooperate with each other in connection with obtaining the consents contemplated by Section 4.9.

     4.10  Meeting of Summagraphics Stockholders.  Summagraphics will duly call
           -------------------------------------
and within the time set forth in its Bylaws will convene a special meeting of its stockholders to act upon the transactions contemplated hereby, the Board of Directors of Summagraphics (subject to Section 2.1) will recommend approval of this Agreement and the Fourth Amended and Restated Articles of Incorporation to its stockholders, and will use its reasonable best efforts to obtain a favorable vote thereon. The calling and holding of such meetings and all transactions, documents and information related thereto will be in compliance with all applicable laws (including, without limitation, applicable securities laws). The Proxy Statement for the stockholders' meeting of Summagraphics will be in form and content reasonably satisfactory to Lockheed Martin.

                                   ARTICLE V

                     ADDITIONAL COVENANTS OF SUMMAGRAPHICS

     5.1  Issuance of Stock.  Summagraphics will issue and deliver or cause to
          -----------------
be delivered the Summagraphics Exchange Shares to Lockheed Martin (or its designee) as called for by Paragraph 1.1 of this Agreement.

     5.2  Intercompany Agreements.  At the Closing, Summagraphics shall execute
          -----------------------
and deliver to Lockheed Martin each of the following documents (collectively, the "Intercompany Agreements"):

          (a) an intercompany services agreement in the form attached hereto as Exhibit B (the "Services Agreement");

          (b) a cash management agreement in the form attached hereto as Exhibit C (the "Cash Management Agreement");

          (c) a tax sharing agreement in the form attached hereto as Exhibit D (the "Tax Sharing Agreement");

          (d) a revolving credit agreement in the form attached hereto as Exhibit E (the "Revolving Credit Agreement");

          (e) a registration rights agreement in the form attached hereto as Exhibit F (the "Registration Rights Agreement"); and

          (f) a corporate agreement in the form attached hereto as Exhibit G (the "Corporate Agreement").

     5.3  Amendment and Restatement of Articles of Incorporation.  Prior to
          ------------------------------------------------------
Closing, Summagraphics shall take all actions necessary or appropriate (including approval of its stockholders) to cause to be filed with the Secretary of State of the State of Delaware an amendment and restatement to its Articles of Incorporation in the form attached as Exhibit H (the "Fourth Amended and Restated Articles of Incorporation") pursuant to which:

          (a) Summagraphics shall change its name to CalComp Inc.;

          (b) Summagraphics shall agree to the allocation of business opportunities by and between it and Lockheed Martin set forth therein; and

          (c) Summagraphics shall increase the number of authorized shares of capital stock to 60,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

     5.4  Preparation of Proxy Statement.  In accordance with the provisions of
          ------------------------------
Section 2.1, Summagraphics shall prepare, file in definitive form and deliver to each of its stockholders the Proxy Statement.

     5.5  Additional Listing Application.  At or prior to Closing, Summagraphics
          ------------------------------
shall take all action necessary or appropriate to cause the Summagraphics Exchange Shares to be listed for trading on the NASDAQ Interdealer Quotations System.

     5.6  Filing of Form 10-C.  Within 10 days of Closing, Summagraphics shall
          -------------------
prepare and have filed with the SEC its report on Form 10-C-Report By Issuer of Securities Quoted on NASDAQ Interdealer Quotations System in respect of the Summagraphics Exchange Shares.

     5.7  Hart-Scott-Rodino.  As soon as practicable following the execution of
          -----------------
this Agreement and no later than 10 days after the execution of this Agreement, Summagraphics shall make its filing of a Notification and Report Form pursuant to, and shall thereafter promptly make any required submissions under the HSR Act with respect to the transactions contemplated by this Agreement. In addition, Summagraphics shall cooperate with Lockheed Martin in connection with Lockheed Martin's filing under the HSR Act in respect of the transactions contemplated by this Agreement.

     5.8  Stock Option Plan.  Summagraphics shall use its reasonable best
          -----------------
efforts to cause the stock option plan in the form attached hereto as Exhibit I (the "Stock Option Plan") to be approved by its shareholders.

                                   ARTICLE VI

                    COVENANTS OF CALCOMP AND LOCKHEED MARTIN

     6.1  Transfer of CalComp Exchange Shares.  At the Closing, Lockheed Martin
          -----------------------------------
will, or will cause its subsidiary to, transfer and deliver the CalComp Exchange Shares to Summagraphics as called for by Section 1.1 of this Agreement.

     6.2  Intercompany Agreements.  At the Closing, Lockheed Martin shall
          -----------------------
execute and deliver to Summagraphics each of the Intercompany Agreements.

     6.3  Preparation of Proxy Statement.  Each of Lockheed Martin and CalComp
          ------------------------------
shall use reasonable efforts to cooperate with Summagraphics in the preparation of the Proxy Statement.

     6.4  Hart-Scott-Rodino.  As soon as practicable following the execution of
          -----------------
this Agreement and no later than 10 days after the execution of the Agreement, Lockheed Martin shall make its filing of a Notification and Report Form pursuant to, and shall thereafter promptly make any required submissions under, the HSR Act with respect to the transactions contemplated by this Agreement. In addition, Lockheed Martin shall cooperate with Summagraphics in connection with the preparation and filing of a Notification and Report Form in respect of the transactions contemplated by this Agreement under the HSR Act by Summagraphics.

     6.5  CalComp Financial Statements.  As soon as practicable following the
          ----------------------------
execution of this Agreement but in no event after March 25, 1996, CalComp shall deliver to Summagraphics for inclusion in the Proxy Statement the following financial statements, audited, with an unqualified opinion by Ernst & Young LLP, CalComp's independent auditors; the consolidated balance sheet of CalComp for each of the fiscal years ended December 31, 1995 and 1994, the consolidated income statement of CalComp for each of the years in the three year period ended December 31, 1995, the statement of shareholders' equity for each of the years ended in the three year period ended December 31, 1995 and the consolidated statement of cash flow of CalComp for each of the years in the three year period ended December 31, 1995 (collectively, the "CalComp Financial Statements"). The CalComp Financial Statements shall be prepared on a basis which treats the disposition of AGT as if it had occurred prior to the CalComp Financial Statements.

     6.6  Pre-Closing Assistance.  Lockheed Martin acknowledges that changes may
          ----------------------
occur in the business of Summagraphics and the Summagraphics Subsidiaries resulting from employee resignations and the deterioration or termination of vendor or customer relations which are a direct result of the announcement or of the transactions contemplated by this Agreement and Lockheed Martin will use reasonable efforts to work with Summagraphics to remedy such occurrences, it being understood that if such occurrences (together with all other events, changes or occurrences) result in a Material Adverse Effect despite Lockheed Martin's efforts, Lockheed Martin would be entitled pursuant to Section 10.2(b) to terminate this Agreement.

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO CALCOMP'S
                  AND LOCKHEED MARTIN'S OBLIGATIONS HEREUNDER

     Unless waived in writing by Lockheed Martin, in its sole discretion, all obligations of CalComp or Lockheed Martin, as the case may be, hereunder to effect the Exchange shall be subject to the fulfillment prior to or at the Closing of the following conditions:

     7.1  Representations, Warranties, Covenants.  The representations and
          --------------------------------------
warranties of Summagraphics herein contained shall be true in all material respects as of the Closing, shall be deemed made again at and as of the Closing and shall be true in all material respects as if so made again; Summagraphics shall have performed all of the obligations and complied with all of the covenants required by this Agreement to be performed or complied with by it in all material respects on or prior to the Closing Date and Lockheed Martin shall receive from Summagraphics officers' certificates in such detail as Lockheed Martin may reasonably request dated the Closing Date and signed by the chief executive officer, president or secretary of Summagraphics to the foregoing effect.

     7.2  No Adverse Changes.  There shall not have been any material adverse
          ------------------
changes in the financial position, results of operations, assets, liabilities or business of Summagraphics and the Summagraphics Subsidiaries, taken as a whole, from November 30, 1995, the date of the Summagraphics Financial Statements referred to in Paragraph 3.1(e) above, to the Closing Date, which changes, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect.

     7.3  Due Diligence Audit of Summagraphics and its Subsidiaries.  The tax
          ---------------------------------------------------------
portion of the due diligence audit of Summagraphics and its Subsidiaries conducted pursuant to Paragraph 4.6 shall have confirmed the accuracy of the representations and warranties set forth in Section 3.1(h) and 3.1(n) and the final review of accountant's work papers relating to Summagraphics' Belgium operation shall be reasonably satisfactory to Lockheed Martin.

     7.4  Legal Opinion.  Lockheed Martin shall have received a written opinion,
          -------------
dated as of the Closing Date, from Hughes & Luce, L.P., counsel to Summagraphics, in form reasonably satisfactory to Lockheed Martin, which shall cover matters customary in transactions of this nature.

     7.5  No Adverse Proceedings.  There shall be no order restraining or
          ----------------------
prohibiting the transaction contemplated hereby and no action or proceeding against any of the Parties or their respective Subsidiaries in respect of the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations or inquiries undertaken that, in the reasonable judgment of the affected party, could result in substantial damages or as a result of which the affected party could be deprived of any of the material benefit of the contemplated transactions.

     7.6  Intercompany Agreements.  Summagraphics shall have executed and
          -----------------------
delivered to Lockheed Martin each of the Intercompany Agreements referred to in
Section 5.2.

     7.7  Approval by Stockholders of the Agreement, the Stock Option Plan and
          --------------------------------------------------------------------
Amendment and Restatement of Summagraphics' Articles of Incorporation.  This
- ---------------------------------------------------------------------
Agreement, the Fourth Amended and Restated Articles of Incorporation and the Stock Option Plan shall have been submitted to the stockholders of Summagraphics at a special meeting of stockholders duly called and held and each of the transactions contemplated by this Agreement, the Fourth Amended and Restated Articles of Incorporation and the Stock Option Plan shall have been approved, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation and Bylaws of Summagraphics, by an affirmative vote of the holders of at least a majority of all the outstanding shares of Summagraphics Common Stock entitled to vote and, with respect to the Exchange and the Stock Option Plan by the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting. Summagraphics shall have duly authorized the filing of, and shall have filed and caused to be accepted of record by the Secretary of State of the State of Delaware, the Fourth Amended and Restated Articles of Incorporation.

     7.8  Additional Listing Application.  Summagraphics shall have caused the
          ------------------------------
Summagraphics Exchange Shares to be listed on the NASDAQ Interdealer Quotation System.

     7.9  Secretary's Certificate.  At the Closing, Summagraphics shall cause to
          -----------------------
be delivered to Lockheed Martin, a secretary's certificate in a form reasonably satisfactory to Lockheed Martin.

     7.10  Compliance With Laws/Government Approvals.  All applicable
           -----------------------------------------
securities, antitrust and other laws shall have been complied with in connection with the transactions contemplated hereby. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including, but not limited to, such requirements under applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the HSR Act, shall have been filed, occurred or been obtained. All other material consents of third parties shall have been obtained.

     7.11  Backlog.  The representations and warranties set forth in Section
           -------
3.1(bb) shall be true and correct in all respects as of Closing. At the Closing, Summagraphics shall have caused to be delivered to Lockheed Martin, a certificate from Michael S. Bennett and Dave Osowski in such detail as Lockheed Martin may reasonably request, dated the Closing Date, to such effect together with copies of purchase orders evidencing such Backlog.

                                  ARTICLE VIII

          CONDITIONS PRECEDENT TO SUMMAGRAPHICS' OBLIGATIONS HEREUNDER

     Unless waived in writing by Summagraphics, in its sole discretion, all obligations of Summagraphics hereunder to effect the Exchange shall be subject to the fulfillment prior to or at the Closing of the following conditions:

     8.1  Representations, Warranties, Covenants.  The representations and
          --------------------------------------
warranties of each of CalComp and Lockheed Martin herein contained shall be true in all material respects as of the Closing Date, shall be deemed made again at and as of the Closing Date and shall be true in all material respects as if so made again. Each of CalComp and Lockheed Martin shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects and Summagraphics shall have received from Lockheed Martin an officer's certificate in such detail as Summagraphics may reasonably request dated the Closing Date and signed by its president, any vice president or other authorized signatory or secretary to the foregoing effect.

     8.2  No Adverse Proceedings or Events.  There shall be no order restraining
          --------------------------------
or prohibiting the transactions contemplated hereby and no action or proceeding against any of the Parties or their respective Subsidiaries in respect of the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations or inquiries undertaken that in the reasonable judgment of Summagraphics, could result in substantial damages or as a result of which Summagraphics could be deprived of any of the material benefits of the transactions contemplated by this Agreement.

     8.3  No Adverse Changes.  There shall not have been any material adverse
          ------------------
change in the financial position, results of operations, assets, liabilities or business of CalComp and the CalComp Subsidiaries, taken as a whole, from December 31, 1995, to the Closing Date, which changes, individually or in the aggregate, have or constitute a Material Adverse Effect.

     8.4  Legal Opinion.  Summagraphics shall have received a written opinion,
          -------------
dated as of the Closing Date, of in-house counsel to Lockheed Martin, in form reasonably satisfactory to Summagraphics, which shall cover matters customary in transactions of this nature.

     8.5  Fairness Opinion.  The fairness opinion delivered to the Board of
          ----------------
Directors of Summagraphics by Needham & Company, Inc. in accordance with the provisions of Section 3.1(w) shall not have been rescinded.

     8.6  Stockholder Approval.  The transactions contemplated by this Agreement
          --------------------
and the Fourth Amended and Restated Articles of Incorporation shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Summagraphics Common Stock.

     8.7  Secretary's Certificate.  At the Closing, each of CalComp and Lockheed
          -----------------------
Martin shall cause to be delivered to Summagraphics, a secretary's certificate in a form reasonably satisfactory to Summagraphics.

     8.8  Intercompany Agreements.  Lockheed Martin shall have executed and
          -----------------------
delivered to Summagraphics each of the Intercompany Agreements referred to in
Section 5.2. Sufficient funds shall have been made available to Summagraphics pursuant to the Revolving Credit Agreement at the Closing to allow Summagraphics to repay in full its indebtedness to Silicon Valley Bank and Heller Financial.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

     9.1  Update Disclosure; Breaches.  From and after the date hereof until the
          ---------------------------
Closing, each Party shall promptly notify each other Party by written update of
(a) the occurrence, non-
occurrence, or any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (b) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, and (c) any other matter which may occur from and after the date of this Agreement which, if existing on the date hereof, would have been required to be described herein; provided, however, that the delivery of any such notice shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to or on the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice under this Agreement.

     9.2  Tax Returns.  The Exchange shall be reported as a "reorganization"
          -----------
within the meaning of Section 368(a)(i)(B) of the Code in all federal and, to the extent permitted, all state and local tax returns filed after the Closing. Notwithstanding any other provisions of this Agreement, the obligations set forth in this Section 9.2 shall survive the Closing.

     9.3  Best Efforts and Further Assurances.  Each of the Parties to this
          -----------------------------------
Agreement shall use its best reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for affecting completely the consummation of this Agreement and the transactions contemplated hereby. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Lockheed Martin with full right, title and possession of the Summagraphics Exchange Shares or Summagraphics with full right, title and possession of the CalComp Exchange Shares, the officers and directors of each of Lockheed Martin and Summagraphics shall take all such lawful and necessary action.

     9.4  Payoff of Outstanding Indebtedness.  At the Closing, Summagraphics
          ----------------------------------
shall pay, discharge and satisfy all outstanding indebtedness to Silicon Valley Bank and Heller Financial described on Schedule 3.1(aa) and shall deliver to Lockheed Martin evidence satisfactory to Lockheed Martin that such banks or financial institutions have released all Encumbrances which such bank or financial institutions then hold against the properties or assets of Summagraphics or any Summagraphics Subsidiaries. The Parties acknowledge and agree that Summagraphics shall be entitled to borrow funds from Lockheed Martin under the Revolving Credit Agreement at Closing to pay off such amounts.

     9.5  Directors and Officers Liability Insurance.  For a period of six years
          ------------------------------------------
after the Closing, Lockheed Martin shall use reasonable efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by Summagraphics (provided that Lockheed Martin may substitute therefore policies with reputable and financially sound carriers of at least the same coverage in amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Closing; provided, that Lockheed Martin shall not be obligated to make premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Summagraphics for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Lockheed Martin and Summagraphics shall maintain the most advantageous policies of directors, and officers' insurance obtainable for an annual premium equal to the Maximum Amount.


     9.6  CalComp Taxes.
          -------------

          (a) Lockheed Martin shall reimburse or pay and assume liability for and indemnify and hold harmless Summagraphics and CalComp against (i) any Federal or state income or franchise taxes based on income, including any interest, penalties or other additions to tax with respect to such amounts, payable by or on behalf of CalComp or any of the CalComp Subsidiaries for any period ending on or prior to December 31, 1995 (except in each case to the extent that such liability is properly reflected as an accrued liability in a balance sheet for such company as at the close of business on December 31,
1995), and (ii) any deficiencies in any taxes described in (i) above payable by or on behalf of CalComp or any of the CalComp Subsidiaries with respect to any period ending on or prior to December 31, 1995.

          (b) Lockheed Martin shall be entitled to all refunds of any taxes described in (a)(i) above, together with any interest thereon, with respect to CalComp or any of the CalComp Subsidiaries for any period ending on or prior to December 31, 1995, and Summagraphics shall pay or cause to be paid to Lockheed Martin any such refunds received.

                                   ARTICLE X

                      TERMINATION, AMENDMENT, SURVIVAL OF
                       REPRESENTATIONS AND MISCELLANEOUS

     10.1  Amendment.  This Agreement may not be amended at any time except in
           ---------
writing signed by each of the Parties.

     10.2  Termination.  Notwithstanding any other provision to the contrary of
           -----------
this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Summagraphics, this Agreement and the transactions contemplated hereby may be terminated and the Exchange abandoned (without any obligation (other than the payment of the fee contemplated by Section 4.4 in the event that Summagraphics terminates this Agreement) by Lockheed Martin or Summagraphics to renegotiate the Agreement) at any time prior to the Effective Date:

          (a) By mutual consent of Summagraphics and Lockheed Martin; or

          (b) By Summagraphics or Lockheed Martin (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; provided, however, that, for purposes of this Section 10.2(b), a material breach of a representation or warranty shall be deemed to exist only if, when aggregated with all other such breaches, the breach has or constitutes a Material Adverse Effect; or

          (c) By either Party hereto if the Federal Trade Commission or the Department of Justice, as the case may be, denied approval of the Exchange under the HSR Act and the time period for all appeals or requests for reconsideration has run;

          (d) By either Summagraphics or Lockheed Martin in the event the Closing has not occurred on or before June 15, 1996 or such later date as may be established pursuant to Section 1.2, provided the failure to consummate the Exchange is not caused by or does not result in any breach of the Agreement by the Party electing to terminate; or

          (e) By the Board of Directors of either Summagraphics or Lockheed Martin (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Exchange cannot be satisfied or fulfilled on or before June 15, 1996 or such later date as may be established pursuant to
Section 1.2;

          (f) By Summagraphics, if Lockheed Martin has not on or before the date the Proxy Statement is first mailed to stockholders of Summagraphics delivered written notice to Summagraphics that the conditions set forth in Section 7.3 has been waived or satisfied;

          (g) By Summagraphics if the holders of more than fifty percent of the outstanding shares of Summagraphics Common Stock fail to vote in favor of the transactions contemplated by this Agreement or the Fourth Amended and Restated Articles of Incorporation;

          (h) By the Board of Directors of Summagraphics if Summagraphics receives an Acquisition Proposal which the Board of Directors of Summagraphics determines in good faith in accordance with Paragraph 4.3 that it must consider, and which Acquisition Proposal a majority of the full Board of Directors of Summagraphics further determines to approve and to recommend to the stockholders of Summagraphics for approval; provided however that, in that event, Summagraphics pays to Lockheed Martin the fee contemplated by Section 4.4.

In the event of the termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Paragraph 10.2, other than as otherwise expressly provided herein, this Agreement shall become void and have no effect, without any liability on the part of either Party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing contained in this Paragraph 10.2 shall relieve either Party from liability for any breach of this Agreement.

     10.3  Survival of Representations and Covenants.  Except for those
           -----------------------------------------
provisions of this Agreement that by their terms survive the Closing, the respective warranties, representations, obligations and agreements of the Parties hereto shall not survive the Closing.

     10.4  Expenses.  Except as provided in Section 4.4 each party will pay its
           --------
own fees and expenses, including the fees and expenses of accountants, attorneys, investment advisors and other professionals, incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, provided that CalComp shall pay (i) the filing fee associated with the filings of the Parties under the HSR Act and (ii) the filing fee of the SEC associated with the Proxy Statement. Notwithstanding the foregoing, in the event that either Party breaches this Agreement and this Agreement is thereafter terminated, that Party shall pay the reasonable fees and expenses of third-party consultants, accountants and attorneys that are actually incurred (including fees and expenses incurred by Summagraphics relating to the fairness opinion contemplated by Section 3.1(w) and the filing fees to be paid by CalComp pursuant to the proviso contained in the preceding sentence) by the
                           -------
non-terminating party in connection with the preparation and delivery of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, in the event that Lockheed Martin terminates this Agreement in breach of the terms hereof or Summagraphics terminates this Agreement pursuant to Section 10.2(b), Lockheed Martin agrees to pay within five days of receipt of a reasonably detailed statement from Summagraphics, the reasonable fees and expenses of third party consultants, accountants and attorneys which are actually incurred by Summagraphics in connection with the preparation and delivery of this Agreement and the consummation of the transactions contemplated hereby. The obligations of the Parties under this Section will survive any termination of this Agreement pursuant to Section 10.2.

     10.5  Notices.  All notices, requests, demands and other communications
           -------
under or connected with this Agreement shall be in writing and (a) if to Summagraphics shall be addressed to 8500 Cameron Road, Austin, Texas 78754,
Attention: Robert B. Sims, Esquire, General Counsel, with copies to its counsel, Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201, Attention: Michael W. Tankersley, Esquire, and (b) if to Lockheed Martin shall be addressed to 6801 Rockledge Drive, Bethesda, Maryland 20817,
Attention: Stephen M. Piper, Esquire, Assistant General Counsel, with a copy to Lockheed Martin Information & Technology Services, 6801 Rockledge Drive, Bethesda, Maryland 20817, Attention: Director of Finance and (c) if to CalComp shall be addressed to 2411 West LaPalma Avenue, Anaheim, California 92801,
Attention:  General Counsel.

     10.6  Entire Agreement in Effect.  This Agreement, including the Exhibits
           --------------------------
and Schedules hereto (together with the Confidentiality Agreements), is intended by the Parties to and does constitute the entire agreement of the Parties with respect to the transactions contemplated hereunder. This Agreement including the Exhibits and Schedules attached hereto supersedes any and all other prior understandings and agreements between the Parties hereto (other than the Confidentiality Agreements) and it may not be changed, waived, discharged or terminated orally but only in writing by a party against which enforcement of the change, waiver, or discharge or termination is sought.

     10.7  General.  The paragraph headings contained in this Agreement are for
           -------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and the Exhibits attached hereto may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, all of which shall become one and the same instrument. This Agreement and the Exhibits attached hereto shall inure to the benefit of and be binding upon the parties hereto and their respective successors; it shall not be assigned.

     10.8  Governing Law.  This Agreement shall be construed in accordance with
           -------------
the laws of the State of Maryland.

     10.9  Counterparts.  This Agreement and each of the exhibits or schedules
           ------------
hereto may be executed (by facsimile signature or otherwise) in two or more counterparts, each of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Lockheed Martin, CalComp and Summagraphics have caused this Agreement to be duly executed by their respective chairmen or presidents and their respective seals to be hereunto affixed and attested by their respective secretaries thereunto duly authorized as of the date first written above.


                                    LOCKHEED MARTIN CORPORATION


                                    By:/s/ PETER B. TEETS
                                       ------------------
                                       Peter B. Teets
                                       President - Lockheed
                                         Martin Information &
                                         Technology Services Sector


                                    CALCOMP INC.


                                    By:/s/ GARY LONG
                                       -------------
                                       Gary Long
                                       President


                                    SUMMAGRAPHICS CORPORATION


                                    By:/s/ MICHAEL S. BENNETT
                                       ----------------------
                                       Michael S. Bennett
                                       President and Chief Executive
                                         Officer

                                                                       EXHIBIT A

                         Secured Convertible Debenture

  NEITHER THIS 9-1/4% SECURED CONVERTIBLE DEBENTURE (THIS "DEBENTURE") NOR THE UNDERLYING SHARES OF STOCK INTO WHICH THIS DEBENTURE MAY BE CONVERTED (THE "CONVERSION SHARES") HAVE BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NEITHER THIS DEBENTURE NOR THE CONVERSION SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED AND QUALIFIED IN ACCORDANCE WITH SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE HOLDER'S RIGHTS UNDER THIS DEBENTURE ARE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT AMONG THE HOLDER, THE ISSUER, AND SILICON VALLEY BANK DATED ON OR ABOUT THE DATE OF THIS DEBENTURE.

                     9-1/4% SECURED CONVERTIBLE DEBENTURE

  Summagraphics Corporation, a Delaware corporation (the "Issuer"), for value received and without deduction for defense, offset or counterclaim, hereby promises to pay to Lockheed Martin Corporation, a Maryland corporation (the "Holder"), its successors and assigns, Two Million Five Hundred Thousand Dollars ($2,500,000) or such lesser principal amount as is actually advanced by the Holder from time to time pursuant to the provisions of Section 1 below (the "Principal Amount") at the times required by Section 3 below, and to pay interest on said Principal Amount at the rate per annum set forth in Section 2 below at the times required by Section 3 below, until payment of the Principal Amount has been fully made or duly provided for.

  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation of even date herewith by and among the Holder, the Issuer and CalComp Inc. (the "Plan of Reorganization").

  1. Funding. From time to time following the date hereof, the Issuer may request advances (each, an "Advance") of some or all of the Principal Amount by delivering a written request, substantially in the form attached hereto as Exhibit C, (i) setting forth the amount requested and (ii) describing in reasonable detail the specific uses of the proceeds of such Advance or stating the Pre-Approved Use (as defined below) to which the proceeds of such Advance will be applied. In no event shall Issuer be entitled to request any Advance in an amount less than $100,000 nor shall Issuer be entitled to request more than one Advance in any seven day period. Subject to approval by Holder (except in the case of Pre-Approved Uses), an Advance of the Principal Amount will be made by the Holder by wire transfer of funds into the Issuer's account one business day following the approval of the written request of the Issuer identifying the specific use(s). Approval or disapproval of a requested Advance will be provided by Holder within two business days of the date such request is received by Holder. Schedule 1 attached hereto sets forth a list and description of uses which have been approved by Holder (the "Pre-

Approved Uses"), for which Holder will transfer funds one business day following receipt of a request from Issuer. Advances of the Principal Amount which are repaid by the Issuer pursuant to the redemption provisions contained in Section 5 of this Debenture will not be available to be readvanced to the Issuer.

  2. Interest. Commencing as of the date hereof and continuing until repayment in full of all sums due hereunder, the unpaid Principal Amount shall bear interest at a rate of 9-1/4% per annum. All interest payable under the terms of this Debenture shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

  3. Payments and Maturity. (a) Subject to the provisions of Section 3(b) below, the unpaid Principal Amount, together with interest accrued and unpaid thereon at the rate provided above, shall be due and payable in full at the earlier of
(i) the Closing, (ii) the termination of the Plan of Reorganization by the Issuer (other than a termination by the Issuer based on a material breach by Holder pursuant to Section 10.2(b) of the Plan of Reorganization), (iii) the termination of the Plan of Reorganization by the Holder pursuant to the terms of
Section 10.2(b) thereof, or (iv) June 15, 1996 (or such later date as the Holder agrees to in writing in Holder's sole and absolute discretion).

  (b) Not withstanding Section 3(a) above, in the event that either (i) the Issuer terminates the Plan of Reorganization in accordance with the terms of
Section 10.2(b) thereof or (ii) the Holder terminates the Plan of Reorganization in breach thereof, the unpaid Principal Amount, together with interest accrued and unpaid thereon at the rate provided above, shall be due and payable in full on the first anniversary of the date of the termination of the Plan of Reorganization.

  4. Application and Place of Payments. All payments received on account of this Debenture shall be applied by the Holder first to the payment of expenses incurred by the Holder in connection with the collection of amounts payable under this Debenture (as provided in Section 18), second to the payment of accrued and unpaid interest then due hereunder and third to the unpaid Principal Amount. All payments on account of this Debenture shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Holder at it principal office in Bethesda, Maryland, or at such other times and places as the Holder may at any time and from time to time designate in writing to the Issuer.

  5. Redemption. The Issuer may redeem this Debenture, in whole but not in part, at any time, upon ten (10) days' prior written notice to the Holder, without premium or penalty. Such notice shall specify the date on which this Debenture will be redeemed and on the second business day preceding such date all rights that the Holder may have for the conversion hereof shall cease if not exercised in the manner provided below, provided, however, such conversion rights shall be reinstated and continue if this Debenture is surrendered for redemption on the date for redemption specified in the notice and the Issuer fails to pay the redemption price. The redemption price shall be the Principal Amount plus accrued and unpaid interest through and including the date of redemption.

  6. Security. Simultaneously with the execution and delivery of this Debenture, the Issuer shall execute and deliver to the Holder the Security Agreement in the form attached hereto as Exhibit A securing the obligations of the Issuer under this Debenture by the Collateral (as defined in the Security Agreement).

  7. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an "Event of Default" and collectively, the "Events of Default") under the terms of the Debenture:

  (a) The failure of the Issuer to pay to the Holder when due any and all principal, interest and expenses, if any, payable by the Issuer to the Holder under the terms of the Debenture; or

  (b) The failure of the Issuer reasonably to comply with any covenant or agreement or the breach by the Issuer of any representation or warranty of the Issuer contained in this Debenture, the Security Agreement or the Plan of Reorganization, which failure to comply or breach has not been cured to the complete satisfaction of the Holder within five (5) business days of such failure or breach; or

  (c) The failure of the Issuer or any of its subsidiaries to pay any Debt when due, with such failure continuing without cure to the complete satisfaction of the Holder for more than any applicable grace period with respect thereto, or to observe or perform any other term or covenant contained in any agreement or instrument by which the Issuer or any of its subsidiaries is bound evidencing, securing or relating to Debt, which failure is an event of default as defined in such agreement or instrument entered into by the Issuer or any of its subsidiaries as borrower, or which could cause the acceleration of any Debt by a creditor of the Issuer or any of its subsidiaries; provided that no Event of Default shall be deemed to have occurred under this subsection 7(c) (i) if the amount of Debt in default is less than $50,000, unless such breach or default would otherwise result in a Material Adverse Effect or (ii) if the failure to pay occurs as result of a failure by the Issuer to comply with certain financial covenants imposed by Silicon Valley Bank ("SVB") with respect to which SVB agrees to forebear in the characterization of such non compliance as a default contingent upon the occurrence of closing under the Plan of Reorganization, as modified or amended by the parties thereto, or (iii) if the failure to pay occurs as a result of a default under any Debt which occurs due to any termination of the Plan of Reorganization by the Holder in breach of the terms thereof; or

  (d) The commencement by the Issuer or any of its subsidiaries of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidation, custodian or other similar official of it or any substantial part of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by the Issuer or any of its subsidiaries of a general assignment for the benefit of creditors, or failing generally to pay its debts as they become due, or taking any corporate action to authorize any of the foregoing; or

  (e) The commencement of an involuntary case or other proceeding against the Issuer or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Issuer or any of its subsidiaries under applicable bankruptcy laws as now or hereafter in effect.

For purposes hereof, "Debt" means at any date, without duplication, (i) all obligations of the Issuer or any of its subsidiaries for borrowed money, (ii) all obligations of the Issuer or any of its subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Issuer or any of its subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of the Issuer or any of its subsidiaries as lessee under capital leases, (v) all Debt of others secured by a lien on any property of the Issuer or any of its subsidiaries, and (vi) all Debt of others which is guaranteed by the Issuer or any of its subsidiaries or in respect of which the Issuer or any of its subsidiaries has provided any direct or indirect assurance against financial loss.

  8. Conversion Rights. (a) Upon the occurrence of an Event of Default, and from time to time thereafter prior to the date on which the Principal Amount hereof and all accrued interest thereon is paid in full (provided that if notice of redemption is delivered in accordance with the provisions of Section 5 above, the right to convert shall terminate on the second business day next preceding the date fixed for redemption, unless the Issuer shall default in payment due upon redemption thereof), the Principal Amount and all accrued and unpaid interest thereon (or any portion thereof which is an integral multiple of $1,000) (the "Conversion Amount") shall be convertible at the option of the Holder into fully paid and non-assessable Common Stock of the Issuer at the Conversion Rate (as defined below), subject in each case to the adjustments in the

Conversion Rate pursuant to Sections 8(b) and 11(j) below. The shares of Common Stock into which this Debenture is convertible are hereinafter referred to as "Conversion Shares."

  For purposes of this Debenture the term "Conversion Rate" shall mean 500 shares of Common Stock for each $1000 of Conversion Amount, provided that, if the Plan of Reorganization does not close as a result of a termination by the Issuer pursuant to Section 10.2(b) of the Plan of Reorganization based upon a material breach of the Plan of Reorganization by the Holder, the Conversion Rate will be decreased to 333-1/3 shares of Common Stock for each $1,000 of Conversion Amount.

  (b) Adjustments. The Conversion Rate from time to time in effect shall be subject to adjustment as follows:

  (i) In case the Issuer shall (A) pay a dividend in shares of its Common Stock,
(B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of the Issuer, the Conversion Rate in effect immediately prior thereto shall be adjusted retroactively as provided below so that the holder of this Debenture thereafter surrendered for conversion shall be entitled to receive a number of shares of the Issuer to which he would have been entitled after the happening of any of the events described above had such Debenture been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection
(i) shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

  (ii) In case the Issuer shall issue options, warrants or other rights to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the fair market value per share of Common Stock (as defined in subsection (e) below), the number of shares of Common Stock into which each $1,000 of Principal Amount of and accrued interest on this Debenture shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which the aggregate Conversion Amount was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such fair market value. Subject to subsection (5), such adjustment shall be made whenever such rights or warrants are issued and shall become effective retroactively immediately after the record date for the determination of Stockholders entitled to receive such rights or warrants.

  (iii) In case the Issuer shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions) or rights to subscribe or warrants, options or other rights to purchase (excluding those referred to in subsection (ii) above), then in each such case the number of shares of Common Stock into which each $1,000 of Principal Amount of and accrued interest on this Debenture shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which the aggregate Conversion Amount was theretofore convertible by a fraction, the numerator of which shall be the fair market value (as defined in subsection (e) below) per share of Common Stock on the date of such distribution, and the denominator of which shall be such fair market value per share of the Common Stock, less the then fair market value (as determined by independent public accountants selected by the Holder, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively immediately after the record date for the determination of Stockholders entitled to receive such distribution.

  (iv) In the event that at any time, as a result of an adjustment to the Conversion Rate pursuant to subsection 8(b)(i), the Holder shall become entitled to receive any shares of the Issuer other than shares of its Common Stock, thereafter the number of such other shares so receivable upon conversion of this Debenture shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this
Section 8 with respect to the Common Stock shall apply on like terms to any such other shares.

  (c) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture. If the conversion of this Debenture results in a fraction, an amount equal to such fraction multiplied by the fair market value (determined as provided by Section 8(e)) of the Common Stock on the day of conversion shall be paid to such holder in cash by the Issuer.

  (d) The Issuer covenants that, upon conversion of this Debenture as herein provided, there will be credited to the Issuer's capital account, from the consideration for which the shares of Common Stock issuable upon such conversion are issued, an amount per share of Common Stock so issued as determined by the Issuer's Board of Directors, which amount shall not be less than the amount required by law and by the Certificate of Incorporation of the Issuer, as amended, as in effect on the date of such conversion. For the purposes of this covenant the Conversion Amount, less the amount of cash paid in lieu of the issuance of fractional shares on such conversion, shall be deemed to be the amount of consideration for which the shares of Common Stock issuable upon such conversion are issued.

  (e) No adjustment in the Conversion Shares shall be made by reason of the issuance of shares of Common Stock or any security convertible into shares of Common Stock in exchange for cash, property or services; provided, the value of such cash, property or services is equal to the fair market value of the Common Stock issued therefor. For purposes hereof, the term "fair market value" or the Common Stock shall mean, for any day, the last sale price per share for the Common Stock on the National Association of Securities Dealers National Market System, or, if the Common Stock shall not be listed on such system, the closing bid price per share shall not be listed on such system, the closing bid price per share in the over-the-counter market, in each such case, unless otherwise provided herein, averaged over a period of 5 consecutive trading days prior to the date as of which the determination is to be made.

  (f) The right to convert this Debenture into Common Stock shall be exercised by the Holder delivering written notice (the "Conversion Notice") and a copy of the Debenture (provided that if the Conversion Notice relates to the exercise of conversion rights in respect of all of the Principal Amount and accrued and unpaid interest, the Holder shall deliver the original Debenture) to the Issuer at its office in Austin, Texas. Such conversion shall be deemed to have been made as of the date such COnversion Notice is sent to the Issuer in accordance with this Debenture. The Holder shall be treated for all purposes as having become the record holder of such Common Stock on such date. In case of notice being given by the Issuer for redemption pursuant to Section 5 above, the right to convert Principal Amount of and accrued and unpaid interest on the Debenture shall remain in effect until the close of business on the second business day preceding the date specified in the notice for redemption and, on that date, shall cease and terminate, unless previously exercised or the Issuer defaults in the payment of the redemption price for this Debenture. Upon conversion, the Issuer shall deliver to the Holder duly issued certificates representing the shares of fully paid and nonassessable Common Stock which constitute the Conversion Shares as well a new debenture on the same terms hereof representing the remaining Principal Amount which shall include all accrued and unpaid interest up to the date of Conversion.

  (g) The Issuer shall pay all expenses, taxes (other than income taxes of Holder) and other charges payable in connection with the preparation, execution and delivery of stock certificates and the new debenture pursuant to this
Section 8, except that, in case such stock certificates or new debenture shall be registered in a name or names other than the name of the Holder of this Debenture, funds sufficient to pay all stock transfer taxes, if any, which shall be payable upon the execution and delivery of such stock certificates or debenture shall be paid by the Holder to the

Issuer at the time of delivering the Debenture to the Issuer upon exercise.

  9. Transfer of Debenture and Conversion Shares. (a) The Holder of this Debenture, by acceptance hereof, represents and acknowledges that this Debenture and the Conversion Shares which may be purchased upon exercise of the conversion rights contained in Section 8 hereof are not being registered under the Securities Act of 1933, as amended (the "Securities Act"). The Holder is acquiring this Debenture for investment for its own account, with no intention of reselling or otherwise distributing the same without registration under the Securities Act, except pursuant to a valid exemption under the Securities Act. Neither this Debenture nor the Conversion Shares issuable hereunder may be transferred except (i) pursuant to an effective registration statement under the Securities Act, (ii) to any affiliate of Holder, or a nominee thereof, or (iii) pursuant to a valid exemption from registration under the Securities Act.

  10. Capitalization of the Issuer. The Issuer represents and warrants to the Holder that the authorized capital stock of the Issuer is 20,000,000 shares of common stock, $.01 par value, (the "Common Stock") of which 4,623,735 shares are issued and outstanding on the date hereof. All such shares of the Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

  11. Additional Agreements of the Issuer. The Issuer agrees with the Holder and with any holder of Conversion Shares acquired upon conversion of all or a portion of the Principal Amount and accrued and unpaid interest that:

  (a) Character of Conversion Shares. All shares which may be issued upon the exercise of the rights contained in the Debenture, have been duly authorized by the Issuer's Board of Directors and upon issuance, will be validly issued, fully paid an nonassessable and free from all taxes (other than income taxes of Holder), liens and charges with respect to the issue thereof;

  (b) Reservation of Shares. During the period within which the conversion rights contained in this Debenture may be exercised, the Issuer will have at all times authorized and reserved (free from preemptive rights) for the purpose of issue or transfer upon exercise of the conversion rights contained in Section 8 hereof, a sufficient number of shares of its Common Stock to provide for the exercise of the conversion rights and all other agreements pursuant to which third parties have rights to acquire shares of Common Stock;

  (c) No Violations. The Issuer will take all such action as may be necessary to ensure that Conversion Shares may be so issued without violation of any applicable law or regulation, or of any requirements of the National Association of Securities Dealers National Market System;

  (d) Maintain Authorized Shares. The Issuer will not take any action that would result in any adjustment of the number of Conversion Shares issuable upon exercise of the conversion rights if the total number of Conversion Shares purchasable after such action upon conversion of the full Conversion Amount, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and other warrants to purchase Common Stock and upon conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Issuer's Certificate of Incorporation, as then amended;

  (e) Actions in Avoidance; Non-Dilution. The Issuer will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Issuer, but will at all times in good faith assist in carrying out all of the provisions of this Debenture and in taking all of such action as may be necessary or appropriate in order to protect the rights of the Holder of this Debenture and holders of any Conversion Shares issue pursuant hereto; and

  (f) Financial Information. The Issuer will provide the Holder copies of all annual, quarterly and monthly financial statements, promptly after the same are available, and in addition, promptly after requested, such other information concerning the Issuer as the Holder may reasonable require (i) in order to comply with any law or governmental regulation, order of any court, or order, inquiry or investigation of any governmental agency or instrumentality, or (ii) in order to exercise any right or privilege of the Holder or to enforce any obligation of the Issuer under the Debenture or any agreement or instrument executed and delivered in connection therewith. All information provided pursuant to this Section 11(f) (other than any information otherwise generally available to the public) will be treated as confidential and the Holder will cause its advisors and agents to maintain the confidentiality of all such confidential information.

  (g) Notice of Adjustment. Whenever the Conversion Shares issuable upon the exercise of the conversion rights hereunder shall be adjusted as herein provided, or the rights of the Holder or holders of Conversion Shares shall change by reason of other events specified herein, the Issuer shall compute the adjusted number of Conversion Shares in accordance with the provisions hereof and shall prepare a certificate signed by its chief executive officer or principal financial officer setting forth the adjusted number of Conversion Shares issuable upon the exercise of the conversion rights or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based, and shall obtain an opinion of the Issuer's independent certified public accountant reasonably satisfactory to the Holder as to the correctness of such adjustments and calculations and to the effect that such adjustments and calculations have been made in accordance with the terms hereof. The Issuer shall cause to be mailed to the Holder copies of such officer's certificate and accountants' opinion together with a notice stating that the number of Conversion Shares purchasable upon exercise of the conversion rights have been adjusted and setting forth the adjusted number of Conversion Shares so purchasable.

  (h) Dividend Restrictions. Without the prior written consent of the Holder, the Issuer will not declare or pay any dividend or other distribution (whether cash or property) on its Common Stock.

  (i) Notifications to Holder. The Issuer shall give written notice at least 30 days prior to:

    (i) offering for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

    (ii) effecting any capital reorganization, or reclassification of the capital stock of the Issuer, or consolidation, merger or share exchange of the Issuer with another corporation, or sale, transfer or other disposition of all or substantially all of its assets; or

    (iii) effecting a voluntary dissolution, liquidation or winding up of the Issuer;

and, in any one or more of such cases, the Issuer shall give the Holder (A) at least 30 days' (but not more than 120 days') prior written notice of the date on which the books of the Issuer shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (B) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days' (but not more than 120 days') prior written notice of the date when the same shall take place.

  (j) Issuer to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section 11 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights under this Debenture in accordance with the essential intent and principles of such provision, or which might materially and adversely affect the conversion rights of the Holder under any provisions of this Debenture, then the Issuer shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, and any adjustment necessary with respect to the Conversion Amount and the number of Conversion Shares purchasable hereunder so as to preserve the rights of the Holder of this Debenture hereunder.

  12. Consent of Lenders. The Issuer represents and warrants to the Holder that, prior to the date hereof, the Issuer has received and delivered to the Holder (in form reasonably satisfactory to the Holder) a written consent and waiver to Issuer's execution and delivery of this Debenture and the Security Agreement from Silicon Valley Bank.

  13. Registration Rights Agreement. Simultaneously with the execution and delivery of this Debenture, the Holder and Issuer shall execute and deliver the registration rights agreement in the form attached hereto as Exhibit B.

  14. Exchange and Replacement. This Debenture is exchangeable, upon the surrender hereof by the Holder at the office of the Issuer described herein, for one or more new Debentures of like tenor and date representing in the aggregate the right to payment of any then outstanding indebtedness issued pursuant to the Debenture and to purchase the number of Conversion Shares which may be purchased hereunder.

  15. Remedies. Upon the occurrence of an Event of Default, at the option of the Holder, all amounts payable by the Issuer to the Holder under the terms of this Debenture shall become immediately due and payable by the Issuer to the Holder without notice to the Issuer or any other person, and the Holder shall have all of the rights, powers, and remedies available under the terms of the Debenture or at law or in equity or otherwise. The Issuer and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of indebtedness evidenced by this Debenture hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Debenture and expressly agree that this Debenture or any payment hereunder may be extended from time to time without in any way affecting the liability of the Issuer, guarantors and endorsers.

  16. Confessed Judgment. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE ISSUER HEREBY AUTHORIZES ANY ATTORNEY DESIGNATED BY THE HOLDER OR ANY CLERK OF ANY COURT OF RECORD TO APPEAR FOR THE ISSUER IN ANY COURT OF RECORD AND TO CONFESS JUDGMENT WITHOUT PRIOR HEARING AGAINST THE ISSUER IN FAVOR OF THE HOLDER FOR AND IN THE AMOUNT OF THE UNPAID PRINCIPAL AMOUNT, ALL INTEREST ACCRUED AND UNPAID THEREON, ALL OTHER AMOUNTS PAYABLE BY THE ISSUER TO THE HOLDER UNDER THE TERMS OF THIS DEBENTURE OR ANY OTHER LOAN DOCUMENTS, COSTS OF SUIT, AND ATTORNEYS' FEES. THE ISSUER HEREBY RELEASES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL ERRORS AND ALL RIGHTS TO EXEMPTION, APPEAL, STAY OF EXECUTION, INQUISITION, AND OTHER RIGHTS TO WHICH THE ISSUER MAY OTHERWISE BE ENTITLED UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR OF ANY STATE OR

POSSESSION OF THE UNITED STATES OF AMERICA NOW IN FORCE OR WHICH MAY HEREAFTER BE ENACTED. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST THE ISSUER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF OR BY ANY IMPERFECT EXERCISE THEREOF AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO. SUCH AUTHORITY MAY BE EXERCISED ON ONE OR MORE OCCASIONS OR FROM TIME TO TIME IN THE SAME OR DIFFERENT JURISDICTIONS AS OFTEN AS THE HOLDER SHALL DEEM NECESSARY OR DESIRABLE, FOR ALL OF WHICH THIS DEBENTURE SHALL BE A SUFFICIENT WARRANT.

  17. Consent to Jurisdiction. THE ISSUER IRREVOCABLE SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE SATE OF MARYLAND OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE. THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THE ISSUER MAY NOW OR HEREAFTER HAVE TO THE LAYING THE VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE ISSUER AND MAY BE ENFORCED IN ANY COURT IN WHICH THE ISSUER IS SUBJECT TO JURISDICTION BY A SUIT UPON SUCH JUDGMENT PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON THE ISSUER AS PROVIDED IN THIS DEBENTURE OR AS OTHERWISE PERMITTED BY APPLICABLE LAW.

  18. Waiver of Trial by Jury. The parties hereto hereby waive trial by jury in any action or proceeding to which any or all of them may be parties, arising out of or in any way pertaining to this Debenture. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Debenture.

  This waiver is knowingly, willingly and voluntarily made by each of the parties hereto, and the parties hereby represent that no representations of fact or opinion have been made by an individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The parties further represent that they have been represented in the signing of this Debenture and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

  19. Expenses. The Issuer promises to pay to the Holder on demand by the Holder all reasonable costs and expenses incurred by the Holder in connection with the collection and enforcement of this Debenture following the occurrence of an Event of Default, including, without limitation, all attorneys' fees and expenses and all court costs.

  20. Incorporation by Reference. Each of the representations and warranties of Borrower set forth in the Plan of Reorganization are hereby incorporated by reference and may be relied on by Lender as if set forth in full herein.

  21. Notices. Any notice, request, or demand to or upon the Issuer or the Holder shall be deemed to have been properly given or made when delivered by certified mail, return-receipt requested, or by facsimile, receipt confirmed::

  If to Holder:    Lockheed Martin Corporation
                   6801 Rockledge Drive
                   Bethesda, Maryland 20817
                   Attention:  Treasurer
                     Telecopy:  301-897-6651

  With a required  Lockheed Martin Corporation
  copy to:         6801 Rockledge Drive
                   Bethesda, Maryland 20817
                   Attention:  Pete Reynolds
                               Assistant Treasurer-
                               Treasury Operations
                     Telecopy:  301-897-6406

  If to Issuer:    Summagraphics Corporation
                   8500 Cameron Road
                   Austin, Texas 78746
                   Attention:  President
                     Telecopy:  512-327-9844

  22. Partial Invalidity. In the event any provision of this Debenture (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of the Debenture; but the Debenture shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Debenture, but only to the extent it is invalid, illegal, or unenforceable.

  23. Captions. The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Debenture.

  24. Governing Law. The provisions of this Debenture shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland (excluding conflicts of law principles) as the same may be in effect from time to time.

  25. Assignment. This Debenture may not be assigned, in whole or in part, by either party without the prior written consent of the other party; provided, however, that Holder may assign this Debenture to any of its subsidiaries.

  IN WITNESS WHEREOF, Holder and Issuer have caused this Debenture to be signed by their duly authorized officers under its corporate seal, duly attested by its authorized officer, and to be dated as of March 19, 1996.

ATTEST:                                 SUMMAGRAPHICS CORPORATION,
                                          a Delaware Corporation


/s/Robert B Sims                        By:/s/Michael S. Bennett
____________________________               _________________________(SEAL)
Secretary                                  Michael S. Bennett
                                           President and Chief Executive
                                             Officer


ATTEST:                                 LOCKHEED MARTIN CORPORATION,
                                          a Maryland Corporation


[signature appears here]                By:/s/Walter E. Skowronski
____________________________               _________________________(SEAL)
Secretary                                  Walter E. Skowronski
                                           Vice President and Treasurer

                 CONFIDENTIAL -- FOR DISCUSSION PURPOSES ONLY


                                                                      SCHEDULE 1


                         Preapproved Uses of Proceeds


                                                    Preapproved
Item                                                    Uses

Payment of amounts past due to
Venture Manufacturing (Singapore)                   Up to $1,000,000

Payment of amounts past due to
Mutoh                                               Up to $1,200,000

Payment of amounts past due to
Salisbury (Harvard) manufacturing                   Up to $100,000

Total Pre-Approved Uses                             Up to $2,300,000

Additional borrowings to require approval per Exhibit C and the terms of the Debenture.

                                                                       EXHIBIT A
                                                                      to Secured
                                                           Convertible Debenture
================================================================================




                              SECURITY AGREEMENT



                          Dated as of March 19, 1996

                                      by

                          SUMMAGRAPHICS CORPORATION,
                            a Delaware corporation
                                (the "Issuer")


                                  in favor of


                         LOCKHEED MARTIN CORPORATION,
                            a Maryland corporation
                                (the "Holder")





================================================================================

                              SECURITY AGREEMENT

  THIS SECURITY AGREEMENT (this "Agreement") is made as of this 19th day of March, 1996, by SUMMAGRAPHICS CORPORATION, a Delaware corporation (the "Issuer"), in favor of LOCKHEED MARTIN CORPORATION, a Maryland corporation (the "Holder").


                                   RECITALS

  A. The Issuer and the Holder have entered into an agreement with Calcomp Inc., a wholly owned subsidiary of the Holder ("Calcomp"), of even date herewith, which is known as the Plan of Reorganization and Agreement for the Exchange of Stock of Calcomp Inc. for Stock of Summagraphics Corporation (the "Plan of Reorganization"), pursuant to which the parties have agreed to enter into a transaction to accomplish the acquisition by Holder of approximately 90% of the issued and outstanding shares of common stock in the Issuer.

  B. In order to provide the Issuer with required working capital until the closing of the Plan of Reorganization, the Holder has agreed to lend the Issuer up to Two Million Five Hundred Thousand Dollars ($2,500,000), subject to the Holder's approval of the specific use(s) of each requested advance of funds, and the Issuer's obligations to repay outstanding advances together with interest thereon and costs of collection associated therewith (collectively the "Issuer's Liabilities") are evidenced by a 9 1/4% Secured Convertible Debenture of even date herewith (the "Debenture").

  C. As referenced by the terms of Section 6 of the Debenture, the Holder has required that the Issuer's Liabilities be secured by this Agreement.

  NOW, THEREFORE, in order to secure (a) the prompt payment and performance of the Issuer's Liabilities, and (b) the performance by the Issuer of all the terms, conditions, and provisions of this Agreement (collectively with the Issuer's Liabilities, the "Issuer's Obligations"; provided, however, that the Issuer's Obligations shall not include any obligation of the Issuer to the Holder under the Plan of Reorganization except only to the extent that such obligation relates specifically to the Debenture or to this Agreement); the Issuer agrees with the Holder as follows:

  1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the Debenture or the Plan of Reorganization, as the case may be. In addition, the following terms shall have the following meanings for purposes of this Agreement.

  "Accounts", "Documents", "Equipment", "Instruments" and "Inventory" shall, in addition to any meaning given to such terms in this Agreement, have the respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in any state in which any portion of the Collateral may now or hereafter be located, and shall also cover, without limitation, (a) all property included in these respective terms, whether now owned or existing or hereafter acquired or created, and (b) all proceeds (cash and non-cash) of the foregoing. The term "Equipment" shall not include any Equipment in which the Issuer has granted a security interest to Heller Financial, Inc.

  "Account Debtor" shall mean any person who is obligated on a Receivable.

  "Collateral" shall have the meaning given to such term in Section 2 of this Agreement.

  "General Intangibles" shall mean any and all general intangibles of every nature, whether presently existing or hereafter acquired or created arising out of or relating to the operation of the Issuer's business, including without limitation all books, correspondence, credit files, records, computer programs, computer tapes, cards and other papers and documents in the possession or control of the Issuer, claims, judgments, patents, patent licenses, trademarks, trademark licenses, licensing agreements, rights in intellectual property, goodwill, as that term is defined in accordance with generally accepted accounting principles (including all goodwill of the Issuer's business symbolized by, and associated with, any and all trademarks, trademark licenses, rights, literary rights, copyrights, service names, service marks, logos and trade secrets), all amounts received as an award in or settlement of a suit in damages, and all interests in joint ventures or general or limited partnerships.

  "Permitted Liens" shall mean the following:

  (a) liens for taxes (i) not delinquent or (ii) being contested in good faith and by proper proceedings, as to which adequate reserves are maintained on the books of the Issuer in accordance with generally accepted accounting principles;

  (b) carriers', warehousemen's, mechanics', materialmen's or similar liens imposed by law incurred in the ordinary course of business in respect of obligations not overdue, or being contested in good faith and by proper proceedings and as to which adequate reserves with respect thereto are maintained on the books of the Issuer in accordance with generally accepted accounting principles;

  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other types of social security legislation;

  (d) security deposits made to secure the performance of leases, licenses and statutory obligations incurred in the ordinary course of business; and

  (e) existing liens in favor of Silicon Valley Bank, Heller Financial, Inc., ABN-AMRO Bank (Belgie) N.V. and Banque Bruxelles Lambert and certain equipment which is leased by the Issuer from The CIT Group Equipment Financing, Inc. and Amplicon Financial.

  "Receivable" shall mean one of the Issuer's now owned or hereafter acquired Accounts, Chattel Paper, Contract Rights, General Intangibles and Instruments arising out of or relating to the operation of the Issuer's business and all cash and non-cash proceeds thereof.

  2. Collateral. (a) The Issuer hereby assigns, pledges and grants to the Holder a continuing security interest in all right, title and interest of the Issuer in and to the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being hereinafter sometimes referred to collectively as the "Collateral"):

  (i) Accounts;

  (ii) Inventory;

  (iii) General Intangibles;

  (iv) Documents:

  (v) Instruments;

  (vi) Equipment;

  (vii) All monies, investments and property of any kind of the Issuer;

  (viii) All books and records (including customer lists, marketing information, credit files, price lists, operating records, vendor and supplier price lists, sales literature, computer programs, printouts and other computer materials and records) of the Issuer pertaining to any of the Collateral, except to the extent that such property is licensed to the Issuer on an exclusive basis under the terms of which the Issuer is prohibited from transferring or hypothecating such property;

  (xi) 65% of all issued and outstanding shares of capital stock of Summagraphics Belgium, N.V., a Belgian corporation, and of Summagraphics Europe, N.V., also a Belgian corporation, together will all stock certificates, options or rights of any nature whatsoever which may be issued or granted to the Issuer (collectively, the "Pledged Stock"); and

 (x) All proceeds of, attachments or accessions to, or substitutions for all or any of the Collateral described in Clauses (i) through (ix) hereof.

  3. Title to Collateral. (a) The Issuer represents and warrants that it is the owner of all of the Collateral and it has good and marketable title to the Collateral free and clear of all liens, security interests, and other encumbrances except for Permitted Liens.

  (b) Without the prior written consent of the Holder, the Issuer will not (i) sell, lease, exchange, assign or dispose of, or grant any option with respect to, any of the Collateral, other than the sale of Inventory in the ordinary course of business and the replacement of obsolete Equipment, except the sale of the Issuer's CAD warehouse business or Summajet or Summachrome product lines or license rights to such products; provided that the proceeds of any such sale shall be subject to the Holder's security interest to the extent covered by the definition of Collateral contained in Section 2 of this Agreement; or (ii) create, incur or suffer to exist any lien, security interest or other encumbrance in any of the Collateral or in any of the property or assets of Summagraphics Belgium, N.V. or Summagraphics Europe, N.V., except Permitted Liens.

  4. Further Assurance; Covenants. (a) At its expense, the Issuer will defend its title to the Collateral against all persons and will, upon request of the Holder, at its expense, (i) furnish such further assurances of title as may be required by the Holder, and (ii) deliver and execute or cause to be delivered and executed, in form and content satisfactory to the Holder, and financing, continuation, termination, or security interest filing statement, security agreement, or other document as the Holder may reasonably request in order to perfect, preserve, maintain, or continue the perfection of the Holder's security interest in the Collateral and/or its priority, subject only to Permitted Liens. The Issuer will pay the costs of filing any financing, continuation, termination, or security interest filing statement as well as any recordation or transfer tax required by law to be paid in connection with the filing or recording of any such statement. A carbon, photographic, or other reproduction of a security agreement or a financing statement is sufficient as a financing statement. Upon any failure by the Issuer to perform under this Section, the Holder may make, execute and record any and all such instruments, certificates, and documents for and in the name of the Issuer, and at the sole expense of the Issuer, and the Issuer hereby irrevocably appoints the Holder the agent and attorney-in-fact of the Issuer so to do, this appointment being coupled with an interest. Upon any failure by the Issuer to pay the expenses of executing, delivering and recording instruments, certificates or documents which the Holder deems to be necessary or desirable in order to effectuate, complete, perfect, continue or preserve the obligations of the Issuer and the Holder's interest in the Collateral, the Holder may, at its option, advance all such expenses, and the Issuer shall reimburse the Holder for any such sums advanced with interest at the Prime Rate of Interest as published in The Wall Street Journal from time to time plus 2% per annum, and the same shall be part of the Issuer's Obligations.

  (b) The Issuer agrees to hold any evidence of the Pledged Stock, including (without limitation) share certificates, for and on behalf of the Holder, except only to the extent that it is required to deliver any such evidence to Silicon Valley Bank which has received a first priority pledge and assignment of the Pledged Stock. Subject to the rights of Silicon Valley Bank, the Issuer agrees to deliver to the Holder, upon the Holder's request but in any event upon the occurrence of Event of Default, executed stock powers covering each share of Pledged Stock.

  (c) The Issuer will (i) at all times maintain, in accordance with generally accepted accounting principles, accurate and complete books and records pertaining to the Collateral, (ii) at all reasonable times and without hindrance and delay, after reasonable prior notice from the Holder, permit the Holder or any person designated by the Holder to enter any place of business of the Issuer or any other premises where any books, records, and other data concerning the Collateral may be kept and to inspect the Collateral and to examine, audit, inspect, and make extracts from and photocopies of any such books, records, and other data, (iii) furnish to the Holder promptly upon request and in the form and content specified by the Holder such data concerning the Collateral as the Holder may from time to time reasonably specify, and (iv) mark their respective books and records in a manner satisfactory to the Holder so that the Holder's rights in and to the Collateral will be shown.

  (d) The Issuer will maintain insurance on the Collateral with financially sound and reputable insurance companies in such amounts against such risks as historically have been maintained by the Issuer. The Holder shall have a security interest in any proceeds of insurance on the Collateral in accordance with Section 2 of this Agreement.

  (e) Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, the Issuer will pay, as and when due and payable, all taxes, levies, license fees, assessments, and other impositions levied on the Collateral or any part thereof or for its use and operation.

  5. Place(s) of Business of Issuer and Location of Collateral. The Issuer represents and warrants that its correct legal name is as specified on the signature line of this Agreement, and each prior legal name or trade name currently used by the Issuer is specified on Exhibit A attached hereto and made a part hereof. The Issuer warrants that the address of its principal place of business and the addresses of each other place of its business are as specified on Exhibit A attached hereto and made a part hereof. The Collateral and all books and records pertaining to the Collateral have been, are, and will be located at the office(s) specified and will be retained at such locations at all times during which any portion of the Issuer's Obligations remain outstanding. The Issuer will give the Holder advance written notice of the opening of any new place of business and of any change in the location of the places where the Collateral or the books and records concerning the Collateral or any part thereof are kept, so that the Holder will have adequate opportunity to file additional financing statements, if required, against the Collateral prior to the date on which it is relocated.

  6. Default. The occurrence of any one or more of the following events shall constitute an event of default (an "Event of Default") under this Agreement;

  (a) the occurrence of an Event of Default (as defined therein) under the Debenture (taking into account any notice, grace or cure period);

  (b) failure of the Issuer to perform, observe, or comply with any of the provisions of this Agreement, which failure shall remain unremedied for thirty
(30) days after written notice thereof to the Issuer by the Holder; and

  (c) any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

  7. Rights and Remedies Upon Default. (a) Upon the occurrence of an Event of Default hereunder, (i) the Holder shall have all the rights and remedies of a secured party under the Uniform Commercial Code of any state in which any portion of the Collateral may be located and other applicable laws, (ii) the Holder is authorized to offset and apply to all or any part of the Issuer's Obligations, all moneys, credits and other property of any nature whatsoever now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with the Holder, (iii) the Issuer, upon demand by the Holder, shall assemble all Collateral which is tangible personal property and make it available to the Holder at the Issuer's principal place of business and (iv) the Holder or its agents may enter upon any of the Issuer's premises to take possession of the Collateral, to remove it, to render it unusable, or to sell or otherwise dispose of it, all without judicial process or proceedings.

  (b) Any written notice of the sale, disposition, or other intended action by the Holder with respect to the Collateral which is required by applicable laws and is sent by certified mail, postage prepaid, to the Issuer at the address of the Issuer's principal place of business set forth on Exhibit A attached hereto at least ten (10) days prior to such sale, disposition, or other action, shall constitute reasonable notice to the Issuer. The Issuer shall pay on demand all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by or on behalf of the Holder (a) in enforcing the Issuer's Obligations, and (b) in connection with the taking, holding, preparing for sale or other disposition, selling, managing, collecting, or otherwise disposing of the Collateral. All of such costs and expenses (collectively, the "Liquidation Costs") together with interest thereon at a per annum rate of interest which is equal to the Prime Rate of Interest as published in The Wall Street Journal from time to time plus 2% per annum, from the date of payment until repaid in full, shall be paid by the Issuer to the Holder on demand and shall constitute and become a part of the Issuer's Obligations secured hereby. Any proceeds of sale or other disposition of the Collateral will be applied by the Holder to the payment of Liquidation Costs and any balance of such proceeds will be applied by the Holder to the payment of the remaining Issuer's Liabilities in such order and manner of application set forth in the Debenture.

  (c) The Holder may at any time and from time to time after the occurrence of an Event of Default which is not cured to the complete satisfaction of the Holder, and the Issuer hereby irrevocably appoints the Holder as its attorney-in-fact (which appointment is coupled with an interest), with power of substitution, in the name of the Holder or in the name of the Issuer or otherwise, for the use and benefit of the Holder, but at the cost and expense of the Issuer to, (i) notify the Account Debtors obligated on any of the Collateral to make payments thereon directly to the Holder to the effect permitted by applicable law, and to take control of the cash and non-cash proceeds of any such Collateral; (ii) compromise, extend, or renew any of the Collateral or deal with the same as the Holder may deem advisable; (iii) release, make exchanges or substitutions for, or surrender all or any part of the Collateral; (iv) remove from any place of business of the Issuer all books, records, ledger sheets, correspondence, invoices, and documents relating to or evidencing any of the Collateral or, without cost or expense to the Holder, make such use of any such place(s) of business as may be reasonably necessary to administer, control, and collect the Collateral; (v) repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (vi) demand, collect, receipt for, and give renewals, extensions, discharges, and releases of any of the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) settle, renew, extend, compromise, compound, exchange, or adjust claims with respect to any of the Collateral or any legal proceedings brought with respect thereto; (ix) endorse the name of the Issuer upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an Account Debtor; and (x) receive and open all mail addressed to the Issuer and notify the Post Office authorities to change the address for the delivery of mail to the Issuer to such address as the Holder may designate.

  (d) The Issuer will, following the occurrence of an Event of Default which is not cured to the complete satisfaction of the Holder (i) make no material change to the terms of any sale or lease of Inventory or of any Receivable or General Intangible without the prior written consent of the Holder; (ii) on demand, make available in form reasonably acceptable to the Holder (1) shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of Inventory or Receivable, (2) completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of Inventory or Receivables, (3) copies of the invoices arising out of the sale or lease of Inventory or Receivables, and (4) copies of any written contract or order from which the sale or lease of Inventory or Receivables arose; and (iii) when requested, regularly advise the Holder (1) whenever an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to a Receivable, and (2) of any delay in delivery or performance, or claims made, in regard to any sale or lease of Inventory or Receivables, and will comply with any instructions which the Holder may give regarding the sale or other disposition of such returns.

  8. Remedies Cumulative. Each right, power and remedy of the Holder as provided for in this Agreement or in the Debenture or Plan of Reorganization or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the Debenture or Plan of Reorganization or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers, or remedies.

  9. Waiver. No failure or delay by the Holder to insist upon the strict performance of any term, condition, convenant, or agreement of the Agreement or of the Debenture or Plan of Reorganization, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Holder from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of the Issuer's Obligations, the Holder shall not be deemed to have waived the right either to require payment when due of all other Issuer's Obligations or to declare an Event of Default for failure to effect such payment of any such other Issuer's Obligations. The Issuer waives presentment, notice of dishonor, and notice of non-payment with respect to accounts and chattel paper.

  10. Illegality. If fulfillment of any provision hereof or any transaction related hereto, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provisions herein contained other than the provisions hereof pertaining to repayment of the Issuer's Obligations operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect; and if such provision pertains to repayment of the Issuer's Obligations, then, at the option of the Holder, all of the Issuer's Obligations shall become immediately due and payable.

  11. Consent to Jurisdiction. THE ISSUER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT. THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THE ISSUER MAY NOW OR HEREAFTER HAVE TO THE LAYING THE VENUE OF ANY

SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE ISSUER AND MAY BE ENFORCED IN ANY COURT IN WHICH THE ISSUER IS SUBJECT TO JURISDICTION BY A SUIT UPON SUCH JUDGMENT PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON THE ISSUER AS PROVIDED IN THIS SECURITY AGREEMENT OR AS OTHERWISE PERMITTED BY APPLICABLE LAW.

  12. Waiver of Trial by Jury. The parties hereto hereby waive trial by jury in any action or proceeding to which any or all of them may be parties, arising out of or in any way pertaining to this Agreement. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Agreement.

  This waiver is knowingly, willingly and voluntarily made by each of the parties hereto, and the parties hereby represent that no representative of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The parties further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

  13. Modification; Waiver. None of the terms or provisions of this Agreement may be changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against whom enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.

  14. Applicable Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws.

  15. Successor and Assigns. This Agreement shall be binding upon the successors and assigns of the Issuer, and shall inure to the benefit of the successors and assigns of the Holder.

  WITNESS, the signature and seal of the Issuer as of the day and year first above written.

ATTEST:                                      SUMMAGRAPHICS CORPORATION




____________________________________         By:_________________________(SEAL)
Secretary                                       Michael S. Bennett
                                                President and Chief Executive
                                                  Officer


                                             LOCKHEED MARTIN CORPORATION




___________________________________          By:________________________(SEAL)
Secretary                                       Walter E. Skowronski
                                                Vice President and Treasurer

                                                                       EXHIBIT A
                                                           to Security Agreement


  (a) Address of Issuer's principal place of business:

      8500 Cameron Road, Austin, Texas  78754

  (b) Address(es) where Collateral is or is to be located:

      See attached.

  (c) Address(es) of other place(s) of business of the Issuer:

      See attached.

  (d) Previous legal and/or trade name(s) of the Issuer:

      Not applicable.

                                                                    EXHIBIT A to
                                                              Security Agreement

                           Summagraphics Corporation
                       North America Inventory Locations
                            as of February 29, 1996


SUMMAGRAPHICS

Cameron Road Location                 $6,166,062
Dessau Road Location                     746,647        $6,912,709
                                      ----------

CONSIGNED TO VENDOR LOCATIONS

Arrow Electronics                     $    8,323
Barcon Inc.                                5,912
Calidad                                  320,009
Central Texas Assembly                    43,053
Ember                                      9,311
Grentek Inc.                              25,708
HBM/Datagraf, Inc.                         1,317
Liberty Machine Inc.                       5,415
Marshall                                     202
MI, Inc.                                     270
Nukote International                       4,919
Pioneer-Standard Electron                    899
Precision Laser Cut                        4,271
Salisbury Technologies                     2,266
Studio RTA                                   975
TMS                                      465,029           897,676
                                      ----------        ----------
     TOTAL                                              $7,810,385
                                                        ==========




                                      A-2













                                                                    Exhibit A to
                                                              Security Agreement

                           SUMMAGRAPHICS CORPORATION
                         INVENTORY LOCATION ADDRESSES

SUMMAGRAPHICS LOCATION       6500 CAMERON RD.                                  AUSTIN               TX           78754
                             1001A WEST DESSAU RD.                             AUSTIN               TX           78753

VENDOR LOCATION
ARROW ELECTRONICS            BRAKER CENTER III BLDG M1,
                             11500 METRIC BLVD, SUITE 160                      AUSTIN               TX           78758
AUSTIN SCREEN GRAPHICS       11115 MIDDLE FISKVILLE ROAD                       AUSTIN               TX           78753
BARCON INC.                  5460 SOUTH GARNETT, SUITE 3                       TULSA                OK           74146
BROWN MFG                    3500 ANDTREE BLVD.                                AUSTIN               TX           78724
CALIDAD                      1920 INDUSTRIAL PARK DRIVE                        EDINBURG             TX           78539
CENTRAL TEXAS ASSEMBLY       26550 RR 12 BLDG #5                               DRIPPING SPRINGS     TX           78620
CIRCUIT TECHNOLOGY           6952 HIGH TECH DRIVE, SUITE B                     MIDVALE              UT           84047
EMBER INDUSTRIES             500 CARLSEN CIRCLE, SUITE 200                     SAN MARCOS           TX           78666
GRENTEK INC.                 2011 RUTLAND DRIVE                                AUSTIN               TX           78758
HBM/DATAGRAF, INC.           8305 HIGHWAY 71 WEST                              AUSTIN               TX           78735
IDENTIFICATION PRODUCTS      P.O. BOX 9276, 104 SILLIMAN AVENUE                BRIDGEPORT           CT           06605-0276
LIBERTY MACHINE INC.         P.O. BOX 547                                      LIBERTY HILL         TX           78642
MARSHALL                     8504 CROSS PARK                                   AUSTIN               TX           78754
MARYLEE FOUNDATION           1339 LAMAR SQUARE                                 AUSTIN               TX           78704
MI, INC.                     2007 LAMAR DR.                                    ROUND ROCK           TX           78664
MUTCH AMERICA INC.           3007 EAST CHAMBERS ST.                            PHOENIX              AZ           85040
NUKOTE INTERNATIONAL         P.O. BOX 3000                                     FRANKLIN             TN           37065
OAKS PRECISCION FABR., INC.  8560 BREEN DRIVE                                  HOUSTON              TX
PETTY INDUSTRIAL COATERS     8000 DAFFAN LANE                                  AUSTIN               TX           78724
PIONEER-STANDARD ELECTRON    1826-D KRAMER LANE                                AUSTIN               TX           78758
PRECISION LASER CUT          2011 LAMAR DRIVE                                  ROUND ROCK           TX           78664
SALISBURY TECHNOLOGIES       600 GLEN AVE.                                     SALISBURY            MD           21801
SHIEYI STEEL MOLD CO.        6, LANE 157, HO KONG 1ST ROAD,
                             HSIN CHUANG CITY                                  TAIPEIHSEN           TAIWAN, R.O.C.
STUDIO RTA                   2067 E. 55TH STREET                               VERNON               CA           90058
TMS                          29621 RIDGE ROUTE DRIVE                           LAGUNA HILLS         CA           92653
V.A.W. ALUMINUM              2525 BROCKTON DRIVE                               AUSTIN               TX           78758
V.A.W. ALUMINUM              P.O. BOX 3887, RIVERIA BLVD.                      ST. AUGUSTINE        FLA          32085


                                                                    EXHIBIT A to
                                                              Security Agreement


                                Other Locations


60 Silvermine Road
Seymour, Connecticut  06483
203-881-5400

7755 Center Avenue, Suite 1100
Huntington Beach, California 92647
714-894-6436

Keiberg III-Paviljoen 409
Imperiastraat 16
B-1930 Zaventem
Belgium
32-2-721-5033

100 New Bridge Street
London, England EC4V 63A
44-734-567-115

Rochesterlaan 6
B-8470 Gistel, Belgium
32-59-270011

Munchener Strasse 1
8011 Kirchheim Bei
Munich, Germany
49-89-904-5057

                                                                       EXHIBIT B
                                                                      to Secured
                                                           Convertible Debenture
================================================================================





                         REGISTRATION RIGHTS AGREEMENT

                          Dated as of March 19, 1996

                                by and between

                          SUMMAGRAPHICS CORPORATION,
                            a Delaware corporation
                                (the "Company")

                                      and

                         LOCKHEED MARTIN CORPORATION,
                            a Maryland corporation
                           (the "Debenture Holder")




================================================================================

                         REGISTRATION RIGHTS AGREEMENT

  This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of the 19th day of March, 1996, by and between SUMMAGRAPHICS CORPORATION, a Delaware corporation (the "Company") and LOCKHEED MARTIN CORPORATION, a Maryland corporation (the "Debenture Holder").

  WHEREAS, pursuant to Section 13 of the 9-1/4% Secured Convertible Debenture of the Company in favor of the Debenture Holder (the "Debenture"), the Company and the Debenture Holder agreed to execute and deliver this Agreement;

  WHEREAS, simultaneously with the execution and delivery of this Agreement, the Debenture has been executed and delivered by the Company to the Debenture Holder.

  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Debenture Holder agree as follows:

  1. Certain Definitions. (a) Capitalized terms used but now otherwise defined herein shall have the meaning given them in the Reorganization Agreement.

  (b) As used in this Agreement, the following terms shall have the following meanings:

  "Assignee" shall mean a Person who purchases Conversion Shares from the Debenture Holder (or another Assignee) other than in a registered distribution, but only to the extent that the Debenture Holder specifically and in writing assigns its rights and benefits under this Agreement to such purchaser in respect of the Conversion Shares purchased from the Debenture Holder and only if the Person agrees in writing to be bound by the terms and conditions of this Agreement.

  "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency administering the Securities Act.

  "Common Stock" shall mean the Common Stock, par value $.01 per share of Summagraphics Corporation.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

  "Person" shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, limited liability company, limited liability partnership, trust, state, the United States or any other entity.

  "Registrable Securities" shall mean the Conversion Shares and all shares of Common Stock issued in exchange for or in replacement thereof or upon the exercise or conversion of any right or security issued in respect of Conversion Shares, now or hereafter owned, directly or indirectly, by the Debenture Holder.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

  2. Piggy-back Registration Rights.

  (a) At any time and from time to time after the date hereof, if the Company proposes to register any shares of capital stock or other securities of the Company under the Securities Act (except with respect to registration statements on Forms S-4 or S-8 or successor forms) on any form that also would be eligible for use by the Debenture Holder or any Assignees in respect of the Registrable Securities, the Company will give to the Debenture Holder and the Assignees at least 30 days prior written notice of the filing or proposed filing of the registration statement.

  (b) Subject to the provisions of Section 2(c), each of the Debenture Holder and Assignees shall have the right to elect within 20 days after receipt of such notice to elect to include in such registration statement all or any part of the Registrable Securities (regardless of whether the Debenture Holder has at such time converted Principal Amount and accrued or unpaid interest into such Registrable Securities), which election shall be made by written notice to the Company within such 20-day period specifying the number of Registrable Securities that the Debenture Holder desires to so include.

  (c) In the case of an underwritten public offering, if the managing underwriter participating in the sale and distribution of the Company's securities covered by such registration statement advises the Company in good faith that the inclusion of some or all of the Registrable Securities which the Debenture Holder or any Assignee has requested be included in such registration statement would materially and adversely affect the marketing of the entire offering of securities, then the Company shall be obligated to include in the registration statement only such aggregate number of Registrable Securities (the "Permissible Shares") as the managing underwriter shall in good faith advise the Company may be included in the offering, without materially and adversely affecting the marketing of the entire offering of securities. If the aggregate number of Registrable Securities that the Debenture Holder and the Assignees shall have requested be included in such registration statement together with the number of shares requested to be included therein by all other holders having registration rights entitling them to participate in such registration (the "Other Holders") exceeds the number of Permissible Shares, then each of the Debenture Holder and Assignees, at its option, shall be entitled to withdraw its election to include all or a portion of the Registrable Securities in such registration statement and the Debenture Holder and Assignees who elect not to withdraw their election to include all or a portion of the Registrable Securities in such registration statement shall have the number of Registrable Securities that they are entitled to include in the registration statement reduced pro rata based upon the number of Registrable Securities each such Debenture Holder or Assignee initially requested be included in the registration statement such together with all shares requested to be registered by Other Holders that the total number of Registrable Securities to be included on behalf of the Debenture Holder and Assignees and Other Holders does not exceed the Permissible Shares. In the event that (i) the Debenture Holder or any Assignee elects to include Registrable Securities which have not at the time of such election been acquired by the Debenture Holder or Assignee upon exercise of conversion rights under the Debenture in any registration statement filed by the Company, (i) the Debenture Holder or Assignee elects to exercise conversion rights under the Debenture in respect of such Registrable Securities and (ii) some or all of such Registrable Securities are excluded from such registration pursuant to this Section 2(c), the Debenture Holder or the Assignee, as the case may be, may withdraw such election to convert Principal Amount and accrued and unpaid interest and upon such withdrawal, the Debenture Holder or the Assignee shall be treated as if the right to acquire Conversion Shares had not been exercised to the extent of any excluded shares.

  (d) Except for those registration rights set forth on Schedule 2(d) attached hereto, the Company represents and warrants to the Debenture Holder and the Assignees that, except as provided in this Agreement, the Company has not granted to any stockholder, holder of warrants or options for the purchase of shares of capital stock or any other Person any "piggy-back," demand or other registration rights with respect to any shares of capital stock or other securities of the Company. The Company agrees that it will not until such time as the Debenture Holder and Assignees no longer own any Registrable Securities, without the prior written consent of the Debenture Holder, hereafter grant to any Person "piggy-back," demand or other registration rights with respect to any shares of capital stock or other securities of the Company.

  (e) The Company shall be obligated to afford the Debenture Holder and Assignees the right to participate in each and every such registration taking place in accordance with the provisions of this Section 2 until the aggregate number of Registrable Securities then owned by the Debenture Holder and Assignees may be sold pursuant to Rule 144 in a single market transaction without registration under the Securities Act. Notwithstanding anything contained herein to the contrary, the Company agrees that it will not permit or agree to be included in any registration statement any shares of capital stock or other securities of the Company held by any Person (other than (i) a Debenture Holder, (ii) any Assignee or (iii) any other Holder having a contractual right to have shares included therein) until all outstanding Registrable Securities have been included in registration statements and sold, unless, in the case of each such registration, the Debenture Holder and Assignees first shall have been offered, and declined, the opportunity to include all of the Registrable Securities in a registration statement filed with and declared effective by the Commission under the Securities Act.

  3. Demand Registration Rights. The Company covenants and agrees that, at any time after the date of this Agreement and from time to time thereafter, upon receipt of a written request therefor from the Debenture Holder (or Assignees owning in the aggregate at least 25% of the Common Stock issued to the Debenture Holder on the date hereof), the Company shall, as promptly as is reasonably practicable, use its best efforts to file a registration statement to register under the Securities Act for sale to the public all or a portion of the Registrable Securities, and thereafter use its best efforts to file such amendment or amendments as may be necessary to cause the registration statement to be declared effective; provided, however, that the Company shall have no obligation under this Section 3 to register Registrable Securities on behalf of any of the Debenture Holder or Assignees unless the reasonably anticipated aggregate offering price to the public of such Registrable Securities, as stated by the Debenture Holder and Assignees requesting registration in their written request therefor, equals or exceeds $1,000,000, and provided further that the Company shall not be required to file more than two registration statements pursuant to this Section 3 on a form other than Form S-3 and in no event shall be required to file more than three registration statements pursuant to this
Section 3. The rights granted by this Section 3 may be exercised no more often than once in any six month period. The demand registration rights granted by this Section 3 will terminate when the aggregate number of Registrable Securities then owned by the Debenture Holder and Assignees may be sold under Rule 144 in a single market transaction without registration under the Securities Act.

  4. Company's Registration Obligations. If and whenever the Company is obligated by the provisions of this Agreement to effect the registration of any Registrable Securities under the Securities Act, the Company will, as promptly as is reasonably practicable:

  (a) Notify in writing each of the Debenture Holder and Assignees who have not requested registration of their Registrable Securities of the receipt by the Company of a request from another Debenture Holder or Assignee to register Registrable Securities so as to afford the Debenture Holder and Assignees who have not requested registration an opportunity to include their Registrable Securities in any such registration statement;

  (b) Prepare and file with the Commission a registration statement with respect to the shares and use its best efforts to cause the registration statement to become and remain effective for a period of at least 90 days.

  (c) Prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep the registration statement effective until the earlier of the sale of all shares covered thereby and the expiration of a period of 90 days after the date the registration statement became effective, and use its best efforts to comply with the provisions of the Securities Act with respect to the disposition of all rights to purchase securities covered by the registration statement.

  (d) Furnish to the Debenture Holder or its Assignees for whom the same are registered or are to be registered such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Debenture Holder or the Assignees, as the case may be, may reasonably request in order to facilitate the disposition of the Registrable Securities.

  (e) Use its best efforts to register or qualify the Registrable Securities covered by the registration statement under the securities or blue sky laws of such jurisdictions as such Debenture Holders or its Assignees shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Company shall not be obligated, by reason thereof, to qualify as a foreign corporation or to consent to general service of process or subject itself to taxation as doing business in any jurisdiction.

  (f) Furnish to Debenture Holders or its Assignees who account for at least 25% of the Registrable Securities covered by such registration statement, and use its best efforts to furnish to each other holder of the Registrable Securities covered thereby, at the time of disposition a signed counterpart, addressed to such Debenture Holder or Assignee, of an opinion of counsel for the Company reasonably acceptable to the Debenture Holder or its Assignees, as the case may be, covering substantially the same matters as are customarily covered in opinions of issuer's counsel in underwritten public offerings of securities of issuers in similar industries.

  (g) Notify the Debenture Holder or its Assignees, as the case may be, whose Registrable Securities are covered in such registration statement promptly after the Company shall receive notice that any registration statement, supplement or amendment has become effective, any registration statement is required to be amended or supplemented, or any stop order with respect thereto has been issued.

  (h) The inclusion of Registrable Securities in a registration statement involving an underwritten public offering shall be upon the condition that, except as otherwise provided in this Agreement, the Debenture Holder or its Assignees shall have their Registrable Securities sold through the underwriters on the same terms and conditions as are applicable to the Company.

  5. Expenses of Registration. The costs and expenses (other than underwriting discounts or commissions or similar payments) of all registrations and qualifications under the Securities Act and applicable state securities or blue sky laws, and of all other actions, that the Company is required to take or effect pursuant to this Agreement shall be paid by the Company (including, without limitation, all registration and filing fees, printing expenses, costs of special audits incidental to or required by any such registration, and fees and disbursements of counsel and independent public accountants for the Company); provided, however, that the Debenture Holder or its Assignees, as the case may be, shall pay the fees and disbursements of their respective legal counsel, and transfer taxes, if any, on Registrable Securities sold by the holders thereof.

  6. Debenture Holder's Registration Obligations. In the event a Debenture Holder or an Assignee desires to include any Registrable Securities in any registration statement pursuant to this Agreement, the Debenture Holder or the Assignee shall:

  (a) cooperate with the Company in preparing such registration statement, and execute such ordinary and customary agreements in a form reasonably acceptable to the Company and the underwriter as may be reasonably necessary in favor of any underwriter selected by the Company, including those contemplated by Section 8(b); and

  (b) promptly supply the Company with all information, documents, representations and agreements as the Company or any managing underwriter may reasonably deem necessary in connection with the registration of such Registrable Securities.

In connection with any registration involving an underwritten public offering in which a Debenture Holder or any Assignee of a Debenture Holder includes Registrable Securities in the registration statement, the Debenture Holder or Assignee, as the case may be, shall agree, if requested by the managing underwriter, not to effect or cause to be effected any sale or other disposition of shares or Registrable Securities not included in the registration statement for a period beginning seven days prior to the effective date and ending 180 days after the effective date of the registration statement without the managing underwriters' consent.

  7.  Indemnification.

  (a) In the event of any registration of any Registrable Securities pursuant to this Agreement, the Company will:

  (i) indemnify and hold harmless the Debenture Holder and any Assignee whose Registrable Securities are being so registered or offered, and each Person, if any, who controls any of the Debenture Holder or any such Assignee within the meaning of the Securities Act, against any losses, claims, damages, expense

(including, without limitation, reasonable attorneys' fees and disbursements), or liabilities (or actions in respect thereof) under the Securities Act or otherwise, which arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any summary prospectus or final prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any other violation of law with respect thereto, and

  (ii) reimburse the Debenture Holder or such Assignee and each such controlling Person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action;

provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, summary prospectus, final prospectus or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by the Debenture Holder or such Assignee, as the case may be, expressly for inclusion therein; provided, further that the Company shall not be liable to any indemnified party who participates as an underwriter in the offering or sale of Registrable Securities or to any other indemnified party, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action in respect thereof), or expense arises out of such indemnified party's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting the existence of an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in full in such final prospectus.

  (b) In the event of any registration of any Registrable Securities, the Debenture Holder or the Assignee whose shares are included in the registration statement, as the case may be, shall:

  (i) indemnify and hold harmless the Company, each of its directors, each of its officers who have signed any such registration statement, and each Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, expense (including, without limitation, reasonable attorneys' fees and disbursements) or liabilities (or actions in respect thereof) to which the Company or any such director, officer or controlling Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, expense or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any such registration statement, summary prospectus, final prospectus, or amendment or supplement thereof, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by the Debenture Holder or such Assignee, as the case may be, and accompanied by an express written consent that such information may be included therein, and

  (ii) reimburse any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action, but only in the circumstances and to the extent aforesaid; provided, however, that in no event shall the aggregate liability of the Debenture Holder and its Assignees to all indemnified parties hereunder be greater in amount than the dollar amount of proceeds received by the Debenture Holder and its Assignees upon the sale of Registrable Securities giving rise to such indemnification obligations.

  (c) If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7(a) or Section 7(b) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Debenture Holder and their Assignees on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Debenture Holder and its Assignees on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or by the Debenture Holder and its Assignees on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(e), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

  The Company and the Debenture Holder (on behalf of themselves and their Assignees) agree that it would not be just and equitable if contribution pursuant to this Section 7(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of
Section 7(c), the Debenture Holder and its Assignees shall not be required to contribute any amount in excess of the amount by which the total price of the Registrable Securities sold by the Debenture Holder and its Assignees and distributed to the public exceeds the amount of any damages that the Debenture Holder and its Assignees otherwise have been required to pay by reason of such untrue or alleged untrue statement or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  (d) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this
Section 7, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have under this Section 7 or otherwise.

  (e) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party. In the event the indemnifying party gives notice to the indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof subsequent to the date of such notice other than reasonable costs of investigation; provided, however, that if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then counsel for the indemnified party or parties shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties (and the indemnifying party or parties shall bear the reasonable legal and other expenses incurred in connection therewith). No indemnifying party will, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such indemnified party of a release and indemnity from all liability in respect of such claim or litigation and a denial of fault. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the prior consent of such indemnifying party.

  8. Agreements as to Underwriters. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, (a) the Company agrees to enter into an underwriting agreement in customary form with the underwriters and to indemnify such underwriters, and each Person who controls the underwriters within the meaning of the Securities Act, to the same extent as provided in Section 7(a) with respect to the indemnification of the Debenture Holder or its Assignees, and (b) the Debenture Holder or its Assignees agree to provide similar indemnities as part of their obligations in Section 6(a).

  9. Indemnity for Breaches. The Company agrees to indemnify and hold harmless the Debenture Holder and any Assignee hereunder at all times from and after the date of this Agreement, against and in respect of the following: (i) any losses, liabilities, costs, expenses or damages to the Debenture Holder or any such Assignee resulting from any breach of a representation or warranty or nonfulfillment of any agreement or covenant on the part of the Company under this Agreement, and (ii) all suits, actions, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses incident to any of the foregoing. Each of the Debenture Holder and Assignees agrees to indemnify and hold harmless the Company at all times from and after the date of this Agreement, against and in respect of the following: (i) any losses, liabilities, costs, expenses or damages to the Company resulting from any breach of a representation or warranty or nonfulfillment of any agreement or covenant on the part of the Debenture Holder under this Agreement, and (ii) all suits, actions, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses incident to any of the foregoing.

  10. Equitable Relief. The parties agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

  11. Notices. All notices and other communications give to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing and shall be sent by telecopy (with receipt confirmed) by registered or certified mail or delivered by hand, addressed as follows:

               (a)  If to the Company:

                    Summagraphics Corporation
                    8500 Cameron Road
                    Austin, Texas 78754
                    Attention:  President
                      Telecopy:  512-835-6730


                and

           (b)  If to the Debenture Holder

                Lockheed Martin Corporation
                6801 Rockledge Drive
                Bethesda, Maryland 20817
                Attention:  Stephen M. Piper, Esquire
                  Telecopy: 301-897-6333

                with a copy to

                Lockheed Martin Information
                  & Technology Services
                6801 Rockledge Drive
                Bethesda, Maryland 20817
                Attention:  General Counsel
                  Telecopy: 301-897-8889

               and


  (c) If to an Assignee, to such address as such Assignee provides to the Company and the Debenture Holder in connection with the acquisition of shares of Common Stock pursuant to which the Assignee becomes so, or to such other address as any party shall specify in writing to the other party. All such notices and other communications shall be deemed given at the time received.

  12. Amendments. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing, making express reference to this Agreement, and signed by the Person against whom enforcement of such waiver is sought. The failure of any party at any time to insist upon strict performance of or compliance with any provision of this Agreement shall not constitute a waiver of any right of such party hereunder or as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any future time.

  13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of ____ without regard to the conflict of law principles thereof.

  14. Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and, in the case of any of the Debenture Holder, its permitted assigns. The Company and the Debenture Holder expressly agree that the Debenture Holder shall be entitled to assign from time to time its rights hereunder (in respect of all or any portion of the Registrable Securities) to any purchaser of any of the Registrable Securities in accordance with the terms hereof, provided that no more than four persons unaffiliated with the Debenture Holder may become Assignees hereunder. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portion were not a part hereof.

  15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  16. Rules of Construction. Whenever used herein, the singular number shall include the plural, or plural the singular and the use of the masculine, feminine or neuter gender shall include all genders. The terms "agree" and "agreements" contained herein are intended to include and mean "covenant" and "covenants." Whenever used herein, the word "or" is used in the inclusive rather than the exclusive sense. The headings in this Agreement are for convenience only and shall not limit or otherwise affect any of the provisions hereof.

  17. Term. This Agreement shall terminate on the date on which the Debenture is redeemed or neither the Debenture Holder not any Assignees own or have the right to acquire upon an Event of Default under the Debenture, directly or indirectly, Registrable Securities.

  IN WITNESS WHEREOF, the Company and the Debenture Holder have executed this Agreement as of the day and year first above written.

ATTEST:                                       SUMMAGRAPHICS CORPORATION


_________________________________             By:________________________(SEAL)
Robert B. Sims                                   Michael S. Bennett
Secretary                                        President and Chief Executive
                                                   Officer


ATTEST:                                       LOCKHEED MARTIN CORPORATION



_________________________________             By:________________________(SEAL)
Lillian M. Trippett                              Walter E. Skowronski
Secretary                                        Vice President and
                                                   Treasurer

                                                                       EXHIBIT C
                                                                      to Secured
                                                           Convertible Debenture



                                                    _________________ ___, 199__



Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland  20817

Attention:  Treasurer

Ladies and Gentlemen:

  Pursuant to the terms of Section 1 of the 9-1/4% Secured Convertible Debenture (the "Debenture") issued by Summagraphics Corporation to Lockheed Martin Corporation on March ___, 1996, Summagraphics hereby requests Lockheed Martin to make an Advance (as defined in the Debenture) in the amount of $_______ (which amount is not less than $100,000). The proceeds of the Advance will be used for the following specific purposes:






  Upon approval by Lockheed Martin, please wire transfer the Advance to the following bank account:





  Any questions regarding this request should be directed to the undersigned at
(512) 327-_________.

                                                      Very truly yours,




                                                      SUMMAGRAPHICS CORPORATION




                                                      By:_______________________


cc:  CalComp, Inc.
     2411 West LaPalma Avenue
     Anaheim, California 92801
     Attention:  Treasurer


APPROVED:

CalComp, Inc.


By:__________________________

                                                                       EXHIBIT B

                       Intercompany Services Agreement

                                                                       EXHIBIT B
================================================================================



                        INTERCOMPANY SERVICES AGREEMENT


                        Dated as of __________ ___, 1996


                                 by and between


                           SUMMAGRAPHICS CORPORATION,
                             a Delaware corporation

                                      and

                          LOCKHEED MARTIN CORPORATION,
                             a Maryland corporation



===============================================================================

                        INTERCOMPANY SERVICES AGREEMENT
                        -------------------------------


          This INTERCOMPANY SERVICES AGREEMENT (this "Agreement") is made and entered into as of the ____ day of __________ 1996, by and between SUMMAGRAPHICS CORPORATION, a Delaware corporation (collectively with its subsidiaries, "Summagraphics"), and LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Lockheed Martin").

          WHEREAS, pursuant to Section 5.2(a) and 6.2 of the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation dated as of the ____ day of __________, 1996 (the "Reorganization Agreement"), by and among Summagraphics, Lockheed Martin and CalComp Inc., a California corporation ("CalComp"), Summagraphics and Lockheed Martin agreed to execute and deliver this Agreement at the closing (the "Closing") of the transactions contemplated by the Reorganization Agreement;

          WHEREAS, pursuant to the Reorganization Agreement, Summagraphics agreed to issue and deliver to Lockheed Martin shares representing 89.7% of Summagraphics' outstanding Common Stock, par value $.01 per share (the "Common Stock"), on a fully diluted basis, in exchange for the transfer and delivery of all the issued and outstanding capital stock of CalComp to Summagraphics, all pursuant to and in accordance with the terms of the Reorganization Agreement;

          WHEREAS, prior to the consummation of the transactions contemplated by the Reorganization Agreement, Lockheed Martin had provided certain services to CalComp, which services Summagraphics desires Lockheed Martin to continue providing to Summagraphics and CalComp after the Closing; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, the Closing has occurred.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Summagraphics and Lockheed Martin agree as follows:

         1.  CORPORATE SERVICES AND EMPLOYEE BENEFITS.
             ----------------------------------------

             (a) Beginning on the date hereof (the "Effective Date"), Lockheed Martin shall provide to Summagraphics all of the services set forth in Exhibit A to this Agreement to the extent provided prior to Closing by Lockheed Martin to CalComp ("Corporate Services"). To the extent provided in this Agreement, Lockheed Martin will include Summagraphics in its insurance coverage, including self-insurance, if applicable, ("Insurance"). In addition, Lockheed Martin has agreed to provide those employees who were employees of CalComp immediately prior to the Closing with benefit plans and programs and the corresponding administrative services which were provided to employees of CalComp prior to Closing ("Benefit Plans"). The Corporate Services and Benefit Plans may be provided in accordance with the terms and conditions of this Agreement by (i) any affiliate or employee of Lockheed Martin or its affiliates or (ii) any third party, at the sole discretion of Lockheed Martin.

          (b) From time to time, Lockheed Martin reviews its policies with respect to the provision and cost of services and the methodologies of allocating such costs among Lockheed Martin's subsidiaries in respect of those services that Lockheed Martin provides to its subsidiaries in the normal course. In the event that Lockheed Martin determines that a reduction in the level of such services (including the Corporate Services) or in the costs allocated to subsidiaries in respect of such services generally, Summagraphics would be entitled to participate in the benefit associated with any such reductions.

         2.  CORPORATE SERVICES.
             ------------------

             (a) Fee. In exchange for the Corporate Services, Summagraphics shall pay to Lockheed Martin a fee (the "Services Fee") that will be determined by Lockheed Martin on a basis consistent with past practices, recognizing, to the extent practicable, (i) Lockheed Martin's percentage ownership of Summagraphics, (ii) Summagraphics' requirements for certain services for which CalComp or Summagraphics was previously charged by Lockheed Martin and other third parties, (iii) costs of obtaining services from third parties that previously were provided to CalComp by Lockheed Martin. Summagraphics shall pay the Services Fee (which shall include an allocation of Lockheed Martin's overhead costs) to Lockheed Martin periodically in arrears on the last business day of the period to which the Services Fee relates.

             (b) Additional Corporate Services. At any time during the term of this Agreement, Summagraphics may request that Lockheed Martin provide additional services to Summagraphics. Upon any such request, the parties will discuss in good faith, without obligation, an appropriate adjustment to the Services Fee to reflect such additional services, after which Summagraphics shall notify Lockheed Martin in writing whether it shall accept such additional services and such adjustment.

          (c) Term; Termination of Corporate Services. The term of Lockheed Martin's agreement to provide Corporate Services shall be for two (2) years from and after the Effective Date, provided that (i) Lockheed Martin, at its option, may terminate this Agreement upon not less than 90 days prior written notice (or such other time as is reasonably agreed by the parties) to Summagraphics at any time that Lockheed Martin no longer owns Common Stock representing more than 50% of all of the issued and outstanding Common Stock of Summagraphics and Summagraphics may terminate this Agreement by providing not less than 90 days written notice to

Lockheed Martin at any time that Lockheed Martin owns Common Stock of Summagraphics representing less than 25% of its issued and outstanding Common Stock.

          3. (a) Insurance. Lockheed Martin shall use its reasonable efforts to cause Summagraphics to be covered under Lockheed Martin's insurance policies (including, without limitation, property, casualty, workers' compensation and directors and officers liability policies) which will provide to Summagraphics the type of Insurance provided to Summagraphics, or, at Lockheed Martin's option, CalComp immediately prior to Closing, subject to availability. Lockheed Martin shall not be responsible for obtaining or maintaining any insurance coverage for Summagraphics other than as set forth in the preceding sentence. Summagraphics shall, within 30 days of its receipt of a reasonably detailed invoice from Lockheed Martin, pay the portion of the premiums and other charges for the Insurance attributable to the coverage provided to Summagraphics. The portion of such premiums and other charges payable by Summagraphics shall be allocated in good faith by Lockheed Martin in a manner to reflect the cost to Lockheed Martin of the insurance premiums and other charges that are properly attributable to Summagraphics (including an allocation of Lockheed Martin's overhead costs related to providing such insurance). The Insurance provided shall be subject to such policies of insurance or self-insurance, and such guidelines or procedures in respect of insurance or self-insurance, as Lockheed Martin shall determine in its sole and absolute discretion, provided that in the event the terms of the Insurance change from those terms in effect immediately prior to the date hereof, Lockheed Martin agrees (a) to the extent Lockheed Martin is aware of a material change prior to the effective date of the change, to provide notice to Summagraphics of the change prior to its effective date, or
(b) otherwise to provide notice to Summagraphics upon becoming aware of the change. It is expressly agreed by Summagraphics and Lockheed Martin that any self-insurance, retention or deductible shall be for the account of and be an obligation of Summagraphics, and that Summagraphics' obligations in respect of such self-insurance, retention or deductible shall survive the termination of this Agreement.

          (b) Termination of Insurance. Either Summagraphics or Lockheed Martin may terminate all or any portion of the Insurance at any time on 90 days' prior written notice to the other party hereto, subject to the terms of the insurance coverage. Notwithstanding the foregoing, so long as Lockheed Martin beneficially owns shares of Common Stock possessing 50% or more of the voting power of all then-outstanding shares of capital stock, Summagraphics may not, without the prior written consent of Lockheed Martin, terminate all or any portion of the Insurance without providing evidence satisfactory to Lockheed Martin that Summagraphics has obtained, or upon termination of such Insurance will obtain, comparable insurance coverage. In the event all or any portion of the Insurance is terminated, if appropriate, the charges therefor shall be adjusted equitably to reflect such termination.

         4.  EMPLOYEE BENEFIT PLANS.
             ----------------------

             (a) Plans and Services.  Prior to the Effective Date, employees of
                 ------------------
CalComp participated in the employee benefit plans sponsored by Lockheed Martin listed on Exhibit B. On and after the Effective Date, employees who were employees of CalComp immediately prior to the Closing shall continue to be eligible to participate in the plans listed in Exhibit B subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. Any person who is hired by CalComp on or after the Effective Date shall be eligible to participate in the plans listed on Exhibit B subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Effective Date, subject to regulatory requirements, the Lockheed Martin Corporate Benefits Department will continue to provide such administrative services with respect to those plans listed on Exhibit B in which employees of CalComp continue to participate in substantially the same manner as it provided prior to the Effective Date. Except with respect to any employee who is hired by CalComp on or after the Effective Date, nothing contained herein shall be deemed to permit any employee of Summagraphics (other than any such employee who was an employee of CalComp immediately prior to the Closing) to participate in any employee benefit plan sponsored by Lockheed Martin without the prior written consent of Lockheed Martin, which consent may be withheld in Lockheed Martin's sole and absolute discretion.

             (b) Direct Cost Reimbursement.  Summagraphics shall reimburse
                 -------------------------
Lockheed Martin for the direct costs associated with the plans in which CalComp's or Summagraphics' employees participate. For this purpose, direct costs associated with the plans shall include those items charged to CalComp as direct costs prior to the Effective Date or any other reasonable method selected by Lockheed Martin for determining direct costs which included the cost of the benefits (premiums and contributions) and administration and management fees of third party providers and internal personnel which is reasonable and fairly allocates the costs of such plans. As appropriate, Summagraphics' allocable share of the direct costs will be determined consistent with the methodology used prior to the Effective Date to determine CalComp's allocable share of direct costs or any other method selected by Lockheed Martin for determining direct costs which is reasonable and fairly allocates the costs of such plans. Lockheed Martin will invoice Summagraphics on a monthly basis and Summagraphics shall make payment to Lockheed Martin within 30 days of receipt of an invoice. Experience rated insurance contracts will be actualized as soon as practicable after the end of each year; Summagraphics shall promptly reimburse Lockheed Martin the amount of any increased cost and Lockheed Martin will promptly refund to Summagraphics any overcharges. CalComp shall be entitled to review and provide comments to Lockheed Martin concerning the amount of any such reimbursement or refund.

          (c) Termination.  Summagraphics or Lockheed Martin may terminate
              -----------
participation by Summagraphics' or CalComp's employees in any plan sponsored by Lockheed Martin by giving 180 days' written notice to the other party, except that the date of termination may be shortened or extended by either party if the termination of Summagraphics' or CalComp's employees participation would adversely affect the tax qualification of the plan or its compliance with applicable regulatory requirements. The termination date may also be extended to the earlier of an additional 180 days or the expiration date of any contract pursuant to which benefits are provided if termination within 180 days would adversely affect rates or rights of other employees or if more time is necessary to effect an orderly termination of employees' participation. If the termination date is extended, Lockheed Martin and Summagraphics will cooperate reasonably in establishing a mutually agreeable termination date. Notice of less than 180 days may be given by mutual written consent of Summagraphics and Lockheed Martin or unilaterally by Lockheed Martin if the termination applies to all participating employers in the Plan or if Summagraphics and Lockheed Martin cease to be members of the same "controlled group" of corporations within the meaning of Code Section 414(b). In the event that Lockheed Martin intends to unilaterally terminate any plan pursuant to the foregoing sentence, Lockheed Martin shall provide notice to Summagraphics as soon as reasonably practicable taking into account the circumstances giving rise to such termination prior to such termination. Unless Lockheed Martin otherwise agrees, termination shall be effective with respect to the entire plan. Lockheed Martin will promptly submit an invoice for, and Summagraphics shall promptly pay to Lockheed Martin, all costs incurred prior to the date of termination, including costs resulting from the termination, and Lockheed Martin will promptly repay to Summagraphics any overpayment. All services offered by the Corporate Benefits Department with respect to such terminated benefits shall cease. Lockheed Martin thereafter will not be responsible for providing benefits of a like type to CalComp's employees.

          (d) Changes:  Additional Services.  Summagraphics may request changes
              -----------------------------
in plan terms or services (including changes allowing Summagraphics employees to participate in such plan). Approval of such changes shall be in the sole and absolute discretion of Lockheed Martin. Summagraphics may request additional services that, if agreeable to Lockheed Martin, will be provided on a direct cost basis to Summagraphics. From time to time, Lockheed Martin may, as plan sponsor, make changes in the benefit plans or in the administration of any of the plans.

          (e) Summagraphics Plans.  On or after the Effective Date, no employee
              -------------------
of Summagraphics or CalComp who is covered by a benefit plan sponsored by any entity within their "controlled group" of corporations (within the meaning of Code Section 414(b)) other than Lockheed Martin shall be entitled to simultaneous coverage under any plan sponsored by Lockheed Martin that provides a benefit of similar type, regardless of whether the other plan provides more or less coverage than the plan sponsored by Lockheed Martin. Summagraphics shall be solely responsible for benefits delivery and administration of plans covering its employees that are not sponsored by Lockheed Martin. A list of plans not sponsored by Lockheed Martin that covered Summagraphics employees prior to the Effective Date is attached as Exhibit C. Summagraphics shall use its reasonable efforts to maintain its employee benefits related insurance policies in effect prior to the date hereof.

          (f) Legislative and Regulatory.  In the event Summagraphics provides
              --------------------------
benefit plans to its employees, other than those sponsored by Lockheed Martin, Summagraphics will have sole responsibility to comply with all applicable regulatory requirements with respect to such Summagraphics plans. Notwithstanding the foregoing, Lockheed Martin and Summagraphics agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements that apply jointly to Summagraphics and Lockheed Martin. Such coordination, upon request, will include (but is not limited to) the following: Sharing payroll data for determination of highly compensated employees, providing census information (including accrued benefits) for purposes of running discrimination tests, providing actuarial reports for purposes of determining the funded status of any plan, review and coordination of insurance and other third party contracts, and providing for review all summary plan descriptions, requests for determination letters, insurance contracts, Forms 5500, financial statement disclosures, and plan documents.

          (g) Third Party Beneficiary.  Nothing in this Agreement is intended to
              -----------------------
entitle any employee or individual to any benefit or compensation from Summagraphics, CalComp or Lockheed Martin or to otherwise establish or create any rights on the part of any third party. Nothing in this Agreement is intended to restrict or limit Lockheed Martin in the exercise of its rights or the fulfillment of its duties as plan sponsor of any employee benefit plan.

          (h) Certain Notices.  In the event that there is an "ERISA Event,"
              ---------------
Lockheed Martin shall advise Summagraphics as soon as reasonably practicable after Lockheed Martin determines the ERISA Event has occurred. For purposes of this Section 4(h), an "ERISA Event" means (a) the termination of a plan listed on Exhibit B or the filing of a Notice of Intent to Terminate such a plan, in either case, under Section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"); (b) the institution of proceedings by the Pension Benefit Guaranty Corporation (or any successor thereof) to terminate a plan listed on Exhibit B or to appoint a trustee to administer such a plan or the receipt of notice by Lockheed Martin that such an action has been taken with respect to such a plan;

(c) any substantial accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 302 of ERISA is incurred with respect to any plan sponsored by Lockheed Martin and listed on Exhibit B and no waiver of that deficiency has been obtained from the Internal Revenue Service; (d) the Internal Revenue Service determines that a plan listed on Exhibit B that is intended to be qualified under Section 401 of the Code fails to meet the applicable requirements of the Code and disqualifies the plan; or (e) an amendment to a plan sponsored by Lockheed Martin and listed on Exhibit B that results in a significant underfunding described in Section 401(a)(29) of the Code or Section 307 of ERISA.

          5.  PRIOR PAYMENTS.  Summagraphics agrees from time to time to pay in
              --------------
full all amounts owed to Lockheed Martin for the costs incurred in connection with the provision of the services contemplated to be provided hereunder prior to the Effective Date. Lockheed Martin agrees from time to time to refund any overcharges paid by CalComp with respect to services prior to the Effective Date.

          6.  COOPERATION.  Lockheed Martin and Summagraphics shall (and each
              -----------
shall cause their respective Subsidiaries to) cooperate with each other with respect to all provisions of this Agreement and the Corporate Services, Insurance and Benefit Plans provided hereunder.

          7.  LIMITATION OF LIABILITY.  Except as may be provided in Section 8
              -----------------------
below and with respect to the obligation of Lockheed Martin to reimburse Summagraphics for overpayments of the fees and charges specified herein, Lockheed Martin, its subsidiaries, affiliates, directors, officers, employees, agents and permitted assigns (each, a "Lockheed Martin Party") shall not be liable to Summagraphics, any subsidiary or any affiliate, director, officer, employee, agent or permitted assign of Summagraphics or any of its subsidiaries, (each, a "Summagraphics Party") for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages, of a Summagraphics Party arising in connection with this Agreement, the Corporate Services, the Insurance or the Benefit Plans.

          8.  LOCKHEED MARTIN INDEMNIFICATION.  Lockheed Martin shall indemnify,
              -------------------------------
defend and hold harmless each of the Summagraphics Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively referred to as "Damages") of any kind or nature, of third parties unrelated to any Summagraphics Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of Lockheed Martin or its affiliates in connection with the performance of the Corporate Services or the administration of the Benefit Plans, or provision of the Insurance, or the failure of Lockheed Martin to perform its obligation hereunder except to the extent that Damages were caused directly or indirectly by acts or omissions of any

Summagraphics Party; provided however, that in the case of a Benefit Plan, Summagraphics' right of indemnification also shall extend to claims of Summagraphics' employees but shall not extend to any Damages that otherwise would have been owed in the absence of such gross negligence or willful misconduct. Notwithstanding the foregoing, Lockheed Martin shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims. In the event that Summagraphics knows of a claim that may be the subject of indemnification under this paragraph, it shall promptly notify Lockheed Martin of such claim and Lockheed Martin, in its sole and absolute discretion, may defend, settle, or otherwise litigate such claim, provided that no settlement be made without the consent of Summagraphics, which will not be unreasonably withheld.

          9.  SUMMAGRAPHICS INDEMNIFICATION.  Summagraphics shall indemnify,
              -----------------------------
defend and hold harmless each of the Lockheed Martin Parties, from and against all Damages of any kind or nature, of any Lockheed Martin party, caused by or arising in connection with Summagraphics' failure to fulfill Summagraphics' obligations hereunder, except to the extent that such failure is caused, directly or indirectly, by acts or omissions of any Lockheed Martin Party. Notwithstanding the foregoing, Summagraphics shall not be liable for any special, indirect, incidental or consequential damages relating to third party claims.

          10.  INFORMATION.  Subject to applicable law, each party hereto
               -----------
covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement as are required by such other party to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

          11.  CONFIDENTIAL INFORMATION.  Summagraphics and Lockheed Martin
               ------------------------
hereby covenant and agree to hold in trust and maintain confidential, except as otherwise required by law, all Confidential Information relating to the other party or any of its subsidiaries. Confidential Information shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information data bases, and the like. Without prejudice to the rights and remedies of any party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 11.

          12.  ASSIGNMENT.  Except as otherwise provided herein, neither party
               ----------
may assign or transfer any of its rights or duties under this

Agreement to any person or entity without the prior written consent of the other party.

          13.  NOTICES.  Any notice, instruction, direction or demand under the
               -------
terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

                                    If to Lockheed Martin:

                                    Lockheed Martin Corporation
                                    6801 Rockledge Drive
                                    Bethesda, Maryland  20817-1877
                                    Attention:  Stephen M. Piper, Esquire
                                           Assistant General Counsel
                                    Telecopy No.:  (301) 897-6333

                                    with a copy to:

                                    Lockheed Martin Information
                                      & Technology Services
                                    6801 Rockledge Drive
                                    Bethesda, Maryland  20817
                                    Attention:  General Counsel
                                    Telecopy No.:  (301) 897-6889

                                      and

                                    If to Summagraphics:

                                    Summagraphics Corporation
                                    2411 W. LaPalma Avenue
                                    Anaheim, California  92801
                                    Attention:  President
                                    Telecopy No.:  (714) 821-2074

or to such other address as either party may have furnished to the other in writing in accordance with this Section 13.

          14.  GOVERNING LAW.  This Agreement shall be construed in accordance
               -------------
with and governed by the laws of the State of Maryland.

          15.  SUSPENSION.  The obligations of any party to perform any acts
               ----------
hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

          16.  SEVERABILITY.  If any provision of this Agreement shall be
               ------------
invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

          17.  RIGHTS UPON ORDERLY TERMINATION; SURVIVAL.  Upon termination or
               -----------------------------------------
expiration of this Agreement or any of the Services, Insurance or Benefit Plans described herein, each party shall, upon request, forthwith return to the other party all reports, paper, materials and other information required to be provided to the other party by this Agreement. In addition, each party shall assist the other in the orderly termination of this Agreement or any of the Services, Insurance or Benefit Plans described herein. Notwithstanding any termination of this Agreement, the obligations of the parties hereto to make payments hereunder and the provisions of Sections 7, 8, 9 and 11 shall survive.

          18.  AMENDMENT.  This Agreement may only be
               ---------
amended by a written agreement executed by all of the parties hereto.

          19.  COUNTERPARTS.  This Agreement may be executed in separate
               ------------
counterparts (by facsimile or otherwise), each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                    SUMMAGRAPHICS CORPORATION


                                    By:___________________________
                                       Michael S. Bennett
                                       President and Chief
                                         Executive Officer

                                    LOCKHEED MARTIN CORPORATION


                                    By:___________________________
                                       Peter B. Teets
                                       President - Lockheed Martin
                                         Information & Technology
                                         Services Sector

                                                                       EXHIBIT A
                                                                       ---------

                               Corporate Services
                               ------------------

     Tax planning and advice and preparation of income tax returns.

     Corporate control and internal audit services.

     Insurance planning and advice.

     Health, safety and environmental management services and advice.

     Human resources and employee relations services.

     Legal services (other than outside counsel services).

     Employee benefit plans administration and services.

     Treasury and cash management services.

                                                                       EXHIBIT B
                                                                       ---------

                            Certain Lockheed Martin
                            Employee Benefit Plans
                            -----------------------

                                                                       EXHIBIT C
                                                                       ---------

                          Summagraphics Heritage Plans
                          ----------------------------

                                                                       EXHIBIT C

                          Cash Management Agreement

                                                                       EXHIBIT C
================================================================================




                           CASH MANAGEMENT AGREEMENT


                        Dated as of __________ ___, 1996


                                    between


                           SUMMAGRAPHICS CORPORATION,
                             a Delaware corporation

                                      and

                          LOCKHEED MARTIN CORPORATION,
                             a Maryland corporation



==============================================================================

                           CASH MANAGEMENT AGREEMENT

          This CASH MANAGEMENT AGREEMENT is dated as of __________ ___, 1996, between SUMMAGRAPHICS CORPORATION, a Delaware corporation ("Summagraphics"), and LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Lockheed Martin").

          WHEREAS, pursuant to Sections 5.2(b) and 6.2 of the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation dated as of the 19th day of March, 1996 (the "Reorganization Agreement"), by and among Summagraphics, CalComp Inc., a California corporation ("CalComp"), and Lockheed Martin, Summagraphics and Lockheed Martin agreed to execute and deliver this Agreement at the closing (the "Closing") of the transactions contemplated by the Reorganization Agreement;

          WHEREAS, pursuant to the Reorganization Agreement, Summagraphics agreed to issue and deliver to Lockheed Martin shares representing 89.7% of Summagraphics' outstanding Common Stock, par value $.01 per share (the "Common Stock") on a Fully Diluted Basis, in exchange for the transfer and delivery of all the issued and outstanding capital stock of CalComp to Summagraphics, all pursuant to and in accordance with the terms of the Reorganization Agreement; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, the Closing has occurred and the parties have executed and delivered a Revolving Credit Agreement of even date herewith.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Summagraphics and Lockheed Martin agree as follows:

          1. Definitions. (a) Certain capitalized terms used but not defined herein shall have the meaning given those terms in the Revolving Credit Agreement.

          (b) The following terms, as used herein, shall have the following respective meanings:

          "Advance" means any amount advanced by Lockheed Martin to Summagraphics pursuant to Section 5(a) hereof.

          "Bankruptcy Event" means, with respect to either party hereto, such party or any Subsidiary thereof (i) shall commence a voluntary case or other proceeding or an involuntary case or other proceeding shall be commenced against it seeking liquidation, reorganization or other relief with respect to it or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or, in the case of an involuntary case or other proceeding commenced against it, it shall consent to any such relief or to the appointment of or taking possession by any such official, or it shall make a general assignment for the benefit of creditors, or it shall fail generally to pay its debts as they become due, or it shall take any corporate action to authorize any of the foregoing, or an order for relief shall be entered against it under the federal bankruptcy laws as now or hereafter in effect; provided, however, that, any such involuntary case or proceeding shall not be a Bankruptcy Event unless it shall remain undismissed and unstayed for a period of 60 days.

          "Concentration Account" means the account established and maintained by Summagraphics in accordance with Section 3(a) hereof at such bank that Lockheed Martin in its sole discretion may from time to time designate.

          "Federal Funds Rate" means, for any day, the interest rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published in the Federal Reserve System statistical release H-15.

          "Investment" means any amount held by Lockheed Martin for the benefit of Summagraphics pursuant to Section 4(a) hereof.

          "Revolving Credit Agreement" means the Revolving Credit Agreement of even date herewith between the parties hereto as the same may be amended from time to time.

          "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof, and, as to Summagraphics, "Subsidiary" shall also mean CalComp.

          2. Agreement of Lockheed Martin. In consideration for the compensation described in Section 8 below, Lockheed Martin agrees that it will, in accordance with Sections 4 and 5 below, cause cash to be transferred to or from the Concentration Account in amounts sufficient to cause the Concentration Account balance to be zero at the end of each banking day.

          3. Agreements of Summagraphics. In order for Lockheed Martin to fulfill its obligations described in Section 2, Summagraphics agrees that it will:

               (a) establish and maintain the Concentration Account;

               (b) collect all domestic cash receipts of any nature payable to Summagraphics or its Subsidiaries through lockbox services or other collection services provided by banks approved by Lockheed Martin and cause all such cash receipts and all other amounts collected by Summagraphics to be transferred each banking day to the Concentration Account by means of a banking settlement system approved by Lockheed Martin;

               (c) notify Lockheed Martin of the estimated amount of the sum of electronic payments as of the date of transfer not later than 1:00 p.m. Eastern Standard Time on the date of such transfers;

               (d) provide Lockheed Martin with projections of cash flow and any additional related reports reasonably requested by Lockheed Martin;

               (e) promptly notify Lockheed Martin of the occurrence of any default or of any event that with notice or passage of time would constitute a default by Summagraphics under any financial or credit agreement or arrangement; and

               (f) disburse funds from the Concentration Account to banks and accounts approved by Lockheed Martin.

     Nothing in this Agreement is intended to limit the purposes for which Summagraphics may make payments or restrict its ability to make investments.

          4. Investments. (a) In the event that Summagraphics' net cash balance in the Concentration Account on any banking day is greater than zero, Lockheed Martin will cause the cash balance to be transferred from the Concentration Account to an account of Lockheed Martin. That amount will, first, be deemed a repayment of principal of Base Rate Loans outstanding under the Revolving Credit Agreement, second, to the extent not applied to repay Base Rate Loans, be deemed a repayment of principal of LIBOR Rate Loans outstanding under the Revolving Credit Agreement, and, third, to the extent not applied to repay Base Rate Loans and LIBOR Rate Loans, be deemed a repayment of outstanding Advances and, fourth, to the extent not applied to repay loans or Advances, be deemed an Investment held by Lockheed Martin for the benefit of Summagraphics.

          (b) Lockheed Martin will pay Summagraphics interest on the aggregate principal amount of Investments at a rate per annum equal to the Federal Funds Rate and will make available to Summagraphics the aggregate principal amount of such Investments plus interest accrued not later than the next business day. The aggregate amount of Investments plus interest accrued thereon at any time shall be available to off-set any negative cash balances in the Concentration Account on any day.

          5. Advances. (a) In the event that Summagraphics' net cash balance in the Concentration Account on any banking day is negative, Lockheed Martin will, subject to Section 5(c) hereof, advance by a deposit of funds into the Concentration Account the amount necessary to cause the balance in the Concentration Account to be zero. The amount so advanced will, first, be deemed a repayment of any Investments plus any interest accrued thereon outstanding on the date thereof and, second, to the extent not applied to repay Investments, be deemed an Advance by Lockheed Martin to Summagraphics.

          (b) Summagraphics will pay Lockheed Martin interest on Advances at a per annum rate equal to the Federal Funds Rate.

          (c) The maximum principal amount of Advances to be made by Lockheed Martin hereunder shall be $2,000,000 outstanding at any time.

          6. Interest. All interest to be paid with respect to Investments or Advances will be calculated on the basis of a 365/366 day year and the actual number of days elapsed. Interest will be calculated on each banking day and will be payable monthly in arrears. Lockheed Martin will notify Summagraphics, not later than ten days after the end of each month, of the net interest amount payable by or to Summagraphics hereunder with respect to Investments and Advances, which amount will be payable by the applicable party within five banking days of the date of such notice.

          7. Additional Accounts. Summagraphics may establish petty cash accounts and local depository accounts at local banks to ensure that funds are available to cover minor operating expenses. Such accounts, however, shall be subject to a limit on the maximum balances therein reasonably approved by Lockheed Martin and shall be replenished only to the extent vouchers and receipts are available. Summagraphics may further establish bank accounts in international locations as are required to collect and disburse funds of foreign operations. Such foreign bank accounts shall be established and banks approved by Lockheed Martin.

          8. Compensation. Lockheed Martin shall be compensated for providing services hereunder in accordance with the Intercompany Services Agreement, dated the date hereof (the "Services Agreement"), between the parties hereto. No additional compensation shall be due hereunder to Lockheed Martin.

          9. Limitation of Liability. Except as may be provided in Sections 10 and 11 below, Lockheed Martin, its affiliates, directors, officers, employees, agents or permitted assigns (each a "Lockheed Martin Party") shall not be liable to Summagraphics or any of Summagraphics' affiliates, directors, officers, employees, agents or permitted assigns (each a "Summagraphics Party") for, and each Summagraphics Party shall not be liable to any Lockheed Martin Party for, any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages arising in connection with this Agreement.

          10. Lockheed Martin Indemnification. Lockheed Martin shall indemnify, defend and save harmless the Summagraphics Parties from and against all liabilities, claims, damages, losses and expenses, including, but not limited to, court costs and reasonable attorneys' fees, of any kind or nature, caused by or arising in connection with the gross negligence or willful misconduct of Lockheed Martin hereunder, unless such gross negligence or willful misconduct is caused by the acts or omissions of any Summagraphics Party. Notwithstanding the foregoing, Lockheed Martin shall not be liable for any special, indirect, incidental or consequential damages relating to third party claims.

          11. Summagraphics Indemnification. Summagraphics shall indemnify, defend and save harmless the Lockheed Martin Parties from and against all liabilities, claims, damages, losses and expenses, including, but not limited to, court costs and reasonable attorneys' fees, of any kind or nature, caused by or arising in connection with Summagraphics' failure to fulfill Summagraphics' obligations hereunder; unless such failure is caused by the acts or omissions of any Lockheed Martin Party. Notwithstanding the foregoing, Summagraphics shall not be liable for any special, indirect, incidental or consequential damages relating to such claims.

          12. Term of Agreement; Change of Control. This Agreement is effective from the date hereof and shall continue in full force and effect until June 1, 1998, unless sooner terminated by either party. Either party may terminate this Agreement (a) at any time after the first anniversary of the date this Agreement is effective by giving not less than 90 days' prior written notice to the other party of its election to terminate (which notice may be given up to 90 days prior to the first anniversary), or (b) at any time by giving written notice to the other party of its election to terminate if (i) such other party has failed to make any payments hereunder within five days of when due or (ii) a Bankruptcy Event has occurred with respect to such other party. In the event of a change of control of Summagraphics, whether by merger, acquisition or sale of stock, disposition of assets or otherwise, this Agreement shall automatically terminate.

          13. Representations and Warranties. Each of the representations and warranties contained in the Revolving Credit Agreement of even date herewith by and between Summagraphics and Lockheed Martin are hereby incorporated by reference as if set forth herein in full and may be relied upon by the parties hereto as if set forth herein.

          14. Right of Set-Off. In addition to any rights and remedies of Lockheed Martin provided by law, Lockheed Martin shall have the right, without prior notice to Summagraphics, any such notice being expressly waived by Summagraphics to the extent permitted by applicable law, upon any amount becoming due and payable by Summagraphics hereunder and remaining unpaid, to set-off and appropriate and apply against any and all Investments, and any other credits, Indebtedness (as defined in the Revolving Credit Agreement) or claims at any time held by or owing by Lockheed Martin to or for the credit or the account of Summagraphics. Lockheed Martin agrees promptly to notify Summagraphics after any such set-off and application made by Lockheed Martin, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          15. Information. Each of Lockheed Martin and Summagraphics hereby covenants and agrees to provide the other with all information regarding itself and other assistance necessary for the other to comply with all applicable, federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

          16. Assignment. Neither party may assign or transfer any of its rights or duties under this Agreement to any person or entity without the prior written consent of the other party; provided, however, that Lockheed Martin may make any such assignment or transfer to an affiliate of Lockheed Martin without the prior written consent of Summagraphics.

          17. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, intercompany mail or by facsimile (with receipt confirmed), or five days after posting if sent by certified mail, return receipt requested to the following addresses:

               Lockheed Martin:

               Lockheed Martin Corporation
               6801 Rockledge Drive
               Bethesda, Maryland  20817
                 Attention:  Treasurer
                 Telephone:  (301) 897-6027
                  Telecopy:  (301) 897-6651

               With a copy to:

               Lockheed Martin Information & Technology Services
               6801 Rockledge Drive
               Bethesda, Maryland  20817
                 Attention:  Director, Finance
                 Telephone:  (301) 897-6540
                  Telecopy:  (301) 897-6889

               Summagraphics:

               Summagraphics Corporation
               2411 W. LaPalma Avenue
               Anaheim, California  92801
                 Attention:  Treasurer
                 Telephone:
                 Telecopy:

or to such other address as either party may have furnished to the other in writing in accordance with this Section 17.

          18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

          19. Suspension. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

          20. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

          21. Rights Upon Orderly Termination. Upon termination or expiration of this Agreement or any portion of the services described herein, each party shall, upon request, forthwith return to the other party all reports, paper, material and other information required to be provided to the other party by this Agreement. In addition, each party will assist the other in the orderly termination of this Agreement or any portion of the services described herein.

          22. Amendment. This Agreement may only be amended by a written agreement executed by all of the parties hereto.

          23. Entire Agreement. This Agreement, including any exhibits, together with the Revolving Credit Agreement and the Services Agreement, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter thereof.

          24. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                       LOCKHEED MARTIN CORPORATION


                                       By:___________________________
                                          Walter E. Skowronski
                                          Treasurer


                                       SUMMAGRAPHICS CORPORATION


                                       By:___________________________
                                          Michael D. Bennett
                                          President and
                                            Chief Executive Officer

                                                                       EXHIBIT D

                        Tax Sharing Agreement

                                                                       EXHIBIT D
================================================================================



                             TAX SHARING AGREEMENT


                        Dated as of __________ __, 1996


                                 by and between


                          LOCKHEED MARTIN CORPORATION,
                             a Maryland corporation

                                      and

                           SUMMAGRAPHICS CORPORATION,
                             a Delaware corporation



================================================================================

                             TAX SHARING AGREEMENT


          THIS TAX SHARING AGREEMENT (this "Agreement"), dated as of _________, 1996, is made and entered into by and between LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Lockheed Martin"), and SUMMAGRAPHICS CORPORATION, a Delaware corporation ("Summagraphics").


                                    RECITALS
                                    --------

          WHEREAS, pursuant to the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation, dated as of the 19th day of March, 1996 (the "Reorganization Agreement"), by and among Summagraphics, CalComp Inc., a California Corporation ("CalComp"), and Lockheed Martin, Summagraphics agreed to issue and deliver to Lockheed Martin 89.7% of the outstanding shares of Summagraphics' Common Stock, par value $.01 per share, determined on a fully diluted basis, in exchange for the transfer and delivery of all the issued and outstanding capital stock of CalComp to Summagraphics;

          WHEREAS, as a result of the Closing of the transactions contemplated by the Reorganization Agreement, Lockheed Martin is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended and Summagraphics is a member of such affiliated group;

          WHEREAS, the affiliated group of which Lockheed Martin is the common parent and Summagraphics is a member files a consolidated Federal income tax return as defined in Code Section 1501; and

          WHEREAS, Lockheed Martin and Summagraphics desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for tax periods in which Summagraphics and its subsidiaries are included in a consolidated Federal income tax return filed for the Combined Consolidated Group, and with respect to certain carrybacks and carryforwards of amounts relating to other periods.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          1. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          2. "Combined Consolidated Group" shall mean the Lockheed Martin Consolidated Group together with the Summagraphics Consolidated Group, and any other corporations which may become members of either.

          3. "Combined Consolidated Return" shall mean a consolidated Federal income tax return filed for the Combined Consolidated Group.

          4. "Summagraphics Consolidated Group" shall mean the affiliated group of corporations of which Summagraphics would be the common parent for consolidated Federal income tax return filing purposes if it were not a subsidiary of Lockheed Martin, and any other corporations which are or may become members of that affiliated group.

          5. "Estimated Tax Sharing Payments" shall have the meaning given that term in Section 2 of ARTICLE III.

          6. "Federal Income Taxes" and "Federal Income Tax Liability" shall mean the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code, or any successor provisions to such sections and any other income based U.S. Federal taxes which are hereinafter imposed upon corporations.

          7. "IRS" shall mean the Internal Revenue Service.

          8. "Lockheed Martin Consolidated Group" shall mean the affiliated group of corporations of which Lockheed Martin is the common parent, and any other corporations which may become members of the affiliated group, but excluding members of the Summagraphics Consolidated Group.

          9. "Pro Forma Summagraphics Return" shall mean a pro forma consolidated Federal income tax return for the Summagraphics Consolidated Group prepared pursuant to ARTICLE III, Section 1 or 5. For 1996, the Pro Forma Summagraphics Return shall include CalComp and its subsidiaries commencing January 1 and Summagraphics and its subsidiaries commencing on the Closing Date (as defined in the Reorganization Agreement).

          10. "Regulations" shall mean the U.S. Treasury regulations in effect from time to time.


                                   ARTICLE II

                               PROCEDURAL MATTERS
                               ------------------

          1. Lockheed Martin shall have the sole and exclusive responsibility for the preparation and filing of the consolidated U.S. Federal income tax return of the Combined Consolidated Group, including any amended returns and any other returns, documents, or statements required to be filed with the IRS with respect to the determination of the Federal Income Tax Liability of the Combined Consolidated Group. Lockheed Martin shall have the same responsibility with respect to state combined or consolidated returns filed by the Combined Consolidated Group. All returns shall be filed by Lockheed Martin on a timely basis, taking into account extensions of the due dates for the filings of such returns.

          2. The Summagraphics Consolidated Group shall continue to join in filing consolidated Federal income tax returns and consolidated or combined state income tax returns with the Lockheed Martin Consolidated Group for all such taxable years for which the Summagraphics Consolidated Group is eligible to do so under the Code, the Regulations and applicable state statutes, unless Lockheed Martin shall request and be granted permission to discontinue filing on a consolidated or combined basis by the appropriate Federal or state authority.

          3. Lockheed Martin shall make all Federal and state income and franchise tax payments, including estimated payments, with respect to combined and consolidated tax returns of the Combined Consolidated Group, and Lockheed Martin shall have the right to exercise all powers of a common parent with respect to filing the consolidated Federal income tax returns and consolidated or combined state income tax returns as are conferred on it by the Regulations and applicable state statutes.

          4. Lockheed Martin shall be the sole and exclusive agent of the Summagraphics Consolidated Group and any member of such group in any and all matters relating to the U.S. Federal Income Tax Liability of the Combined Consolidated Group for all consolidated return years. The same shall apply with respect to any state income tax liability where consolidated or combined returns are filed by the Combined Consolidated Group. Lockheed Martin shall consult with Summagraphics regarding the matters set forth in this paragraph as they apply to the Pro Forma Summagraphics Return described in ARTICLE III, Section 1 hereof, and shall consider all changes requested by Summagraphics; provided, however, that in its sole discretion, Lockheed Martin shall have the right with respect to any Federal or state consolidated or combined returns which it files
(a) to determine (i) the manner in which such returns shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested and (iii) the elections that will be made by any member of the Combined Consolidated Group, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS or applicable state authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds, to which the Combined Consolidated Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Combined Consolidated Group. Summagraphics hereby irrevocably appoints Lockheed Martin as its agent and attorney-in-fact to take such action (including the execution of documents) as Lockheed Martin may deem appropriate in accordance with the terms of this Section 4 to effect the foregoing.

          Lockheed Martin shall consult with Summagraphics regarding any material issue relating to the Summagraphics Consolidated Group which arises pursuant to an audit by the IRS or applicable state authorities of a Combined Consolidated Return or combined or consolidated state return of the Combined Consolidated Group or a return of Lockheed Martin to which an attribute of the Summagraphics Consolidated Group is carried back, and shall consider Summagraphics' views regarding any proposed adjustment relating to any such issue.

          5. Summagraphics shall reimburse Lockheed Martin for any outside legal and accounting expenses incurred by Lockheed Martin in the course of the conduct of any audit or contest regarding the tax liability of the Combined Consolidated Group, and for any other expenses incurred by Lockheed Martin in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to a Summagraphics Consolidated Group issue; provided, however, that prior to incurring any such expenses, Lockheed Martin shall, in good faith, consult with Summagraphics and consider Summagraphics' views with regard to the retention of outside professional assistance.

          6. Summagraphics shall furnish to Lockheed Martin in a timely manner such information and documents as Lockheed Martin may reasonably request for purposes of preparing the returns referred to in Section 1 of this ARTICLE II.


                                  ARTICLE III

                CALCULATION AND PAYMENT OF TAX SHARING PAYMENTS
                -----------------------------------------------

          1. For each taxable year for which Lockheed Martin files a Combined Consolidated Return, Lockheed Martin shall prepare a Pro Forma Summagraphics Return taking into account elections, methods of accounting, and positions with respect to specific items that are consistent with those made or used by Lockheed Martin for purposes of the Combined Consolidated Return. The tax liability for the Pro Forma Summagraphics Return shall be computed as a flat tax at the highest marginal rate applicable to corporations with respect to each category of reported taxable income (at the date of this Agreement, the highest marginal rate under Section 11 of the Code is 35%); provided, however, that if the taxable income of the Combined Consolidated Group has not reached the level (the "Flat Rate Level") at which the effect of the lower marginal rates set
      ---------------
forth in Section 11 of the Code (or any successor provision) is eliminated (as of the date hereof, the Flat Rate Level is $18,333,333.33), then the tax liability for the Pro Forma Summagraphics Return shall be based on a rate sharing agreement to be agreed upon by the parties at such time. The Pro Forma

Summagraphics Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from prior years' Pro Forma Summagraphics Returns which could have been utilized by the Summagraphics Consolidated Group if the Summagraphics Consolidated Group had never been included in the Combined Consolidated Group. Subject to the limitations imposed by Section 382 of the Code, the Pro Forma Summagraphics Return shall also reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from Summagraphics or Summagraphics consolidated returns for any taxable year in which Summagraphics was not included in the Combined Consolidated Group which could have been utilized by the Summagraphics Consolidated Group if the Summagraphics Consolidated Group had not been included in the Combined Consolidated Group. The Pro Forma Summagraphics Return shall also reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from CalComp and its United States subsidiaries (excluding AGT Holdings, Inc. and all of its subsidiaries) for tax periods ending on or prior to December 31, 1995, that were used on a consolidated basis by the affiliated group of corporations of which Lockheed Corporation was the common parent or by the Lockheed Martin Group, but which could have been utilized by the Summagraphics Consolidated Group if the Summagraphics Consolidated Group had not been included in the Combined Consolidated Group. The Pro Forma Summagraphics Return shall not, however, reflect carryovers of any attributes from the Lockheed Martin Consolidated Group, other than carryovers of pre-January 1, 1996, attributes of CalComp and its subsidiaries. Sections 1.1502-13 and 1502-13T of the Regulations shall be applied as if the Summagraphics Consolidated Group and the Lockheed Martin Consolidated Group were separate affiliated groups, except that the Pro Forma Summagraphics Return shall include all gains or losses recognized by the Summagraphics Consolidated Group on transactions between members of the Summagraphics Consolidated Group which are restored pursuant to such aforementioned Sections of the Regulations and actually reflected on the Combined Consolidated Return as a result of the Summagraphics Consolidated Group ceasing to be included in the Combined Consolidated Group.

          2. For each taxable year in which a Combined Consolidated Return is filed, Summagraphics shall make periodic payments ("Estimated Tax Sharing Payments") to Lockheed Martin in such amounts as, and no later than the dates on which, payments of estimated tax would be due from the Summagraphics Consolidated Group under Section 6655 of the Code if it were not included in the Combined Consolidated Group. The Estimated Tax Sharing Payments shall be determined by Lockheed Martin. Prior to March 15 of the following year, Lockheed Martin shall prepare a preliminary tax calculation for the Summagraphics Consolidated Group for such taxable year. The amount, if any, by which the Federal Income Tax Liability determined pursuant to such preliminary tax calculation exceeds the Estimated Tax Sharing Payments for the taxable year shall be paid by Summagraphics to Lockheed Martin not later than such March 15. Summagraphics shall pay to Lockheed Martin not later than 10 days after the date on which a Combined Consolidated Return for the taxable year is filed, an amount equal to (i) the Federal Income Tax Liability shown on the Pro Forma Summagraphics Return prepared for the taxable year, reduced by (ii) the Federal Income Tax Liability determined pursuant to the preliminary tax calculation, plus (iii) interest on such net amount. If the Estimated Tax Sharing Payments paid to Lockheed Martin plus the excess, if any, of the Federal Income Tax Liability determined pursuant to the preliminary tax calculation over the Estimated Tax Sharing Payments exceeds the amount of the Federal Income Tax Liability shown on the Pro Forma Summagraphics Return, Lockheed Martin shall refund such excess to Summagraphics within 10 days after the date on which a Combined Consolidated Return for the taxable year is filed, plus interest.

Lockheed Martin shall furnish to Summagraphics the preliminary tax calculation no later than 10 days prior to March 15 of the year following the taxable year, and shall furnish to Summagraphics the Pro Forma Summagraphics Return no later than 30 days before the Combined Consolidated Return for the taxable year is filed.

          3. If a Pro Forma Summagraphics Return reflects a net operating loss, net capital loss, excess tax credit or other tax attribute, Lockheed Martin shall pay to Summagraphics within 10 days after the Combined Consolidated Return for the taxable year is filed, the refund which the Summagraphics Consolidated Group would have received as a result of the carryback of such attribute 1) to a Pro Forma Summagraphics Return for any taxable year or years in which the Summagraphics Consolidated Group is included in the Combined Consolidated Group, or 2) to a Summagraphics or Summagraphics consolidated return for any taxable year or years in which Summagraphics was not included in the Combined
Consolidated Group.   The amount of the refund shall be determined as if the
Summagraphics Consolidated Group had never been included in the Combined Consolidated Group and Pro Forma Summagraphics Returns had been actual returns. All calculations of deemed refunds pursuant to this Section 3 shall include interest computed as if Summagraphics had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the Combined Consolidated Return is due, without regard to extensions. For purposes of determining the refund which the Summagraphics Consolidated Group would have received in accordance with the preceding sentence, such attributes shall not be deemed to be available as a carryback to any Lockheed Martin Consolidated Group return for any period.

          4. For each taxable year in which a Combined Consolidated Return is filed, Summagraphics shall take or cause to be taken all actions necessary to ensure that CalComp Foreign Sales Corporation or, at Lockheed Martin's election, a newly incorporated company (herein both referred to as "CCFSC") qualifies as a "foreign sales corporation", and that commissions are paid to CCFSC in amounts which will cause CCFSC to realize profits on each transaction equal to the largest amount permitted for CCFSC under the provisions of the Code. For each taxable year for which a Pro Forma Summagraphics Return is prepared, a determination shall be made (at the time at which the preliminary tax calculation is made for such taxable year pursuant to ARTICLE III, Section
2) as to the net Federal Income Tax cost or saving to the Summagraphics Consolidated Group resulting from the transactions engaged in between members of the Summagraphics Consolidated Group and CCFSC during such taxable year. If it is determined that there is a net Federal Income Tax cost to the Summagraphics Consolidated Group resulting from such transactions, either Summagraphics shall reduce the amount it is required to pay to Lockheed Martin by March 15 pursuant to ARTICLE III, Section 2 by the amount of such net Federal Income Tax cost or, if no amount is required to be paid by Summagraphics, Lockheed Martin shall refund to Summagraphics by March 15 the amount of such net Federal Income Tax cost. If it is determined that there is a net Federal Income Tax cost to the Summagraphics Consolidated Group from transactions engaged in with CCFSC during a taxable year, the amounts of any carryovers of a net operating loss, net capital loss, excess tax credits or other tax attributes from such taxable year which are reflected on the Pro Forma Summagraphics Group Return for a subsequent year shall be reduced by the equivalent net Federal Income Tax cost. Such reduction shall be accomplished in two steps, as follows: first, if there is a carryover of a net operating loss or net capital loss, the reduction shall be an amount equal to the net Federal Income Tax cost divided by the highest marginal tax rate applicable to such category of taxable income for the tax year in which such Federal Income Tax cost is incurred; second, any carryovers of other tax attributes shall be reduced by an amount equal to the remaining unrecovered net Federal Income Tax cost.

          5. If, in any year after the Summagraphics Consolidated Group ceases to be included in the Combined Consolidated Group, a Pro Forma Summagraphics Return for such period reflects a net operating loss, a net capital loss, excess tax credit or any other tax attribute, and such attribute could be carried back to a Combined Consolidated Return, Lockheed Martin shall pay to Summagraphics an amount equal to the refund that would be attributable thereto (including interest thereon). Pro Forma Summagraphics Returns under this Section shall be prepared by Summagraphics, and shall be subject to review and approval by Lockheed Martin, such approval not to be unreasonably withheld. After the Summagraphics Consolidated Group ceases to be included in the Combined Consolidated Group, it shall not be entitled to any payment by Lockheed Martin with respect to any net operating losses, net capital losses, excess tax credits or other tax attributes not used by the Summagraphics Consolidated Group prior to its ceasing to be included in the Combined Consolidated Group, whether or not the Combined Consolidated Group receives a refund or other benefit relating to such tax attributes.

          6. If, in any year after a member of the Summagraphics Consolidated Group ceases to be a member of both the Summagraphics Consolidated Group and the Combined Consolidated Group, such member has a net operating loss, a net capital loss, excess tax credit or any other tax attribute, and such attribute could be carried back to a Combined Consolidated Return, Lockheed Martin shall pay to such member an amount equal to the refund that would be attributable to such member (including interest thereon). After a member of the Summagraphics Consolidated Group ceases to be a member of both the Summagraphics Consolidated Group and the Combined Consolidated Group, it shall not be entitled to any payment by Lockheed Martin with respect to any net operating losses, net capital losses, excess tax credits or other tax attributes not used by the member prior to its ceasing to be a member of the Summagraphics Consolidated Group and the Combined Consolidated Group, whether or not the Summagraphics Consolidated Group or the Combined Consolidated Group receives a refund or other benefit relating to such tax attributes.

          7. To the extent that any audit, litigation, claim or refund with respect to a Combined Consolidated Return results in an increase or decrease in taxable income relating to the treatment of a Summagraphics Consolidated Group issue, a corresponding adjustment shall be made to such item and to Summagraphics' Consolidated Group Federal Income Tax Liability reflected on the applicable Pro Forma Return. Within 10 days after any such adjustment is finally determined, Summagraphics shall pay to Lockheed Martin any increase in the Summagraphics Consolidated Group Federal Income Tax Liability as a result of such adjustment plus interest and any penalties consistent with such adjustment and consistent with the penalties and interest actually assessed by the IRS, or Lockheed Martin shall refund to Summagraphics any reduction in the Summagraphics Federal Income Tax Liability as a result of such adjustment plus interest, as the case may be.


                                   ARTICLE IV

                                    INTEREST
                                    --------

          Interest required to be paid by or to Summagraphics pursuant to this Agreement shall, except as otherwise specified in Section 2 of ARTICLE V, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of Federal income tax for the relevant period.


                                   ARTICLE V

                    STATE & LOCAL INCOME AND FRANCHISE TAXES
                    ----------------------------------------

          1. The principles expressed with respect to the Combined Consolidated Group Federal income tax matters throughout this Agreement (including the Miscellaneous Provisions of ARTICLE VI) shall apply with equal force and effect to state and local income and franchise tax matters to the extent such taxes are determined on a combined or consolidated basis, including the preparation and filing of state and local income tax and franchise tax returns required to be filed by the Combined Consolidated Group.

          2. Any interest charge required to be paid by or to Summagraphics pursuant to this Agreement with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments of such tax for the relevant period.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          1. Lockheed Martin and Summagraphics agree that any information furnished one another pursuant to this Agreement is confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another person or entity.

          2. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement. For purposes of this Section 2, the term "successor" shall be deemed to include the acquiror of a substantial part of the assets of either of the parties hereto.

          3. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to conflicts of law principles thereof.

          4. This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

          5. (a) With respect to each member of the Summagraphics Consolidated Group, if such member is no longer eligible to file consolidated returns with Lockheed Martin for any reason (including, without limitation, the sale, exchange, or other disposition of all or any portion of the stock of Summagraphics or any other member sufficient to disaffiliate Summagraphics or such member from the Combined Consolidated Group, or the termination of the Combined Consolidated Group), the parties hereto agree that as between Lockheed Martin and the departing member, except as otherwise provided herein, this Agreement shall be terminated at the time specified in the following paragraph
b. After the date of the disaffiliation, the parties agree to continue sharing on a timely basis information necessary to the preparation of applicable Federal, state and local tax returns.

          (b) This Agreement shall become operative as of the Closing Date (as defined in the Reorganization Agreement) and with respect to any member of the Summagraphics Consolidated Group, shall terminate and be of no further force or effect only upon the expiration of all applicable statutes of limitations relating to federal and state income taxes (including refunds thereof) for all periods in which such member was a member of the Combined Consolidated Group, provided that any amounts payable hereunder by one party to the other as of the date of any such termination shall continue to be a valid and binding obligation of such party and shall be paid as provided herein.

          6. Lockheed Martin hereby agrees to indemnify and hold each member of the Summagraphics Consolidated Group harmless with respect to:

          (a) any Federal Income Tax Liability attributable to any taxable period of such member for which such member has paid Lockheed Martin its separate Federal Income Tax Liability, if any, in accordance with this Agreement; and

          (b) any Federal Income Tax Liability of the Combined Consolidated Group for any taxable period of Lockheed Martin where such liability arises solely by reason of the member being severally liable for any taxes of the Lockheed Martin Consolidated Group pursuant to Treas. Reg. 1.1502-6.

          7. Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

                                 TO SUMMAGRAPHICS:

                                 2411 West LaPalma Avenue
                                 Anaheim, California  92801
                                 Attention:  General Counsel

                                 TO LOCKHEED MARTIN:

                                 Lockheed Martin Corporation
                                 6801 Rockledge Drive
                                 Bethesda, Maryland  20817
                                 Attention:  Vice President
                                   and General Tax Counsel

                                 With a copy to:

                                 Lockheed Martin Information &
                                   Technology Services
                                 6801 Rockledge Drive
                                 Bethesda, Maryland  20817
                                 Attention:  Director of Finance

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

                                 LOCKHEED MARTIN CORPORATION,
                                   a Maryland corporation


                                 By:___________________________
                                    Arnold Chiet
                                    Vice President and
                                 General Tax Counsel


                                 SUMMAGRAPHICS CORPORATION,
                                   a Delaware corporation


                                 By:___________________________
                                    Michael S. Bennett
                                    President and Chief Executive
                                      Officer

                                                                       EXHIBIT E

                          Revolving Credit Agreement

                                                                       EXHIBIT E
================================================================================



                           REVOLVING CREDIT AGREEMENT


                          Dated as of _______ __, 1996


                                    between


                           SUMMAGRAPHICS CORPORATION,
                            a Delaware corporation,
                                  as Borrower

                                      and

                          LOCKHEED MARTIN CORPORATION,
                            a Maryland corporation,
                                   as Lender



================================================================================

                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----
        SECTION 1.  INTERPRETATIONS AND DEFINITIONS.

              1.1   Definitions...................................    1

        SECTION 2.  THE LOANS.

              2.1   Commitment to Lend............................   10
              2.2   Method of Borrowing...........................   10
              2.3   Repayment and Prepayment of the Loans.........   11
              2.4   Evidence of the Loans.........................   12
              2.5   Interest Rates................................   13
              2.6   Commitment Fee................................   13
              2.7   Reduction and Cancellation of the Commitment..   13
              2.8   General Provisions as to Payments.............   14
              2.9   Computation of Interest and Fees..............   14
              2.10  No Deduction..................................   14
              2.11  Use of Proceeds...............................   14

        SECTION 3.  CONDITIONS OF LENDING.

              3.1   All Loans.....................................   14
              3.2   Initial Loan..................................   15

        SECTION 4.  REPRESENTATIONS AND WARRANTIES.

              4.1   Corporate Existence and Power.................   15
              4.2   Corporate Authorization.......................   15
              4.3   Binding Effect................................   15
              4.4   No Contravention..............................   15
              4.5   Financial Statements..........................   16
              4.6   Litigation....................................   17
              4.7   Licenses and Authorizations...................   17
              4.8   No Default....................................   17
              4.9   No Event of Default...........................   17
              4.10  Adverse Change................................   17
              4.11  Liens.........................................   17
              4.12  ERISA.........................................   18
              4.13  Taxes.........................................   18
              4.14  Environmental Matters.........................   18
              4.15  Labor Matters.................................   19
              4.16  Completeness..................................   19

        SECTION 5.  AFFIRMATIVE COVENANTS.

              5.1   Financial Statements..........................   20
              5.2   Notices, Litigation, etc......................   21
              5.3   Maintenance of Existence, etc.................   21
              5.4   Obligations and Taxes.........................   22
              5.5   Books and Records.............................   22

                                      (i)


                                                                    Page
                                                                    ----



               5.6  Insurance.....................................   22
               5.7  ERISA.........................................   23
               5.8  Environmental Compliance......................   23

        SECTION 6.  NEGATIVE COVENANTS.

               6.1  Maximum Leverage Ratio........................   23
               6.2  Minimum Fixed Charge Coverage Ratio...........   23
               6.3  Minimum Quick Ratio...........................   24
               6.4  Prohibition of Liens..........................   24
               6.5  Prohibition of Sale-Leaseback Transactions....   25
               6.6  Mergers, Consolidations, etc..................   25
               6.7  ERISA.........................................   25

        SECTION 7.  EVENTS OF DEFAULT.


        SECTION 8.  MISCELLANEOUS.

               8.1  Notices.......................................   27
               8.2  Amendments and Waivers; Cumulative Remedies...   28
               8.3  Successors and Assigns........................   28
               8.4  Expenses and Withholding......................   29
               8.5  Counterparts..................................   29
               8.6  Headings; Table of Contents...................   29
               8.7  Governing Law; Arbitration....................   29
               8.8  Right of Set-Off..............................   30

        SCHEDULES

               Schedule 4.12......................................  S-1

                                     (ii)


                           REVOLVING CREDIT AGREEMENT
                           --------------------------


          REVOLVING CREDIT AGREEMENT, dated as of __________ ___, 1996, between SUMMAGRAPHICS CORPORATION, a Delaware corporation (the "Borrower"), and LOCKHEED MARTIN CORPORATION, a Maryland corporation (the "Lender").


          SECTION 1.  INTERPRETATIONS AND DEFINITIONS.
                       -------------------------------

           1.1 Definitions. The following terms, as used herein, shall have the following respective meanings:

               "Agreement" means this Revolving Credit Agreement, as amended, restated, extended or otherwise modified from time to time in accordance with the terms hereof.

               "Attributable Debt" means, for a lease, the carrying value of the capitalized rental obligation determined under Generally Accepted Accounting Principles, whether or not such obligation is required to be shown on the balance sheet as a liability. In the case of any lease which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, the amount of Attributable Debt created through such capital lease shall equal the amount required to be shown under Generally Accepted Accounting Principles as a liability of such lessee for such capital lease. In the case of any other lease, the amount of Attributable Debt created through such lease shall be calculated in a manner consistent with the determination of the net present value of the Operating Lease Rental Obligations made as part of the determination of the Interest Portion of Operating Lease Rental Expense.

               "Base Rate" means a fluctuating per annum rate of interest as shall be in effect from time to time, which rate shall at all times be equal to the higher of:

                (a)  the per annum rate of interest publicly announced from time to time by Morgan Guaranty Trust Company of New York in New York as its "prime" rate. Any change in the Base Rate due to a corresponding change in Morgan Guaranty Trust Company of New York's "prime" rate shall take effect on the day specified in the public announcement of such change; or

               (b) 0.50% per annum above the Federal Funds Rate. Any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the effective date of such change in the Federal Funds Rate.

          "Base Rate Loan" means a Loan as to which the Borrower, in the applicable notice of borrowing given pursuant to Section 2.2(a), shall have requested the Base Rate as the applicable rate of interest.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or directed to close.

           "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

           "Capital Lease Obligations" means, as applied to any Person, all monetary obligations of such Person, under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, as all such obligations are reported by such Person in its financial statements prepared in accordance with Generally Accepted Accounting Principles.

           "Cash Management Agreement" means the Cash Management Agreement among the Borrower and the Lender of even date herewith.

           "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           "Commitment" means $28,000,000, as such amount may be reduced from time to time pursuant to Section 2.7 hereof.

           "Consolidated" refers to the results obtained by the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

           "Consolidated Subsidiaries" means the Subsidiaries of Borrower which are consolidated with Borrower for financial reporting purposes.

           "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
(v) all liabilities of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) all Debt of others Guaranteed by such Person and (vii) all obligations of such Person (contingent or otherwise) in respect of letters of credit and banker's acceptances.

          "Default" means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

          "Depreciation and Amortization Expense" means all amounts reported by the Borrower in its Consolidated financial statements as expense for depreciation, depletion and amortization, plus amortization of goodwill and intangibles, during the relevant period.

          "Dollars" and the sign "$" mean lawful money of United States.

          "Earnings from Continuing Operations" means earnings from continuing operations of the Borrower and its Consolidated Subsidiaries before adjustments for extraordinary items, the cumulative effect of accounting changes and all taxes on or measured by income, all as reported by the Borrower in its Consolidated financial statements in accordance with Generally Accepted Accounting Principles.

          "Environmental Laws" means federal, state or local statutes, laws, ordinances, codes, rules, regulations, consents, decrees and administrative orders relating to protection of the environment, such as CERCLA, the Resource Conservation and Recovery Act and analogous state laws and regulations.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          "ERISA Affiliate" means any Person which would be a member of a "controlled group," within the meanings of Sections 414(b), (c), (m) and (o) of the Code, of which the Borrower would also be a member; provided, however, that "ERISA Affiliate" will not include any Person of which the Borrower does not have any direct or indirect ownership.

          "ERISA Event" means, with respect to any Plan: (a) the occurrence of any reportable event described in Section 4043(b) or (c) of ERISA or the regulations thereunder (other than any such event as to which the PBGC has waived the thirty-day notice requirements), (b) a withdrawal from a Plan described in Sections 4063, 4203 or 4205 of ERISA by the Borrower or any ERISA Affiliate, (c) a cessation of operations described in Section 4062(e) of ERISA by the Borrower of any ERISA Affiliate, (d) the termination of a Plan or the filing of a notice of intent to terminate such Plan, in either case, under
Section 4041 of ERISA, or the receipt of notice by the Borrower of the occurrence of an event described in Section 4041A of ERISA which constitutes a termination of a Plan, unless such termination occurs in connection with an acquisition of a Person other than an ERISA Affiliate of the Borrower, and the Borrower is taking reasonable steps to eliminate any material adverse effect arising therefrom within a reasonable period of time, (e) proceedings under

Section 515 of ERISA to collect delinquent contributions to a Plan result in a judgment against the Borrower or any ERISA Affiliate, (f) the institution of proceedings by the PBGC to terminate a Plan or to appoint a trustee to administer a Plan or the receipt of notice by the Borrower that such action has been taken with respect to a Plan or that such Plan is in reorganization or insolvent under Sections 4241 or 4245 of ERISA, (g) any substantial accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA is incurred by the Borrower or any ERISA Affiliate, and for which no waiver of that deficiency has been obtained from the Internal Revenue Service,
(h) the Internal Revenue Service determines that a Plan that is intended to be qualified under Section 401 of the Code fails to meet the applicable requirements of the Code and disqualifies the Plan, (i) any Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) fails to be maintained in substantial compliance with its documents or with the requirements of any applicable statutes, regulations, rules, and orders, including, without limitation, ERISA and the Code, (j) a failure by the Borrower or any ERISA Affiliate to pay contributions or premiums required with respect to a Plan within the time permitted by law, including extensions, unless such payment is waived by an appropriate regulatory authority or is being contested in good faith by appropriate proceedings, or (k) an amendment to a Plan resulting in a significant underfunding as described in Code Section 401(a)(29) or ERISA
Section 307.

          "Events of Default" shall have the meaning given to that term in
Section 7 hereof.

          "Federal Funds Rate" means, for any day, the interest rate per annum equal for such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published in the Federal Reserve System statistical release H-15.

          "Fixed Charge Coverage Ratio" will have the meaning given that term in Section 6.2.

          "Fixed Charges" means, for any period, the sum of

          (a)  Interest Expense during such period, plus
                                                    ----

          (b)  Preferred Dividends during such period, plus
                                                       ----

          (c) Interest Portion of Operating Lease Rental Obligations for such period.

          "Funded Debt" means, without duplication, the sum of (i) all obligations for borrowed money which would be reported on the Consolidated balance sheet of the Borrower as a liability (expressly including, without limitation, all purchase money obligations and Consolidated Capital Lease Obligations of the Borrower and its Subsidiaries), (ii) all obligations for borrowed money created, incurred, assumed or guaranteed by, or otherwise existing as a liability of, any association, partnership, joint venture or other business entity not in corporate form (expressly including, without limitation, all purchase money obligations and Capital Lease Obligations of such association, partnership, joint venture or such other entity) with respect to which the Borrower or any of its Subsidiaries is liable as a primary obligor, and (iii) all Debt of others Guaranteed by the Borrower or its Subsidiaries of, and all reimbursement obligations of the Borrower or its Subsidiaries (whether or not matured) with respect to surety bonds, letters of credit, bankers' acceptances or other similar instruments.

          "Generally Accepted Accounting Principles" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and promulgations of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or entity whose stock or capital ownership is owned or controlled by any of the foregoing.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term Guarantee shall not include
                           --------
endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means:

               (a)  any "hazardous substance," as defined by CERCLA;

               (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended;

               (c)  any waste oil or petroleum product; or

               (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, waste, substance or material within the meaning of the Environmental Laws.

               "Indebtedness" of any Person means, without duplication,

               (a) the principal of and premium (if any) in respect of (i) Indebtedness of such Person for money borrowed and (ii) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

               (b)  all Capital Lease Obligations of such Person;

               (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

               (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

               (e) all obligations of the type referred to in clauses (a) through (d) of other Persons and all dividends of other Persons for the payment of which, in either case, Borrower is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any agreement which has the economic effect of a guaranty; and

               (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of the Borrower (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

          "Interest Expense" means the amount reported by the Borrower in its Consolidated financial statements as interest expense during the relevant period, increased (to the extent not duplicative) by the amount of any amortization of discount and of capitalized financing costs on indebtedness of the Borrower and its Subsidiaries, and reduced (to the extent not duplicative) by the amount of any amortization of premium and of capitalized interest on indebtedness of the Borrower and its Subsidiaries.

          "Interest Portion of Operating Lease Rental Expense" means, for any period, the portion of rents representative of an interest factor during such period calculated in a manner consistent with the portion of rents representative of an interest factor as reported by the Borrower in its Annual Report on Form 10-K (including attachments thereto) (the "Form 10-K Report") or Quarterly Report on Form 10-Q (including attachments thereto) (the "Form 10-Q Report") filed with the Securities and Exchange Commission for such period;

provided, however, that if at any time the Borrower is no longer required to
- --------  -------
report, and does not in fact report, the portion of rents representative of an interest factor in such Form 10-K Report and Form 10-Q Report, "Interest Portion of Operating Lease Rental Expense" shall mean the portion of rents representative of an interest factor of the Borrower and its Subsidiaries calculated in a manner consistent with the portion of rents representative of an interest factor as reported in the most recent Form 10-K Report or Form 10-Q Report where the portion of rents representative of an interest factor was reported.

          "Leverage Ratio" will have the meaning given that term in
Section 6.1.

          "LIBOR" means, with respect to any applicable period of duration for a LIBOR Loan, the London inter-bank offered rate for deposits in United States dollars for an approximately equivalent period, determined as of approximately 11:00 a.m. (London time) as set forth on the display designated as the "LIBOR" page on the Rider Monitor Money Rates Service, or such other well recognized source or service as the parties hereto may agree in writing, on the Business Day immediately preceding the day on which such period commences. If such rate is not so quoted and the parties do not agree in writing to an alternative source or service, "LIBOR" shall be reasonably determined by the Lender on such day by reference to the rate quoted for the offering by leading banks (reasonably selected by the Lender) in the London inter-bank market of dollars for deposit.

          "LIBOR Loan" means a Loan as to which the Borrower, in the applicable notice of borrowing given pursuant to Section 2.2(a), shall have requested a rate based on LIBOR for the applicable period as the applicable rate of interest.

          "Lien" means with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof, but not including the interest of a third party in receivables sold by such Person to such third party on a non-recourse basis or (b) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured liabilities of such Person. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means a loan, whether a Base Rate Loan or a LIBOR Loan, made by the Lender to Borrower pursuant to Section 2, or all such Loans, as the context may require.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, (c) the validity or enforceability of this Agreement, (d) the rights and remedies of the Lender under this Agreement, or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

          "Obligation" means as applied to any Person, any law, decree, regulation or similar enactment, any instrument, agreement or other obligation or any judgment, injunction or other order or award of any judicial, administrative or governmental authority or arbitrator by which such Person or any of its Properties is bound.

          "Operating Lease Rental Obligations" means all monetary obligations of the Borrower and its Subsidiaries for scheduled rental payments under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is not classified as a capital lease.

          "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) and any multiemployer plan (as defined in

Section 3(37) of ERISA) (i) which is contributed to, participated in or sponsored or maintained by the Borrower, or any ERISA Affiliate or (ii) to which the Borrower or any ERISA Affiliate is obligated to make, or at any time during the five calendar years preceding the date of this Agreement has made, or was obligated to make, contributions; provided, however, that "Plan" shall not include any such plan sponsored by Lockheed Martin Corporation or any Subsidiary thereof unless it is sponsored by the Borrower or an ERISA Affiliate.

          "Preferred Dividends" means, with respect to any period, the aggregate amount of all dividends accrued by the Borrower on its preferred shares, if any, during such period.

          "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "Proxy Statement" means Proxy Statement of Borrower used in connection with the Special Meeting of Stockholders of Borrower held on ____________ __, 1996.

          "Quick Ratio" will have the meaning given that term in
Section 6.3.

          "Real Properties" means collectively, any and all parcels of real property owned or operated by the Borrower or any Subsidiary of the Borrower.

          "Release" means a "release" as such term is defined in CERCLA.

          "Sale-Leaseback Transaction" means an arrangement whereby the Borrower or any Subsidiary of the Borrower now owns or hereafter acquires Property, transfers it to a Person and leases it back from that Person.

          "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof, and, as to the Borrower, "Subsidiary" shall also mean CalComp Inc.

          "Tangible Net Worth" means, at any date, the Consolidated stockholder's equity of the Borrower and its Subsidiaries at such time determined in accordance with Generally Accepted Accounting Principles, less all
                                                                        ----
assets that are reflected on the Consolidated balance sheet of the Borrower at such time that would be treated as intangibles under Generally Accepted Accounting Principles (including, but not limited to, good will, capitalized software development costs and excess purchase costs).

          "Tax" means all taxes, levies, imposts, stamp taxes, sales tax, goods and services tax, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax, in each case imposed by or payable to a government or governmental agency, and all penalty, interest and other payments on or in respect thereof.

          "Term of this Agreement" means the period from the date hereof to and including the Termination Date.

          "Termination Date" means the second anniversary of the date hereof or such earlier date as Borrower has obtained an agreement to lend from a third party on terms which are not substantially less favorable to Borrower than the terms of the Loans hereunder.


     SECTION 2.     THE LOANS.
                    ---------

          2.1  Commitment to Lend.
               ------------------

          (a) During the Term of this Agreement the Lender agrees, on the terms and conditions contained in this Agreement, to make Loans to the Borrower at any time prior to the Termination Date in an aggregate amount not exceeding at any one time outstanding the Commitment in effect at the time the Loans are made. The Borrower shall repay Loans in accordance with Section 2.3 and may reborrow under this Section 2.1(a) at any time.

          (b) Any other provision of this Agreement to the contrary notwithstanding, the Lender shall not be obligated to make a Loan to the Borrower at any time that the Borrower is, or after giving effect to the making of the Loan the Borrower would be, in violation of (i) any of the terms, conditions, covenants or provisions of this Agreement including, without limitation, the terms and conditions contained in Section 3 hereof or (ii) any of the terms, conditions, covenants or provisions of the Cash Management Agreement.

          (c) The commitment of the Lender to make Loans to the Borrower set forth in Section 2.1 (a) may be cancelled by the Lender at any time after the first anniversary of the date of this Agreement. The Lender shall give the Borrower not less than 120 days' prior written notice of cancellation of the Commitment (which notice can be given up to 120 days prior to the first anniversary).

          2.2  Method of Borrowing.
               -------------------

          (a) With respect to each Loan made pursuant to Section 2.1 hereof, except as provided in paragraph (c) below, the Borrower shall give the Lender a notice of borrowing notifying the Lender of its request to borrow hereunder which notice will specify (i) the date of the Loan, which date shall be a Business Day, (ii) whether the Loan will be a Base Rate Loan or a LIBOR Loan,
(iii)
the principal amount of the Loan, which in the case of a LIBOR Loan shall be $500,000 or a greater multiple thereof, and (iv) in the case of a LIBOR Loan, the duration thereof which shall be one, two or three months, subject to the provisions of paragraph (d) below. The notice of borrowing shall be written, provided that it may be given orally (to be confirmed in writing if the Lender so requests) if the principal amount of the Loan is less than $500,000.

          (b) If the Borrower gives the notice required by Section 2.2(a) with respect to any Loan before 1:00 p.m. (Eastern Time), the Lender will disburse the proceeds of the Loan to the Borrower in immediately available funds on the Business Day following the date of such notice. The Lender will disburse all Loans to the Borrower by deposit in the Concentration Account (as that term is defined in the Cash Management Agreement) or, if the Cash Management Agreement shall no longer be in effect, by deposit in such account as shall be designated by the Borrower in the applicable notice of borrowing.

          (c) On any Business Day that there would be outstanding (if not for the limitation as to the principal amount of advances set forth in Section 5(c) of the Cash Management Agreement) advances from the Lender to the Borrower under the Cash Management Agreement in an aggregate amount (the "Covered Amount") that is greater than $2.0 million, the Borrower shall be deemed to have given the Lender a notice of borrowing requesting a Loan hereunder. The principal amount of the Loan so requested shall be the amount by which the Covered Amount exceeds $2.0 million. The Lender will make the proceeds thereof available to the Borrower on the day the Borrower is deemed to give such notice. Each Loan made pursuant to this paragraph (c) shall be a Base Rate Loan.

          (d) If in any notice of borrowing given pursuant to paragraph (a) above the Borrower designates a period of duration for a LIBOR Loan which would otherwise end on a day which is not a Business Day, that period shall end on the next preceding Business Day. Any such period of duration which begins prior to the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

        2.3  Repayment and Prepayment of the Loans.
             -------------------------------------

          (a) The Borrower agrees that it shall repay each LIBOR Loan at the end of the period of duration applicable thereto and it shall repay all Loans no later than the Termination Date.

          (b) The Lender may, in its sole discretion, set off any amounts due and owing to it by the Borrower hereunder (and not otherwise paid by the Borrower) against amounts owed by the Lender to the Borrower as provided in
Section 8.8.

          (c) The Borrower may repay or prepay the outstanding principal amount of Loans in whole or in part on any Business Day upon irrevocable notice to the Lender given not later than 1:00 p.m. (Eastern Time) on the Business Day prior to the proposed payment date, provided, however, that the Borrower may make repayments pursuant to
Section 4(a) of the Cash Management Agreement without giving such notice.
Notice hereunder shall specify the date of the repayment or prepayment, the principal amount to be repaid or prepaid (which amount, in the case of a LIBOR Loan, shall be a multiple of $500,000) and whether such payment relates to Base Rate Loans or LIBOR Loans and, if the latter, identifying the LIBOR Loan or Loans to which such payment applies. Each such repayment or prepayment shall be made on the dates specified and shall be accompanied by payment of all accrued interest thereon and, subject to compliance with the foregoing procedures, may be made at any time without cost or penalty of any kind; provided, however, that, if the Borrower prepays any LIBOR Loan in whole or in part, the accrued interest on the principal amount to be prepaid will be recalculated from the date the applicable LIBOR Loan was borrowed as if that amount had been borrowed as a Base Rate Loan.

          (d) Subject to the conditions of Section 2.2(a) and this Section 2.3(d), a LIBOR Loan may, on the last day of the applicable period of duration thereof, be converted into a Base Rate Loan or a new LIBOR Loan and a Base Rate Loan may, on any Business Day, be converted into a LIBOR Loan. The applicable notice of borrowing given pursuant to Section 2.2(a) shall designate any part of the Loan requested thereby that is to be made by conversion of an existing Loan rather than by advancing a new Loan. To the extent that a Loan is made by conversion of an existing Loan, the conditions of lending set forth in Section
3.1 hereof will not apply. Notwithstanding the provisions of this Section 2.3(d), during a Default the Lender may notify the Borrower that Base Rate Loans may not be converted into LIBOR Loans and that LIBOR Loans may not be converted into new LIBOR Loans.

     2.4  Evidence of the Loans.
          ---------------------

          (a) The Loans made to the Borrower shall be evidenced by this Agreement and by a loan account in the Borrower's name to be maintained by the Lender. All Loans shall be payable by the Borrower to the order of the Lender not later than the Termination Date.

          (b) The Lender's loan account shall reflect appropriate notations evidencing the date, the amount and the maturity of each Loan and the date and amount of each payment of principal made by the Borrower with respect thereto. The loan account shall be conclusive evidence, absent manifest error, of the amount of the Loans, the interest accrued and payable thereon and all interest and principal payments made thereon. Any failure to record or any error therein shall in no way limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Loans.

          2.5  Interest Rates and Payments.  (a) Base Rate Loans shall bear
               ---------------------------
interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate as in effect from time to time. Interest on Base Rate Loans shall be payable monthly in arrears and on the Termination Date. The Lender will notify the Borrower in writing, not later than ten days after the end of each month, of the amount of interest payable hereunder with respect to Base Rate Loans which notice will set forth in reasonable detail the calculation of such amount. The Borrower agrees that it shall pay each monthly installment of interest within five Business Days of the date on which it receives such notice.

              (b) LIBOR Loans shall bear interest on the outstanding principal amount thereof, for the applicable duration thereof as selected by the Borrower in the notice of borrowing given pursuant to Section 2.2(a), at a rate per annum equal to LIBOR for such period as in effect one Business Day before the beginning of the period plus 1% (one percent). Interest on LIBOR Loans shall be payable, and the Borrower agrees that it shall pay such interest without any requirement of notice from the Lender, with respect to the period of duration of each LIBOR Loan on the last day thereof.

              (c) Overdue principal of and, to the extent permitted by law, overdue interest on the Loans shall bear interest, payable on demand of the Lender, for each day until paid at a rate per annum equal to the Base Rate plus 2% (two percent).

          2.6  Commitment Fee.  During the Term of this Agreement, the Borrower
               --------------
shall pay to the Lender a commitment fee computed at a rate per annum equal to 0.35% on the unused amount of the Commitment. Such commitment fee shall accrue daily from the date hereof to and including the Termination Date and shall be payable quarterly in arrears and on the Termination Date. The Lender will notify the Borrower, not later than ten days after the end of each March, June, September and December, of the amount of the commitment fee payable hereunder. The Borrower agrees that it shall pay the commitment fee within five Business Days of the date on which it receives such notice.

          2.7  Reduction and Cancellation of the Commitment.  (a) The Borrower
               --------------------------------------------
shall have the right, after the first anniversary of the date of this Agreement, upon at least 120 days' prior written notice (which notice can be given up to 120 days prior to the first anniversary) to the Lender, to terminate or reduce the unused portion of the Commitment. Any such reduction of the Aggregate Commitment shall be in the minimum amount of $500,000 or a greater multiple thereof (except that any such reduction may be in the full amount of the unused portion of the Commitment). The accrued commitment fee with respect to the terminated or reduced portion of the Aggregate Commitment shall be payable on the effective date of such reduction or termination.

             (b) The Commitment shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be repaid in full on such date.

          2.8  General Provisions as to Payments.  Subject to the provisions of
               ---------------------------------
Section 2.3(b), the Borrower shall make each payment of principal of, and interest on, the Loans and the Borrower shall make each payment of commitment fees hereunder on the date when due in funds immediately available in the account that the Lender shall designate. Whenever any payment of principal of, or interest on, the Loans or of commitment fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time at a rate per annum equal to the Base Rate.

          2.9  Computation of Interest and Fees.  Interest on Base Rate Loans
               --------------------------------
and the commitment fee shall be computed for each day on the basis of a year of 365 or 366 days, as the case may be. Interest on each LIBOR Loan shall be computed for the applicable period of duration on the basis of a year of 360 days and the actual number of days elapsed.

          2.10 No Deduction.  All amounts payable by the Borrower under this
               ------------
Agreement are payable without deduction or set-off unless specifically agreed to by the Lender in writing.

          2.11 Use of Proceeds.  The proceeds of Loans will be employed by the
               ---------------
Borrower for general corporate purposes including, without limitation, as working capital for the Borrower and its Subsidiaries, and to acquire the assets or capital stock of other Persons, as may be authorized by the Board of Directors.


     SECTION 3.     CONDITIONS OF LENDING.
                    ---------------------

          The obligation of the Lender to make each Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

          3.1  All Loans.  In the case of each Loan hereunder, including the
               ---------
initial Loan:

           (a) receipt by the Lender of a notice of borrowing from the Borrower required by Section 2.2(a) hereof, except in the case of a deemed notice of borrowing in accordance with Section 2.2(c);

           (b) the fact that immediately after the making of the Loan no Default or Event of Default shall have occurred and be continuing; and

           (c) the fact that the representations and warranties contained in this Agreement are true and correct on and as of the date of the Loan with the same force and effect as if made on and as of such date.

Each notice of borrowing and each borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in (b) and (c) above. If the Lender reasonably believes, acting in good faith, that the conditions set forth in (b) and (c) above cannot or would not be satisfied, the Lender will have no obligation to make the applicable Loan.

          3.2  Initial Loan.  In the case of the initial Loan receipt by the
               ------------
Lender of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each person who has signed this Agreement on behalf of the Borrower and who will, until replaced by other persons duly authorized for that purpose, act as the representatives of such Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby.


     SECTION 4.     REPRESENTATIONS AND WARRANTIES.
                    ------------------------------

          The Borrower hereby represents and warrants to the Lender that:

          4.1  Corporate Existence and Power.  The Borrower is a corporation
               -----------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction in which failure to qualify would have a Material Adverse Effect. The Borrower is in compliance with its charter and bylaws and all other organizational or governing documents.

          4.2  Corporate Authorization.  The execution, delivery and performance
               -----------------------
by the Borrower of this Agreement are within the Borrower's corporate power and have been duly authorized by all necessary corporate action.

          4.3  Binding Effect.  This Agreement constitutes the valid and binding
               --------------
obligation of the Borrower enforceable against the Borrower in accordance with its terms.

          4.4  No Contravention.  The Borrower's execution and delivery of, and
               ----------------
performance of its obligations under, this Agreement do not, and consummation of the transactions contemplated hereby will not, result in:

          (a) a violation of or a conflict with any provision of the charter, bylaws or any other organizational or governing document of the Borrower;

          (b) a breach or default under any provision of any contract, agreement, lease, commitment, license, franchise or permit to which the Borrower is a party or by which any property of the Borrower is bound;

          (c) a violation of any statute, rule, regulation, ordinance, order, judgment, writ, injunction, decree or award of any judicial, administrative, governmental or other authority or of any arbitrator; or

          (d) an imposition on the business of the Borrower or on any of its properties of any Lien.

         4.5  Financial Statements.  (a) (i) The Consolidated balance sheet of
              --------------------
CalComp Inc. and its Consolidated Subsidiaries as at December 31, 1995 and the related Consolidated statement of earnings and business equity and Consolidated statement of cash flows of CalComp Inc. and its Consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young, LLP, certified public accountants, and (ii) the Consolidated balance sheet of Summagraphics Corporation and its Consolidated Subsidiaries as at May 31, 1995 and the related Consolidated statement of earnings and business equity and Consolidated statement of cash flow of Summagraphics Corporation and its Consolidated Subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick, LLP, certified public accountants, and (iii) the unaudited consolidated balance sheet, statement of changes in stockholders equity, statement of income and statement of cash flow for the six months ended November 30, 1995 and 1994, and
(iv) any interim financial statements filed by Summagraphics Corporation with the Securities and Exchange Commission after November 30, 1995, all which are set forth in the Proxy Statement, fairly present in conformity with Generally Accepted Accounting Principles, the Consolidated financial position of CalComp Inc. and its Consolidated Subsidiaries or Summagraphics Corporation and its Consolidated Subsidiaries, as the case may be, at such dates and the Consolidated results of operations and cash flow of CalComp Inc. or Summagraphics Corporation, as the case may be, for the periods then ended.

     (b) The unaudited pro forma combined condensed financial statements of the Borrower and its Consolidated Subsidiaries contained in the Proxy Statement were prepared in accordance with the Securities and Exchange Commission's rules and guidelines with respect to pro forma financial statements, were properly compiled on the pro forma basis described therein from historical consolidated financial statements of each of CalComp Inc. and Summagraphics Corporation, and the assumptions used in their preparation are reasonable and the adjustments described in the notes thereto are appropriate to give effect to the transactions or circumstances described therein.

          4.6  Litigation.  Except as disclosed in the Proxy Statement, there is
               ----------
no action, suit, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any of their respective Properties an adverse decision in which could reasonably be expected to have a Material Adverse Effect.

          4.7  Licenses and Authorizations.  The Borrower and the Borrower's
               ---------------------------
Subsidiaries have obtained all licenses, permits and certificates and all other approvals, orders, authorizations and consents and have made all declarations, filings and registrations which are necessary for the ownership by the Borrower and the Borrower's Subsidiaries of their respective Properties and for the conduct by the Borrower and the Borrower's Subsidiaries of their respective businesses, except for those, which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect. No approval of or filing with any Governmental Authority is or will be necessary for the valid execution, delivery or performance by the Borrower of this Agreement or for the performance by the Borrower of any of the terms or conditions hereof or thereof, except for such approvals as have been obtained.

          4.8  No Default.  None of the Borrower or the Borrower's Subsidiaries
               ----------
(i) is in breach or violation of any of the terms, covenants, conditions or provisions of any of its Obligations such as reasonably could be expected to have a Material Adverse Effect; or (ii) has done or omitted to do anything which, with the giving of notice or lapse of time, or both, would constitute a material default under any of its Obligations or reasonably could be expected to have a Material Adverse Effect.

          4.9  No Event of Default.  No Event of Default or other material event
               -------------------
which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing.

          4.10 Adverse Change.  There have been no material adverse changes in
               --------------
the financial condition, results of operations or business of the Borrower and its Subsidiaries taken as a whole since December 31, 1995.

          4.11 Liens.  The Borrower and the Borrower's Subsidiaries have good
               -----
and marketable title to each of their respective Properties, free and clear of all material Liens, except for Liens, if any, now existing in the nature of those that are, or would be, permitted under Section 6.4 of this Agreement. The obligations of the Borrower under this Agreement rank at least pari passu to all
                                                               ---- -----
other debt of the Borrower, except for any senior Indebtedness to which Lender has consented in writing prior to the incurrence thereof.

         4.12  ERISA.
               -----

          (a) Schedule 4.12 attached to this Agreement (as the schedule shall be modified from time to time pursuant to Section 5.7 hereof) sets forth a true and complete list of all ERISA Affiliates and of all Plans.

          (b) No ERISA Event or Events have occurred or reasonably could be expected to occur which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.13 Taxes.  Subject to the provisions of the Tax Sharing Agreement by
              -----
and between Borrower and Lender of even date herewith (the "Tax Sharing Agreement"), all federal, state and other income tax returns of the Borrower and each of the Borrower's Subsidiaries required by law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower and each of the Borrower's Subsidiaries and any of their respective Properties, income, profits and assets, which are due and payable, have been paid, except as permitted by Section 5.3.

         4.14 Environmental Matters.
              ---------------------

              (a) Except as set forth in subsection (b) below:

               (i) the Real Properties and all operations and facilities at the Real Properties are not contaminated by, and, to the best knowledge of the Borrower, have not previously been contaminated by, any Hazardous Materials in concentrations which constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

               (ii) the Real Properties and all operations and facilities at the Real Properties are in material compliance with all Environmental Laws, and there is no contamination at, under or about the Real Properties in concentrations that constitute a violation of any Environmental Law which reasonably could be expected to materially interfere with the continued operation of any of the Real Properties or any operations or facilities at the Real Properties;

               (iii) neither the Borrower nor any of its Subsidiaries have received any notice of violation, alleged violation, noncompliance, liability or potential liability, or responsibility regarding compliance with or liability under Environmental Laws, nor, to the best knowledge of the Borrower, is any such notice being threatened;

               (iv) no Hazardous Materials have been generated, treated, stored or disposed of, at, on or under any of the Real Properties during the period of ownership or operation thereof by the Borrower, or, to the best knowledge of the Borrower, any property formerly owned or leased by the Borrower or any of the Borrower's Subsidiaries, in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been transported or disposed of from any of the Real Properties or, to the best knowledge of the Borrower, any property formerly owned or leased by the Borrower or any of its Subsidiaries, to any other location in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law;

               (v) there are no judicial proceedings or governmental or administrative actions pending or, to the best knowledge of the Borrower, threatened under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law against the Borrower or any of its Subsidiaries; and

               (vi) there has been no Release or threat of Release of Hazardous Materials at or from any of the Real Properties or any facilities at the Real Properties, or arising from or related to operations in connection with the Real Properties, in violation of, or in amounts or in a manner that could reasonably be expected to give rise to liability under, any Environmental Law.

          (b) To the best knowledge of the Borrower, Schedule 4.14 sets forth the liabilities and potential liabilities of the Borrower and its Subsidiaries under Environmental Laws, the existence of which could have a material adverse effect on the financial condition or business of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement.

          4.15  Labor Matters.  There are no strikes or other labor disputes,
                -------------
grievances, charges or complaints with respect to any employee or group of employees pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of the Borrower's Subsidiaries which reasonably could be expected to have a Material Adverse Effect.

          4.16  Completeness.  None of the statements of the Borrower contained
                ------------
in this Agreement or in any certificate or written statement furnished by the Borrower to the Lender pursuant hereto when made (as limited or qualified in such documents) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Lender which reasonably could be expected to have a Material Adverse Effect.

     SECTION 5.  AFFIRMATIVE COVENANTS.
                 ---------------------

          So long as the Lender's commitment to make Loans hereunder shall be in effect or any amount payable hereunder remains unpaid, unless compliance shall have been waived in writing by the Lender, the Borrower agrees that:

          5.1  Financial Statements.  The Borrower will:
               --------------------

          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, deliver to the Lender a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and a consolidated statements of earnings, shareholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding Consolidated figures from the preceding fiscal year, all as filed with the Securities and Exchange Commission and audited by an accounting firm of nationally recognized standing, together with the report of the accountants thereon, which report shall include the unqualified opinion of such accountants, prepared in accordance with Generally Accepted Accounting Principles consistently applied;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, deliver to the Lender a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related Consolidated statements of earnings, shareholders' equity and cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year; as filed with the Securities and Exchange Commission, prepared in accordance with Generally Accepted Accounting Principles;

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, deliver to the Lender, a certificate of the Borrower signed by an authorized officer of the Borrower, (i) stating that, as of the date of such financial statements, the representations and warranties set forth in Article IV of this Agreement are true, correct and complete in all material respects as though made on and as of the date, and (ii) stating whether, to the best of his or her knowledge after due inquiry, there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iii) setting forth in reasonable detail a calculation of the Fixed Charge Coverage Ratio and the Leverage Ratio as of the applicable day;

          (d) deliver to the Lender copies of all financial statements, reports and notices, if any, sent or distributed generally by the Borrower to its stockholders generally, promptly upon such distribution and of all proxy materials, registration statements, regular periodic reports (including interim reports filed on Form 8-K) which the Borrower has filed with the Securities and Exchange Commission, as soon as the same are available;

          (e) promptly upon the chief financial officer, treasurer, or chief accounting officer of the Borrower, or any other officer of similar responsibility, becoming aware of the occurrence of any Default or Event of Default, a certificate of the Borrower, signed by chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

          (f) promptly upon the reasonable request of the Lender, deliver to the Lender, any other information reasonably requested by the Lender.

          5.2  Notices, Litigation, etc.  The Borrower will promptly give
               ------------------------
written notice to the Lender of the following:

          (a) Any litigation or other proceeding before any judicial, administrative or arbitral body to which the Borrower or any of its Subsidiaries is a party or any dispute which may exist between the Borrower or any of its Subsidiaries and any Governmental Authority, in each case which reasonably could be expected to have a Material Adverse Effect;

          (b) Any work stoppage which reasonably could be expected to have a Material Adverse Effect; and

          (c) The occurrence of any ERISA Event or Events (other than those of which the Borrower is given notice by the Lender in accordance with Section 4(h) of the Intercompany Services Agreement, of even date herewith between the Lender and the Borrower) which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect, together with a statement as to the reasons therefore and the action, if any, which the Borrower proposes to take with respect thereto.

          5.3  Maintenance of Existence, etc.  The Borrower will, and will cause
               -----------------------------
its Subsidiaries to:

          (a) do or cause to be done all things necessary to preserve and keep in full force and effect its or their existence and all rights, privileges and franchises currently existing other than those rights, privileges and franchises that the failure to have or maintain could not reasonably be expected to have a Material Adverse Effect;

          (b) comply with all material requirements of all applicable laws, decrees, regulations and similar enactments and with all applicable judgments, injunctions and other orders and awards of judicial, administrative, governmental and other authorities and arbitrators the violation of which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect or unless they are being contested in good faith and, if appropriate, by legal proceedings;

          (c) maintain and preserve all of its or their Properties in good working order and condition and maintain, preserve and replace all plant and equipment necessary in the proper conduct of its or their business; and

          (d) with respect to the business of the Borrower and its Subsidiaries, taken as a whole, remain in, and continue to operate substantially in, the business being conducted by the Borrower and its Subsidiaries on the date of this Agreement.

          5.4  Obligations and Taxes.  The Borrower shall, and shall cause its
               ---------------------
Subsidiaries to, (i) subject to the provisions of the Tax Sharing Agreement of even date herewith between the Lender and the Borrower, pay or discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits before the same shall become in default, and (ii) pay all of their material liabilities and obligations when due and prior to the date on which penalties attach thereto, except, in each case with respect to clauses (i) and (ii), such as are being contested in good faith or which, if taken in the aggregate, reasonably could not be expected to have a Material Adverse Effect.

          5.5  Books and Records.  The Borrower shall, and shall cause its
               -----------------
Subsidiaries to, (i) keep adequate records and books of account in which complete entries will be made in accordance with Generally Accepted Accounting Principles so that Consolidated financial statements can be prepared in accordance with Generally Accepted Accounting Principles and (ii) permit employees or agents of the Lender, at its risk and expense, during working hours, with reasonable advance notice, to inspect their respective properties, and to examine the books, accounts and records relating to their financial condition.

          5.6  Insurance.  The Borrower shall, and shall cause its Subsidiaries
               ---------
to, (i) maintain and keep in full force and effect general business insurance in such amounts and against such risks as is customary for businesses similarly situated, with responsible insurance companies or, to the customary extent, self-insurance, including reasonable protection against loss of use and occupancy, and, (ii) furnish the Lender upon request with full information as to the insurance carried.

         5.7  ERISA.
              -----

          (a) The Borrower shall promptly notify the Lender in writing of (i) any changes in the information reported on Schedule 4.12 by delivering to the Lender an amended schedule making specific reference to Section 4.12 and (ii) the occurrence of any ERISA Event not previously reported to the Lender.

          (b) The Borrower shall, and shall cause its ERISA Affiliates to, make payment of contributions to the Plans required of them to meet the minimum funding standards set forth in ERISA and the Code within the time permitted by law, including any extensions, unless such payment is waived by an appropriate regulatory authority or is being contested in good faith by appropriate proceedings.

         5.8  Environmental Compliance.  The Borrower shall, and shall cause
              ------------------------
its Subsidiaries to:

          (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith,

          (b) handle all Hazardous Materials in compliance with all applicable Environmental Laws, and

          (c) promptly address or respond and defend against any actions and proceedings relating to compliance with Environmental Laws.


     SECTION 6.  NEGATIVE COVENANTS.
                 ------------------

          Until the later of the cancellation in full of its Commitment and the payment in full of all sums due from the Borrower pursuant to this Agreement, the Borrower covenants and agrees as follows:

          6.1  Maximum Leverage Ratio.  The Borrower shall not permit the ratio
               ----------------------
(the "Leverage Ratio") (stated as a percentage) of

               (a)  Funded Debt to

               (b) the sum of Tangible Net Worth plus its Funded Debt to exceed
                                                 ----
at any time 32%.

          6.2  Minimum Fixed Charge Coverage Ratio.  On and after the Closing
               -----------------------------------
Date, the Borrower shall not permit, for any period, the ratio (the "Fixed Charge Coverage Ratio") of

               (a)  the sum of

                 (i)  Earnings from Continuing Operations for such period, plus
                                                                           ----

                (ii)  Interest Expense for such period, plus
                                                        ----

               (iii)  Depreciation and Amortization Expense for such period,

     plus
     ----

                (iv) Interest Portion of Operating Lease Rental Expense for such period, to

                (b)  Fixed Charges for such period,

to be less than (w) 3.5 to 1 for the first full fiscal quarter following the date hereof, (x) 3.5 to 1 for the first two full fiscal quarters after the date hereof, (y) 3.5 to 1 for the first three full fiscal quarters following the date hereof, and (z) commencing with the fourth full fiscal quarter following the date hereof and on each March 31, June 30, September 30 and December 31 thereafter, 4.0 to 1 for the preceding four quarters, all of the foregoing measured at the end of each fiscal quarter and determined on a Consolidated basis.

          6.3  Minimum Quick Ratio.  The ratio (the "Quick Ratio") of
               -------------------

               (a)  the sum of

                    (i)  cash, plus
                               ----

                    (ii) cash equivalent investments, plus
                                                      ----

                    (iii)  trade accounts receivable, to

               (b) total current liabilities (excluding any Borrowings under the Agreement which may be so classified) shall be at least .75 to 1.

          6.4  Prohibition of Liens.  The Borrower shall not, nor shall Borrower
               --------------------
permit any of its Subsidiaries to create, assume or suffer to exist any Lien securing Debt on any Property now owned or hereafter acquired by it, except for:

              (a) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

              (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90
- --------
days after the acquisition thereof;

              (c) any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

              (d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

              (e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 6.4, provided that such Debt is not increased and is not
                             --------
secured by any additional assets; and

              (f) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings.

          6.5  Prohibition of Sale-Leaseback Transactions.  The Borrower shall
               ------------------------------------------
not, nor shall the Borrower permit any of its Subsidiaries to, after the date of this Agreement, enter into a Sale-Leaseback Transaction unless:

              (a) the lease has a term of three years or less, with no provision giving the lessee the absolute or conditional option to extend the term of the lease or to renew the lease; or

              (b) the Borrower or its Subsidiary under Section 6.4(b) could create a Lien on the applicable Property to secure Debt at least equal in amount to the Attributable Debt for the lease.

          6.6  Mergers, Consolidations, etc.  The Borrower shall not enter into
               ----------------------------
any consolidation, merger or other combination with any other Person or sell, lease or otherwise transfer (other than sales of product in the normal course of Borrower's business) all or any substantial part of its assets to any other Person.

          6.7  ERISA.  Without the prior written consent of the Lender, which
               -----
consent will not be unreasonably withheld, the Borrower shall not (a) contribute to, maintain or adopt any Plan not listed on Schedule 4.12 on the date of this Agreement (the "Original Schedule"), or (b) become subject to any obligation to contribute to any Plan not listed on the Original Schedule, or (c) materially increase its obligations under any Plan.

     SECTION 7.  EVENTS OF DEFAULT.
                 -----------------

          If any one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (a) the Borrower shall fail to pay any interest on the Loans or any commitment fee, in each case, within 30 days of the date when due or the Borrower shall fail to pay any principal of the Loans when due; or

          (b) any representation and warranty made by the Borrower herein or in any document or instrument delivered pursuant hereto shall prove to be incorrect or misleading in any material respect on the date when made or deemed to be made; or

          (c) the Borrower shall fail to perform or observe any of the covenants contained in Sections 5.2, 6.1, 6.2, 6.3, 6.4 and 6.5 of this Agreement; or

          (d) the Borrower shall fail to pay or otherwise default on any term, covenant or agreement contained herein (other than those specified in clauses
(a), (b) or (c) above) for 30 days after written notice thereof has been given to such Borrower by the Lender; or

          (e) the Borrower or any of its Subsidiaries shall (i) fail to pay any indebtedness (other than under this Agreement) with an aggregate principal amount when due or to pay interest thereon and, with respect to interest, such failure shall continue for more than any applicable grace period, or (ii) fail to observe or perform any other term, covenant or agreement contained in any agreement, instrument, agreements, or instruments (other than this Agreement) by which it is bound evidencing, securing or relating to indebtedness in an aggregate principal amount if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligations; or

          (f) the Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

          (g) an involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

          (h) one or more judgments against the Borrower or any of its Subsidiaries, or attachments against the Property of either, the operation or result of which reasonably could be expected to have a Material Adverse Effect, remain unpaid, unstayed on appeal, not being appealed in good faith, undischarged, unbonded or undismissed for a period of 60 days; or

          (i) any ERISA Event or Events shall occur and the aggregate amount of the liability of the Borrower and its ERISA Affiliates resulting therefrom reasonably could be expected to have a Material Adverse Effect; or

          (j) The Borrower or any of its material Subsidiaries shall voluntarily suspend for more than 30 days the transaction of all or substantially all of its business (a shutdown due to strikes, labor disputes, government action, or action arising from acts of God are not to be deemed voluntary and intra-company mergers and consolidations shall not be deemed a voluntary suspension of all or substantially all of the business of any material Subsidiary provided the Borrower (directly or through its other Subsidiaries) continues to carry on such business); or

          (k) an Event of Default of the Borrower shall have occurred under the Cash Management Facility;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (f) or (g) above, the Commitment shall thereupon automatically be terminated and the principal of and accrued interest on the Loans shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Lender may, by notice in writing to the Borrower, terminate the Commitment and declare the Loans and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable.


     SECTION 8.    MISCELLANEOUS.
                   -------------

          8.1  Notices.  Unless otherwise specified herein, all notices,
               -------
requests, demands or other communications to or from the parties hereto shall be made by personal delivery, mail or telecopy and shall be effective upon receipt by such party. Any such notice, request, demand or communication shall be delivered or addressed as follows:

          (i)  if to the Borrower, to it at:

               Summagraphics Corporation
               2411 W. LaPalma Avenue
               Anaheim, California  92801
                 Attention:  Treasurer
                 Telephone:  512-835-____
                  Telecopy:  512-835-6730

          (ii)  if to the Lender, to it at:

               Lockheed Martin Corporation
               6801 Rockledge Drive
               Bethesda, Maryland  20817
                 Attention:  Treasurer
                 Telephone:  301-897-6027
                  Telecopy:  301-897-6651

               with a copy to:

               Lockheed Martin Information & Technology Services
               6801 Rockledge Drive
               Bethesda, Maryland  20817
                 Attention:  General Counsel
                 Telephone:  (301) 897-6927

or at such other address or telex number or telecopy number as any party hereto may designate by written notice to the other party hereto.

         8.2  Amendments and Waivers; Cumulative Remedies.
              -------------------------------------------

          (a) None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Lender; and

          (b) No failure or delay on the part of the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided and contemplated by this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

         8.3  Successors and Assigns.  This Agreement shall be binding upon and
              ----------------------
shall inure to the benefit of the Borrower and the Lender and their respective successors and assigns, provided that the Borrower may not assign its rights and obligations hereunder without the prior written consent of the Lender. The Lender shall notify the Borrower in writing promptly upon any assignment by the Lender of its rights and obligations hereunder, including any such assignment to any Subsidiary of Lender.

          8.4  Expenses and Withholding.
               ------------------------

           (a) The Borrower shall pay all out-of-pocket expenses of the Lender in connection with the preparation and administration of this Agreement and, if there is an Event of Default, all out-of-pocket expenses incurred by the Lender (including reasonable fees and disbursements of counsel and reasonable time charges of lawyers who may be employees of the Lender) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

           (b) All payments to be made by or on behalf of the Borrower under or in connection with this Agreement are to be made without deduction or withholding for or on account of any Tax. If any Tax is deducted or withheld from any payment, the Borrower shall promptly remit to the Lender the equivalent of the amount so deducted or withheld together with relevant receipts, if available, addressed to the Lender. If the Borrower is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest payable under this Agreement shall be increased to such rates as are necessary to yield and remit to the Lender the principal sum advanced together with interest at the rates specified in this Agreement after provision for payment of such Tax. The Borrower shall from time to time at the request of the Lender execute and deliver any and all further instruments necessary or advisable to give full force and effect to such increase in the rates of interest as are necessary to yield to the Lender interest at the specified rates. The Borrower shall also indemnify the Lender in respect of any claim or loss which it may suffer as a result of the delay or failure of the Borrower to make any such payment including penalties relating thereto or interest thereon.

          8.5  Counterparts.  This Agreement may be signed in any number of
               ------------
counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

          8.6  Headings; Table of Contents.  The section and subsection headings
               ---------------------------
used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

          8.7  Governing Law; Arbitration.
               --------------------------

           (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without reference to the conflict of law provisions of such laws.

          (b) The Borrower (i) hereby irrevocably submits to the jurisdiction of the courts of the State of Maryland over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and
(ii) hereby agrees with the Lender that the courts of the State of Maryland will have exclusive jurisdiction over any such suits, actions or proceedings. Final judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction by suit upon such judgment provided that service of process is effected as permitted by applicable law.

          8.8  Right of Set-Off.  In addition to any rights and
               ----------------
remedies of the Lender provided by law, Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder and remaining unpaid (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against any and all Investments (as defined in the Cash Management Agreement), and any other credits, Indebtedness or claims at any time held by or owing by the Lender to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                    LOCKHEED MARTIN CORPORATION


                                    By:___________________________
                                       Walter E. Skowronski
                                       Treasurer


                                    SUMMAGRAPHICS CORPORATION


                                    By:___________________________
                                       Name:
                                       Treasurer

                                                                   SCHEDULE 4.12
                                                                   -------------


     ERISA Affiliates
     ----------------



     Plans
     -----

                                                                       EXHIBIT F


                        Registration Rights Agreement

                                                                       EXHIBIT F
================================================================================




                         REGISTRATION RIGHTS AGREEMENT


                        Dated as of __________ __, 1996


                                 by and between


                           SUMMAGRAPHICS CORPORATION,
                             a Delaware corporation
                                (the "Company")


                                      and


                          LOCKHEED MARTIN CORPORATION,
                             a Maryland corporation
                              (the "Stockholder")



================================================================================

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------


          This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ____________, 1996, by and between SUMMAGRAPHICS CORPORATION, a Delaware corporation (the "Company") and LOCKHEED MARTIN CORPORATION, a Maryland corporation (the "Stockholder").

          WHEREAS, pursuant to Sections 5.2(e) and 6.2 of the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation dated as of the 19th day of March, 1996, by and among the Stockholder, CalComp Inc., a California corporation ("CalComp"), and the Company (the "Reorganization Agreement"), the Company and the Stockholder agreed to execute and deliver this Agreement at the closing (the "Closing") of the transactions contemplated by the Reorganization Agreement;

          WHEREAS, pursuant to the Reorganization Agreement, the Company agreed to issue and deliver to the Stockholder shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), representing 89.7% of its issued and outstanding shares of capital stock, on a fully diluted basis, in exchange for the transfer and delivery of all of the issued and outstanding capital stock of CalComp to the Company, all pursuant to and in accordance with the terms of the Reorganization Agreement; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, the Closing has occurred.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholder agree as follows:

          1.  Certain Definitions.  (a) Capitalized terms used but not otherwise
              -------------------
defined herein shall have the meaning given them in the Reorganization
Agreement.

              (b) As used in this Agreement, the following terms shall have the following meanings:

               "Assignee" shall mean a Person who purchases shares of Common Stock from the Stockholder (or another Assignee) other than in a registered distribution, but only to the extent that the Stockholder specifically and in writing assigns its rights and benefits under this Agreement to such purchaser in respect of the shares of Common Stock purchased from the Stockholder and only if the Person agrees in writing to be bound by the terms and conditions of this Agreement.

          "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency administering the Securities Act.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

          "Person" shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, limited liability company, limited liability partnership, trust, state, the United States or any other entity.

          "Registrable Securities" shall mean all shares of Common Stock or all shares of Common Stock issued in exchange for or in replacement thereof or upon the exercise or conversion of any right or security, now or hereafter owned, directly or indirectly, by the Stockholder.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, as the same shall be in effect at the time.

          2.  Piggy-back Registration Rights.
              ------------------------------

             (a) In the case of any proposed registration of shares of capital stock or other securities of the Company under the Securities Act (except with respect to registration statements on Forms S-4 or S-8 or successor forms) on any form that also would be eligible for use by the Stockholder or any Assignees in respect of the Registrable Securities, the Company will give to the Stockholder and the Assignees at least 30 days prior written notice of the filing or proposed filing of the registration statement.

             (b) Subject to the provisions of Section 2(c), each of the Stockholder and Assignees shall have the right to elect within 20 days after receipt of such notice to elect to include in such registration statement all or any part of the Registrable Securities, which election shall be made by written notice to the Company within such 20-day period specifying the number of Registrable Securities that the Stockholder desires to so include.

             (c) In the case of an underwritten public offering, if the managing underwriter participating in the sale and distribution of the Company's securities covered by such registration statement advises the Company in good faith that marketing factors require the exclusion of some or all of the Registrable Securities which the Stockholder or any Assignee has requested be included in such registration statement, then the Company shall be obligated to include in the registration statement only such aggregate number of Registrable Securities (the "Permissible Shares") as the managing underwriter shall in good faith advise the Company may be included in the offering. If the aggregate number of Registrable Securities that the Stockholder and the Assignees shall have requested be included in such registration statement together with the number of shares requested to be included therein by other holders of Common Stock having registration rights as of the date of this Agreement (the "Other Holders") exceeds the number of Permissible Shares, then each of the Stockholder and Assignees, at its option, shall be entitled to withdraw its election to include all or a portion of the Registrable Securities in such registration statement and the Stockholder and Assignees who elect not to withdraw their election to include all or a portion of the Registrable Securities in such registration statement shall have the number of Registrable Securities that they are entitled to include in the registration statement reduced pro rata based upon the number of Registrable Securities each such Stockholder or Assignee initially requested be included in the registration statement together with all shares of Common Stock requested to be registered by Other Holders such that the total number of Registrable Securities to be included on behalf of the Stockholder, Assignees and Other Holders does not exceed the Permissible Shares.

          (d) Except for those registration rights set forth on Schedule 2(d) attached hereto, the Company represents and warrants to the Stockholder and the Assignees that, except as provided in this Agreement, the Company has not granted to any stockholder, holder of warrants or options for the purchase of shares of capital stock or any other Person any "piggy-back," demand or other registration rights with respect to any shares of capital stock or other securities of the Company. The Company agrees that it will not until such time as the Stockholder and Assignees no longer own Registrable Securities with an aggregate market value of at least $25,000,000 determined on the basis of the average of the high and low trading prices of the Company's Common Stock on the five trading days immediately preceding such determination, without the prior written consent of the Stockholder, hereafter grant to any Person "piggy-back," demand or other registration rights with respect to any shares of capital stock or other securities of the Company.

          (e) The Company shall be obligated to afford the Stockholder and Assignees the right to participate in each and every such registration taking place in accordance with the provisions of this Section 2 until the aggregate number of Registerable Securities then owned by the Stockholder and Assignees may be sold pursuant to Rule 144 in a single market transaction without registration under the Securities Act. Notwithstanding anything contained herein to the contrary, the Company agrees that it will not permit or agree to be included in any registration statement any shares of capital stock or other securities of the Company held by any Person (other than a Stockholder, any Assignee or any Other Holder having contractual rights to include shares therein as of the date hereof) until all outstanding Registrable Securities have been included in registration statements and sold, unless, in the case of each such registration, the Stockholder and Assignees first shall have been offered, and declined, the opportunity to include all of the Registrable Securities in a registration statement filed with and declared effective by the Commission under the Securities Act.

          3.  Demand Registration Rights.  (a) Subject to the provisions of
              --------------------------
Section 3(b) below, the Company covenants and agrees that, at any time after the date of this Agreement and from time to time thereafter, upon receipt of a written request therefor from the Stockholder (or Assignees owning in the aggregate at least 25% of the Common Stock issued to the Stockholder on the date hereof), the Company shall, as promptly as is reasonably practicable, use its best efforts to file a registration statement to register under the Securities Act for sale to the public all or a portion of the Registrable Securities, and thereafter use its best efforts to file such amendment or amendments as may be necessary to cause the registration statement to be declared effective; provided, however, that the Company shall have no obligation under this Section 3 to register Registrable Securities on behalf of any of the Stockholder or Assignees unless the reasonably anticipated aggregate offering price to the public of such Registrable Securities, as stated by the Stockholder and Assignees requesting registration in their written request therefor, equals or exceeds $15,000,000, and provided further that the Company shall not be required to file more than three registration statements pursuant to this Section 3 on a form other than Form S-3 and in no event shall be required to file more than four registration statements pursuant to this Section 3. The rights granted under this Section 3 may be exercised by the Stockholder no more often than once in any six month period. The demand registration rights granted by this Section 3 will terminate when the aggregate number of Registerable Securities then owned by the Stockholder and Assignees may be sold under Rule 144 in a single market transaction without registration under the Securities Act.

          (b) With respect to any registration statement filed, or to be filed, pursuant to this Section 3, if Summagraphics shall furnish to the Stockholders and Assignees that have made such request a resolution of the Board of Directors of Summagraphics (adopted by the affirmative vote of a majority of the Board of Directors of Summagraphics) certified by the President of Summagraphics stating that in the Board of Directors' good faith judgment it would (because of the existence of, or in anticipation of, any acquisition or financing activity, or the unavailability for reasons beyond Summagraphics' reasonable control of any required financial statements, or any other event or condition of similar significance to Summagraphics) be significantly disadvantageous (a "Disadvantageous Condition") to Summagraphics for such a registration statement to be maintained effective, or to be filed and become effective, and setting forth the general reasons for such judgment, Summagraphics may cause such registration statement to be withdrawn and the effectiveness of such registration statement terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists (notice of which Summagraphics shall promptly deliver to the Stockholder and Assignees). Upon receipt of any such notice of a Disadvantageous Condition, the Stockholder and Assignees shall forthwith discontinue use of the prospectus contained in registration statement and, if so directed by Summagraphics, the Stockholder and Assignees will deliver to Summagraphics all copies, other than permanent file copies then in such Stockholder or Assignees' possession, of the prospectus then covering such Registerable Securities current at the time of receipt of such notice; provided, that the filing of any such registration statement may not be delayed for a period in excess of six months due to the occurrence of any particular Disadvantageous Condition.

          4.  Company's Registration Obligations.  If and whenever the Company
              ----------------------------------
is obligated by the provisions of this Agreement to effect the registration of any Registrable Securities under the Securities Act, the Company will, as promptly as is reasonably practicable:

             (a) Notify in writing each of the Stockholder and Assignees who have not requested registration of their Registrable Securities of the receipt by the Company of a request from another Stockholder or Assignee to register Registrable Securities so as to afford the Stockholder and Assignees who have not requested registration an opportunity to include their Registrable Securities in any such registration statement;

             (b) Prepare and file with the Commission a registration statement with respect to the shares and use its best efforts to cause the registration statement to become and remain effective for a period of at least 90 days.

             (c) Prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep the registration statement effective until the earlier of the sale of all shares covered thereby and the expiration of a period of 90 days after the date the registration statement became effective, and use its best efforts to comply with the provisions of the Securities Act with respect to the disposition of all rights to purchase securities covered by the registration statement.

             (d) Furnish to the Stockholder or its Assignees for whom the same are registered or are to be registered such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Stockholder or the Assignees, as the case may be, may reasonably request in order to facilitate the disposition of the Registrable Securities.

             (e) Use its best efforts to register or qualify the Registrable Securities covered by the registration statement under the securities or blue sky laws of such jurisdictions as such Stockholders or its Assignees shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition of the Registrable Securities in such jurisdictions; provided; however, that the Company shall not be obligated, by reason thereof, to qualify as a foreign corporation or to consent to general service of process or subject itself to taxation as doing business in any such jurisdiction.

          (f) Furnish to Stockholders or its Assignees who account for at least 25% of the Registrable Securities covered by such registration statement, and use its best efforts to furnish to each other holder of the Registrable Securities covered thereby, at the time of disposition a signed counterpart, addressed to such Stockholder or Assignee, of an opinion of counsel for the Company reasonably acceptable to the Stockholder or its Assignees, as the case may be, covering substantially the same matters as are customarily covered in opinions of issuer's counsel in underwritten public offerings of securities of issuers in similar industries.

          (g) Notify the Stockholder or its Assignees, as the case may be, whose Registrable Securities are covered in such registration statement promptly after the Company shall receive notice that any registration statement, supplement or amendment has become effective, any registration statement is required to be amended or supplemented, or any stop order with respect thereto has been issued.

          (h) The inclusion of Registrable Securities in a registration statement involving an underwritten public offering shall be upon the condition that, except as otherwise provided in this Agreement, the Stockholder or its Assignees shall have their Registrable Securities sold through the underwriters on the same terms and conditions as are applicable to the Company.

          5.  Expenses of Registration.  The costs and expenses (other than
              ------------------------
underwriting discounts or commissions or similar payments) of all registrations and qualifications under the Securities Act and applicable state securities or blue sky laws, and of all other actions, that the Company is required to take or effect pursuant to this Agreement shall be paid by the Company (including, without limitation, all registration and filing fees, printing expenses, costs of special audits incidental to or required by any such registration, and fees and disbursements of counsel and independent public accountants for the Company); provided, however, that the Stockholder or its Assignees, as the case may be, shall pay the fees and disbursements of their respective legal counsel, and transfer taxes, if any, on Registrable Securities sold by the holders thereof. Notwithstanding the foregoing if the Stockholder or any Assignees elect to participate in a "piggy-back registration" pursuant to Section 2 of this Agreement, the Stockholder shall pay their proportionate share of the Security and Exchange Commission's registration fees associated with the shares attributable to the Stockholder or the respective Assignee in connection with the filing of the Registration Statement. In addition, in the event that the Stockholder or an Assignee exercises the registration rights granted pursuant to Section 3 of this Agreement, and the Company and other securityholders do not participate in the registration or offering, each of the Stockholder and the Assignees shall pay their proportionate share based upon the aggregate number of shares which the Stockholder and the Assignees elect to register of the costs and expenses of registration and qualification under the Securities Act and applicable state securities or blue sky laws (including, without limitation, all registration and filing fees, printing expenses, costs of special audits incidental to or required by such registration) other than any fees and disbursements of counsel and independent public accountants for the Company.

          6.  Stockholder's Registration Obligations.  In the event a
              --------------------------------------
Stockholder or an Assignee desires to include any Registrable Securities in any registration statement pursuant to this Agreement, the Stockholder or the Assignee shall:

             (a) cooperate with the Company in preparing such registration statement, and execute such ordinary and customary agreements in a form reasonably acceptable to the Company and the underwriter as may be reasonably necessary in favor of any underwriter selected by the Company, including those contemplated by Section 8(b); and

             (b) promptly supply the Company with all information, documents, representations and agreements as the Company or any managing underwriter may reasonably deem necessary in connection with the registration of such Registrable Securities.

In connection with any registration involving an underwritten public offering by the Company, the Stockholder or Assignee, as the case may be, shall agree, if requested by the managing underwriter, not to effect or cause to be effected any sale or other disposition of shares or Registrable Securities not included in the registration statement for a period beginning seven days prior to the effective date and ending 180 days after the effective date of the registration statement without the managing underwriters' consent.

         7.  Indemnification.
             ---------------

             (a) In the event of any registration of any Registrable Securities pursuant to this Agreement, the Company will:

                 (i) indemnify and hold harmless the Stockholder and any Assignee whose Registrable Securities are being so registered or offered, and each Person, if any, who controls any of the Stockholder or any such Assignee within the meaning of the Securities Act, against any losses, claims, damages, expense (including, without limitation, reasonable attorneys' fees and disbursements), or liabilities (or actions in respect thereof) under the Securities Act or otherwise, which arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any summary prospectus or final prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any other violation of law with respect thereto, and

          (ii) reimburse the Stockholder or such Assignee and each such controlling Person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action;

provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, summary prospectus, final prospectus or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by the Stockholder or such Assignee, as the case may be, expressly for inclusion therein; provided, further that the Company shall not be liable to any indemnified party who participates as an underwriter in the offering or sale of Registrable Securities or to any other indemnified party, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action in respect thereof), or expense arises out of such indemnified party's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting the existence of an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in full in such final prospectus.

         (b) In the event of any registration of any Registrable Securities, the Stockholder or the Assignee whose shares are included in the registration statement, as the case may be, shall:

           (i) indemnify and hold harmless the Company, each of its directors, each of its officers who have signed any such registration statement, and each Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, expense (including, without limitation, reasonable attorneys' fees and disbursements) or liabilities (or actions in respect thereof) to which the Company or any such director, officer or controlling Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, expense or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, summary prospectus, final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished by the Stockholder or such Assignee, as the case may be, and accompanied by an express written consent that such information may be included therein, and

            (ii) reimburse any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action, but only in the circumstances and to the extent aforesaid;

          (c) If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7(a) or Section 7(b) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Stockholder and their Assignees on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Stockholder and its Assignees on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or by the Stockholder and its Assignees on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(e), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

          The Company and the Stockholder (on behalf of themselves and their Assignees) agree that it would not be just and equitable if contribution pursuant to this Section 7(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (d) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have under this Section 7 or otherwise.

          (e) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party. In the event the indemnifying party gives notice to the indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof subsequent to the date of such notice other than reasonable costs of investigation; provided, however, that if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then counsel for the indemnified party or parties shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties (and the indemnifying party or parties shall bear the reasonable legal and other expenses incurred in connection therewith). No indemnifying party will, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such indemnified party of a release and indemnity from all liability in respect of such claim or litigation and a denial of fault. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the prior consent of such indemnifying party.

     8.  Agreements as to Underwriters.  If the offering pursuant to any
         -----------------------------
registration statement provided for under this Agreement is made through underwriters, (a) the Company agrees to enter into an underwriting agreement in customary form with the underwriters and to indemnify such underwriters, and each Person who controls the underwriters within the meaning of the Securities Act, to the same extent as provided in Section 7(a) with respect to the indemnification of the Stockholder or its Assignees, and (b) the Stockholder or its Assignees agree to provide similar indemnities as part of their obligations in Section 6(a).

     9.  Indemnity for Breaches.  The Company agrees to indemnify and hold
         ----------------------
harmless the Stockholder and any Assignee hereunder at all times from and after the date of this Agreement, against and in respect of the following: (i) any losses, liabilities, costs, expenses or damages to the Stockholder or any such Assignee resulting from any breach of a representation or warranty or nonfulfillment of any agreement or covenant on the part of the Company under this Agreement, and (ii) all suits, actions, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses incident to any of the foregoing. Each of the Stockholder and Assignees agrees to indemnify and hold harmless the Company at all times from and after the date of this Agreement, against and in respect of the following: (i) any losses, liabilities, costs, expenses or damages to the Company resulting from any breach of a representation or warranty or nonfulfillment of any agreement or covenant on the part of the Stockholder under this Agreement, and (ii) all suits, actions, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses incident to any of the foregoing.

     10.  Equitable Relief.  The parties agree that legal remedies may be
          ----------------
inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

     11.  Notices.  All notices and other communications give to or made upon
          -------
any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing and shall be sent by telecopy (with receipt confirmed) by registered or certified mail or delivered by hand, addressed as follows:

               (a)    If to the Company:

                      Summagraphics Corporation
                      2411 W. LaPalma Avenue
                      Anaheim, California  92801
                      Attention:  President
                       Telecopy:  714-821-2074

                      and

               (b)    If to the Stockholder

                      Lockheed Martin Corporation
                      6801 Rockledge Drive
                      Bethesda, Maryland  20817
                      Attention:  Stephen M. Piper, Esquire
                       Telecopy:  301-897-6333
                      with a copy to

                      Lockheed Martin Information
                        & Technology Services
                      6801 Rockledge Drive
                      Bethesda, Maryland 20817
                      Attention:  General Counsel
                       Telecopy:  301-897-8889

                      and

          (c) If to an Assignee, to such address as such Assignee provides to the Company and the Stockholder in connection with the acquisition of shares of Common Stock pursuant to which the Assignee becomes so, or to such other address as any party shall specify in writing to the other party. All such notices and other communications shall be deemed given at the time received.

     12.  Amendments.  No change or modification of this Agreement shall be
          ----------
valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing, making express reference to this Agreement, and signed by the Person against whom enforcement of such waiver is sought. The failure of any party at any time to insist upon strict performance of or compliance with any provision of this Agreement shall not constitute a waiver of any right of such party hereunder or as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any future time.

     13.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

     14.  Benefit and Binding Effect.  This Agreement shall be binding upon and
          --------------------------
shall inure to the benefit of the parties hereto and their respective successors and, in the case of any of the Stockholder, its permitted assigns. The Company and the Stockholder expressly agree that the Stockholder shall be entitled to assign from time to time its rights hereunder (in respect of all or any portion of the Registrable Securities) to any purchaser of any of the Registrable Securities in accordance with the terms hereof and applicable law, provided that no more than four unaffiliated persons may become Assignees hereunder. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portion were not a part hereof.

     15.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     16.  Rules of Construction.  Whenever used herein, the singular number
          ---------------------
shall include the plural, or plural the singular and the use of the masculine, feminine or neuter gender shall include all genders. The terms "agree" and "agreements" contained herein are intended to include and mean "covenant" and "covenants." Whenever used herein, the word "or" is used in the inclusive rather than the exclusive sense. The headings in this Agreement are for convenience only and shall not limit or otherwise affect any of the provisions hereof.

     17.  Term.  The provisions of Sections 5, 7 and 9 of this Agreement shall
          ----
survive any termination of this Agreement.

     IN WITNESS WHEREOF, the Company and the Stockholder have executed this Agreement as of the day and year first above written.


ATTEST:                                   SUMMAGRAPHICS CORPORATION


______________________________      By:___________________________(SEAL)
Robert B. Sims                           Michael S. Bennett
Secretary                                President and Chief Executive
                                          Officer


ATTEST:                                   LOCKHEED MARTIN CORPORATION


______________________________      By:___________________________(SEAL)
Lillian M. Trippett                      Peter B. Teets
Secretary                                President - Lockheed Martin
                                          Information & Technology
                                          Services Sector

                                                                       EXHIBIT G

                             Corporate Agreement

                                                                       EXHIBIT G
================================================================================



                              CORPORATE AGREEMENT


                        Dated as of __________ ___, 1996


                                    between


                           SUMMAGRAPHICS CORPORATION,
                             a Delaware corporation

                                      and

                          LOCKHEED MARTIN CORPORATION,
                             a Maryland corporation



===============================================================================

                              CORPORATE AGREEMENT

          THIS CORPORATE AGREEMENT ("Agreement") is entered into as of _________ ___, 1996, by and between LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Lockheed Martin"), and SUMMAGRAPHICS CORPORATION, a Delaware corporation ("Summagraphics").


          WHEREAS, pursuant to Section 5.2(f) and 6.2 of the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation dated as of the ____ day of __________, 1996 (the "Reorganization Agreement"), by and among Summagraphics, Lockheed Martin and CalComp Inc., a California corporation, Summagraphics and Lockheed Martin agreed to execute and deliver this Agreement at the closing (the "Closing") of the transactions contemplated by the Reorganization Agreement;

          WHEREAS, pursuant to the Reorganization Agreement, Summagraphics agreed to issue and deliver to Lockheed Martin shares representing 89.7% of Summagraphics' outstanding Common Stock, par value $.01 per share, on a fully diluted basis, in exchange for the transfer and delivery of all the issued and outstanding capital stock of CalComp to Summagraphics, all pursuant to and in accordance with the terms of the Reorganization Agreement;

          WHEREAS, the parties desire to enter into this Agreement to set forth their agreement regarding (i) the agreement of Summagraphics to cause to be nominated for election to its board of directors individuals designated by Lockheed Martin (ii) the agreement of the parties that at least two of the members of the board of directors of Summagraphics be independent directors, and
(iii) certain representations, warranties, covenants and agreements applicable to Summagraphics so long as it is a Subsidiary of Lockheed Martin; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, the Closing has occurred.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Summagraphics and Lockheed Martin agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          1.1. Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

          "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

          "Applicable Stock" means at any time the total shares of Common Stock of Summagraphics owned by the Lockheed Martin Entities that (i) was owned on the date hereof, plus (ii) shares of Common Stock of Summagraphics acquired by the Lockheed Martin Entities following the Closing, if any, plus (iii) shares of Common Stock that were issued to Lockheed Martin Entities in respect of shares described in either clause (i) or clause (ii) in a stock split, stock dividend or similar transaction.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          "Lockheed Martin" has the meaning ascribed thereto in the preamble hereto.

          "Lockheed Martin Entities" means Lockheed Martin and its Subsidiaries (other than Subsidiaries that constitute Summagraphics Entities) and "Lockheed Martin Entity" shall mean any of the Lockheed Martin Entities.

          "Ownership Percentage" means, at any time, the fraction, expressed as a percentage and rounded to the next highest thousandth of a percent, whose numerator is the number of shares of Applicable Stock and whose denominator is the number of outstanding shares of Common Stock of Summagraphics.

          "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

          "Plan" has the meaning ascribed thereto in Section 3.2(b).

          "Reorganization Agreement" has the meaning ascribed thereto in the preamble hereto.

          "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to Lockheed Martin or Summagraphics, shall also include any other entity affiliated with Lockheed Martin or Summagraphics, as the case may be, that Lockheed Martin and Summagraphics may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

          "Summagraphics" has the meaning ascribed thereto in the preamble hereto.

          "Summagraphics Entities" means Summagraphics and its Subsidiaries (including, without limitation, CalComp and its Subsidiaries).

          1.2. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.


                                   ARTICLE II
                               BOARD OF DIRECTORS

          2.1.  Lockheed Martin Directors.   Summagraphics covenants and agrees,
for so long as the Ownership Percentage is equal to or greater than 50.000 percent, to propose, at each election of directors, a slate of directors, or in the cases of vacancies, individual directors, for election so that at all times during the term of this Agreement, at least 66 percent of the board of directors of Summagraphics is comprised of persons designated by Lockheed Martin.

          2.2. Independent Directors. Summagraphics and Lockheed Martin shall each use its good faith efforts to cause at least two individual directors to be independent directors with respect to both Summagraphics and Lockheed Martin within the meaning of the rules of the New York Stock Exchange regarding who may serve on the audit committee of a company listed on such exchange (as such rules are in effect as of the date of this Agreement).


                                  ARTICLE  III
                        CERTAIN COVENANTS AND AGREEMENTS

          3.1. No Violations. (a) For so long as the Ownership Percentage is equal to or greater than 50.000 percent, Summagraphics covenants and agrees that it will not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention or event of default by any Lockheed Martin Entity of (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to ERISA, (ii) any provision of Lockheed Martin's certificate of incorporation or bylaws, (iii) any credit agreement or other material instrument binding upon any Lockheed Martin Entity, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over any Lockheed Martin Entity.

          (b) Summagraphics and Lockheed Martin each agrees to provide to the other any information and documentation requested by the other for the purpose of evaluating and ensuring compliance with Section 3.1(a) hereof. Lockheed Martin agrees to use its reasonable efforts to exclude Summagraphics in the future from the express coverage of the restrictive provisions referenced in
Section 3.1(a).

          (c) Notwithstanding the foregoing Sections 3.1(a) and 3.1(b) nothing in this Agreement is intended to limit or restrict in any way the ability of Lockheed Martin to control or limit any action or proposed action of Summagraphics, including, but not limited to, the incurrence by Summagraphics of indebtedness, based upon Lockheed Martin's internal policies or other factors.

          3.2. ERISA Covenants. (a) For so long as the Ownership Percentage is equal to or greater than 50.000 percent, Summagraphics covenants and agrees that it will not, and it will not permit any Summagraphics Entities to, without the prior written consent of Lockheed Martin, take any action or enter into any commitment or agreement which may reasonably be anticipated to result in, with or without notice and with or without lapse of time, or otherwise, (i) any material increase in liabilities required to be included in the consolidated financial statements of Summagraphics and its Subsidiaries under the provisions of the Statement of Financial Accounting Standards No. 87 promulgated by the Financial Accounting Standards Board, or (ii) any material increase in liabilities required to be included in the consolidated financial statements of Summagraphics and its Subsidiaries under the provisions of the Statement of Financial Accounting Standards No. 106 promulgated by the Financial Accounting Standards Board.

          (b) For so long as the Ownership Percentage is equal to or greater than 50.000 percent, Summagraphics covenants and agrees that it will provide to Lockheed Martin, within 15 days after each fiscal quarter, a list and description of each employee benefit plan within the meaning of ERISA Section 3(3), excluding plans sponsored by Lockheed Martin Entities that are not Summagraphics Entities (each, a "Plan") which was adopted, contributed to or maintained by Summagraphics or any Summagraphics Entities during the fiscal quarter immediately preceding the date of such list and shall separately identify each Plan for which Summagraphics has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, (ii) failed to make any contribution or payment or made any amendment which has resulted or could result in the imposition of a material lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

          (c) For so long as the Ownership Percentage is equal to or greater than 50.000 percent, Summagraphics covenants and agrees that it will not, without the prior written consent of Lockheed

Martin, materially increase its obligations under any Plan contributed to, maintained or adopted prior to or following the date hereof or adopt any new Plan which would materially increase Summagraphics' benefits obligations.


                                   ARTICLE IV
                                 MISCELLANEOUS

          4.1. Limitation of Liability. Neither Lockheed Martin nor Summagraphics shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

          4.2. Arbitration. (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA") by a panel of three neutral arbitrators (the "Panel") in Chicago, Illinois, or any other location agreed to by the parties, and judgment upon the award of the arbitrators may be entered in any court having jurisdiction.

          (b) One of the arbitrators shall be a member of the bar of any state, actively engaged in the practice of law, or a retired member of the state or federal judiciary. The other two arbitrators shall have such qualifications, as the parties may agree, as necessitated by the nature of the dispute. If unable to agree on the qualifications of the remaining arbitrators, the makeup of the panel shall be determined by the AAA.

          (c) The Panel shall have the authority to order pre-hearing exchanges of information, including and without limitation, production of requested documents, exchange of summaries of testimony or prospective witnesses, and depositions as may be necessary.

          (d) Each party shall be responsible for its own costs incurred in any arbitration and the Panel shall not have the authority to award such costs in its decision. The Panel shall have the authority to assess the administrative fees and expenses of the AAA and the compensation and expenses of the arbitrators.

          (e) The Panel shall have the authority to order specific performance, but shall have no authority to award punitive damages. The Panel's award shall be based on and accompanied by written findings of fact.

          4.3. Amendments. This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of Lockheed Martin and Summagraphics by any of their respective presidents or vice presidents, who is not also an officer of the other party.

          4.4. Term. This Agreement shall remain in effect until such time as the Percentage Ownership is less than 50.000 percent.

          4.5. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or duly authorized arbitration tribunal to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

          4.6. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b), addressed as follows:

          (a)  If to Summagraphics, to:

               Summagraphics Corporation
               2411 W. LaPalma Avenue
               Anaheim, California  92801
               Attention:  President
               Telecopy No.:  (714) 821-2074

          (b)  If to Lockheed Martin, to:

               Lockheed Martin Corporation
               6801 Rockledge Drive
               Bethesda, Maryland  20817
               Attention:  Stephen M. Piper, Esquire
                Assistant General Counsel
               Telecopy No.:  (301) 897-6333

               with a copy to:

               Lockheed Martin Information
                 & Technology Services
               6801 Rockledge Drive
               Bethesda, Maryland  20817
               Attention:  General Counsel
               Telecopy No.:  (301) 897-6889

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

          4.7. Further Assurances. Lockheed Martin and Summagraphics shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

          4.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

          4.9.Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Delaware.

          4.10.Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

          4.11.Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal and with the intent that this Agreement shall constitute a sealed instrument, the day and year first above written.

                                    LOCKHEED MARTIN CORPORATION


[CORPORATE SEAL]                    By:___________________________
                                       President and Chief
                                         Operating Officer,
                                         Information & Technology
                                         Services Sector


ATTEST:


______________________________
Secretary


                                    SUMMAGRAPHICS CORPORATION


[CORPORATE SEAL]                    By:___________________________
                                       Michael S. Bennett
                                       President and Chief Executive
                                         Officer


ATTEST:


______________________________
Secretary

                                                                       EXHIBIT H

                          Fourth Amended and Restated
                           Articles of Incorporation

                                                                       EXHIBIT H
================================================================================



                          FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           SUMMAGRAPHICS CORPORATION


                           Dated as of [May] __, 1996



================================================================================

                          FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           SUMMAGRAPHICS CORPORATION


          Summagraphics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on June 29, 1972 under the name "Scriptographics Corporation". Desiring to amend its Certificate of Incorporation, as heretofore amended, and to restate the same, as amended, Summagraphics Corporation does hereby certify:

          FIRST: That the Board of Directors of Summagraphics Corporation, at a meeting duly called at which a quorum was present and acting throughout, duly adopted a resolution proposing and declaring advisable the amendment and restatement of the Certificate of Incorporation of Summagraphics Corporation as hereinafter set forth.

          SECOND: That, thereafter, the stockholders of Summagraphics Corporation, in a manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware, voted in favor of the amendment and restatement.

          THIRD: That this Fourth Amended and Restated Certificate of Incorporation of Summagraphics Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          FOURTH: That the Third Restated Certificate of Incorporation of Summagraphics Corporation is hereby amended and restated in its entirety as follows:

          ARTICLE 1. The name of the corporation is CalComp Inc. (hereinafter the "Corporation").

          ARTICLE 2. The address of the Corporation's registered office in the State of Delaware is Corporate Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is the Corporation Trust Company.

          ARTICLE 3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          ARTICLE 4. The total number of shares of stock which the Corporation shall have authority to issue is Sixty-Five Million (65,000,000), of which Sixty Million (60,000,000) shares of the par value of one cent ($.01) per share, amounting in the aggregate to Six Hundred Thousand Dollars ($600,000), shall be Common Stock, and Five Million (5,000,000) shares of the par value of one cent ($.01) per share, amounting in the aggregate to Ten Thousand Dollars ($10,000), shall be Preferred Stock. A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

          (a)  Preferred Stock

               The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Fourth Amended and Restated Certificate of Incorporation, to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate setting forth said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption, at the option of either the holder or the Corporation or upon the happening of a specified event, at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
               (iv) convertible into, or exchangeable for, at the option of either the holder or the Corporation or the happening of a specified event, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law or the provisions of this Fourth Amended and Restated Certificate of Incorporation.

          (b)  Common Stock

               Except as otherwise required by law, this Fourth Amended and Restated Certificate of Incorporation, or as otherwise provided for in any resolutions of the Board of Directors providing for the issuance of shares of Preferred Stock in one or more series, the holders of the Common Stock, voting together as a single class with the holders of the Preferred Stock, if any, shall possess all of the voting power. Each holder of Common Stock shall be entitled to one vote for each share held. The Corporation shall not have cumulative voting.

          ARTICLE 5.  The Corporation is to have perpetual existence.

          ARTICLE 6. The Board of Directors of the Corporation shall be comprised of seven members or such other number of members as is determined by the Board of Directors of the Corporation in accordance with the Bylaws.

          ARTICLE 7. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

          (a) The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

          (b) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (c) The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

          ARTICLE 8. (a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law of the State of Delaware, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Corporation.

          (b) Notwithstanding the foregoing subparagraph (a), a director or officer of the Corporation shall only be indemnified with respect to a criminal action or proceeding, if at all, if the director or officer had no reasonable cause to believe the conduct giving rise to such action or proceeding was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create the presumption that such person did not act in good faith and in a manner such person believed to be in or not opposed to the best interests of the Corporation and, with respect to a criminal action or proceeding, shall not create the presumption that such person had reasonable cause to believe that the conduct giving rise to such action or proceeding was unlawful.

          (c) Any and all indemnifications (except those ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper under the circumstances. The determination of the propriety of indemnification in a specific case shall be made upon the affirmative vote of a majority of the directors who are not parties to the action, suit or proceeding, even if such directors comprise less than a quorum. In the event there are no such directors, or if such directors so direct, the determination shall be made by independent legal counsel in a written opinion or by the stockholders.

          (d) The Corporation may, in the discretion of the majority of the Board of Directors who are not parties to the action, suit or proceeding, to pay expenses and legal fees incurred by a director or officer in defending any civil, criminal, administrative or investigative action in advance of its final disposition upon an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the Corporation.

          (e) The Corporation is hereby authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against the director, officer, employee or agent and incurred by such person in any such capacity, or arising out of the director, officer, employee or agent's status as such, whether or not the Corporation would have the power to indemnify such person against liability under the law of the applicable jurisdiction.

          ARTICLE 9. (a) Upon the consummation of the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation, pursuant to which Lockheed Martin Corporation ("Lockheed Martin") will exchange 100% of the issued and outstanding Common Stock of CalComp Inc. for 89.7% of the then-issued and outstanding Common Stock of the Corporation, Lockheed Martin will own shares of the outstanding Common Stock of the Corporation, which represents a controlling interest in the Corporation. As used herein, "Lockheed Martin" includes Lockheed Martin and each corporation, partnership, joint venture, limited liability company, association and other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding common stock of such corporation or, if not a corporation, equity interests entitled to vote generally in the election of the governing body of such entity. In anticipation that the Corporation and Lockheed Martin may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Lockheed Martin (including service of officers, directors and employees of Lockheed Martin as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article 9 are set forth to regulate, define and guide, to the extent permitted by law, the conduct of certain affairs of the Corporation as they may involve Lockheed Martin and its officers, directors and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders in connection therewith; provided, however, except as expressly set forth herein, nothing contained in this Article 9 shall limit, restrict or relieve the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders.

          (b) To the fullest extent permitted by the General Corporation Law of the State of Delaware, except as Lockheed Martin may otherwise agree in writing, Lockheed Martin shall have the right to (i) engage in the same or similar business activities or lines of business as the Corporation and
     (ii) do business with any client or customer of the Corporation, and Lockheed Martin shall have no duty to refrain from engaging in such business activities or to refrain from doing business with such clients and customers. To the fullest extent permitted by the General Corporation Law of the State of Delaware, neither Lockheed Martin nor any officer, director or employee thereof (except as provided in subparagraph (c) of this Article
     9) shall be liable to the Corporation or its stockholders for breach of any duty which is owed or may be owed to the Corporation by reason of any such activities of Lockheed Martin or of such person's participation therein. To the fullest extent permitted by the General Corporation Law of the State of Delaware, in the event that Lockheed Martin acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Lockheed Martin and the Corporation, other than from the Corporation, Lockheed Martin shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any duty as a stockholder of the Corporation by reason of the fact that Lockheed Martin pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

          (c) In the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Lockheed Martin acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Lockheed Martin, such director or officer of the Corporation shall act in good faith in a manner consistent with the following policy:

               (i) a corporate opportunity offered to any person who is a director, officer or employee of the Corporation and who is also a director but not an officer or employee of Lockheed Martin shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of Lockheed Martin, in which case such opportunity shall belong to Lockheed Martin;

               (ii) a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation and who is also a director, officer or employee of Lockheed Martin shall belong to Lockheed Martin, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation or he or she became aware of it in the course of the performance of his or her duties on behalf of the Corporation, in which case such opportunity shall belong to the Corporation; and

               (iii)  a corporate opportunity offered to any other person who is either (A) an officer or employee of both the Corporation and Lockheed Martin or (B) a director of both the Corporation and Lockheed Martin (but an officer or employee of neither the Corporation nor Lockheed Martin) shall belong to Lockheed Martin or to the Corporation, as the case may be, if such opportunity is expressly offered to such person primarily in his or her capacity, or he or she became aware of it in the course of the performance of his or her duties on behalf of the Corporation, as an officer, employee or director of Lockheed Martin or of the Corporation, as the case may be; otherwise, such opportunity shall belong to either Lockheed Martin or the Corporation as a majority of the directors of the Corporation who are not officers or employees of either Lockheed Martin or the Corporation or directors of Lockheed Martin shall determine in their good faith judgment, taking into account all the facts and circumstances with respect to such opportunity.

          (d) For the purposes of this Article 9, "corporate opportunities" shall not include any business opportunities that the Corporation is not financially able to undertake, or that are, from their nature, not in the ordinary business of the Corporation or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy. In addition, "corporate opportunities" shall not include any transactions in which the Corporation or its subsidiaries are permitted to participate pursuant to any services agreement or any other agreement (which may be adopted, amended or repealed from time to time by the vote of a majority of the disinterested directors) between Lockheed Martin and the Corporation (each such agreement is referred to herein as a "Services Agreement"), it being acknowledged that the rights of the Corporation under any such Services Agreement shall be deemed for all purposes to be contractual rights and shall not be corporate opportunities of the Corporation for any purpose; provided, however, that the absence of any such Services Agreement, or the absence of any provisions in a Services Agreement relating to any particular transactions or types of transactions, shall not support any inferences or implications or have any effect whatsoever on transactions not explicitly covered by a Services Agreement.

          (e) Any person or entity that currently owns, hereafter purchases or hereafter otherwise acquires any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.

          (f) For purposes of this Article 9, the "Corporation" shall mean the Corporation and each corporation, partnership, joint venture, limited liability company, association and other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding common stock of such corporation or, if not a corporation, equity interests entitled to vote generally in the election of the governing body of such entity.

          ARTICLE 10. (a) In anticipation that (i) the Corporation and Lockheed Martin or its customers (or other persons acquiring products manufactured or distributed by Lockheed Martin) may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom and (ii) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest or are affiliated with (collectively "Related Entities"), the provisions of this Article 10 are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve Lockheed Martin or its customers (or other persons acquiring products manufactured or distributed by Lockheed Martin), Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. The provisions of this
     Article 10 are in addition to, and not in limitation of, the provisions of the General Corporation Law of the State of Delaware and the other provisions of this Fourth Amended and Restated Certificate of Incorporation. Any contract or business relation that does not comply with procedures set forth in this Article 10 shall not by reason thereof be deemed void or voidable or result in any breach of any duty or the derivation of any improper personal benefit but shall be governed by the provisions of this Fourth Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, the General Corporation Law of the State of Delaware and other applicable law.

          (b) No contract, agreement, arrangement or transaction between the Corporation and Lockheed Martin or any customer thereof (or other person acquiring products manufactured or distributed by Lockheed Martin) or any Related Entity or between the Corporation and one or more of the directors or officers of the Corporation,

     Lockheed Martin or any Related Entity shall be void or voidable solely for the reason that Lockheed Martin or such customer (or other person), any Related Entity or any one or more of the officers or directors of the Corporation, Lockheed Martin or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement or transaction or solely because his, her or their votes are counted for such purposes, if:

               (i) the material facts as to the contract, agreement, arrangement or transaction and as to the relationship of the parties to such contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes, approves or ratifies the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even though the disinterested directors be less than a quorum; or

               (ii) the material facts as to the contract, agreement, arrangement or transaction and as to the relationship of the parties to such contract, agreement, arrangement or transaction are disclosed or are known to the holders of the voting shares of the Corporation, and the contract, agreement, arrangement or transaction is specifically approved or ratified in good faith by vote of the holders of a majority of the then outstanding voting shares of the Corporation not owned by Lockheed Martin, such Related Entity or such interested party, as the case may be; or

               (iii) such contract, agreement, arrangement or transaction is effected pursuant to, or consistent with, terms and conditions specified in any arrangements, standards or guidelines that are in good faith authorized, approved or ratified, after disclosure or knowledge of the material facts related thereto, by the affirmative vote of a majority of the disinterested directors on the Board of Directors or a committee thereof, even though the disinterested directors be less than a quorum, or by vote of the holders of a majority of the then outstanding voting shares of the Corporation not owned by Lockheed Martin, such Related Entity or such interested party, as the case may be (such authorization, approval or ratification of such arrangements, standards or guidelines constituting or being deemed to constitute authorization, approval or ratification of such contract, agreement, arrangement or transaction); or

               (iv) such contract, agreement, arrangement or transaction is fair to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.

     In addition, each such contract, agreement, arrangement or transaction authorized, approved or effected, and each of such arrangements, standards or guidelines so authorized or approved, as described in (i), (ii) or (iii) above, shall be conclusively deemed to be fair to the Corporation and its stockholders; provided, however, that if such authorization or approval is not obtained, or such contract, agreement, arrangement or transaction is not so effected, no presumption shall arise that such contract, agreement, arrangement or transaction, or such arrangements, standards or guidelines, are not fair to the Corporation and its stockholders.

          (c) Directors of the Corporation who are also directors or officers of Lockheed Martin or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes, approves or ratifies any such contract, agreement, arrangement or transaction or any such arrangements, guidelines or standards. Voting shares owned by Lockheed Martin, any Related Entities, or such interested party may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes, approves or ratifies any such contract, agreement, arrangement or transaction or any such arrangements, guidelines or standards.

          (d) To the fullest extent permitted by law, Lockheed Martin shall not be liable to the Corporation or its stockholders for breach of any duty by reason of the fact that Lockheed Martin in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Lockheed Martin and the

     Corporation. No vote cast or other action taken by any person who is an officer, director or other representative of Lockheed Martin, which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation, shall constitute an action of or the exercise of a right by or a consent of Lockheed Martin for the purpose of any such agreement or contract.

          (e) Any person or entity that currently owns, hereafter purchases or hereafter otherwise acquires any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

          (f) For purposes of this Article 10, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, association or other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting power, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

          ARTICLE 11. The Corporation shall not be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware or by any similar law restricting business combinations with an Interested Stockholder, as defined in such Section 203.

          ARTICLE 12. The Corporation reserves the right to amend or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

     IN WITNESS WHEREOF, Summagraphics Corporation has caused this certificate to be signed by Michael S. Bennett, its duly authorized President and Chief Executive Officer, and attested by Robert B. Sims, its duly authorized Secretary, this ____ day of May, 1996.


ATTEST:                               SUMMAGRAPHICS CORPORATION


______________________________        By:___________________________
Robert B. Sims                        Michael S. Bennett
Secretary                             President and Chief Executive Officer

                                                                       EXHIBIT I

                               Stock Option Plan

                                 CALCOMP INC.
                            1996 STOCK OPTION PLAN
                               FOR KEY EMPLOYEES
                       (WITH STOCK APPRECIATION RIGHTS)




                             Adopted: ______, 1996

                                 CALCOMP INC.
                   1996 STOCK OPTION PLAN FOR KEY EMPLOYEES



1.   Purpose

     The purpose of the Plan is to attract and retain the services of key employees in positions which contribute materially to the successful operation of the business of the Corporation and to grant such employees an opportunity to acquire a proprietary interest in the business enterprise.

     It is intended that this purpose will be effected through the granting of stock options (including qualified incentive stock options issued pursuant to Section 13) and stock appreciation rights, as provided herein.

2.  Definitions

       (a) "Board of Directors" means the Board of Directors of CalComp Inc.

       (b) "Committee" means the Stock Option Committee.

       (c) "Corporation" means CalComp Inc. (formerly Summagraphics Corporation) and its subsidiaries.

       (d) "Early retirement" means retirement before Normal retirement but on or after attaining age 55 and completion of 10 years of service.

       (e) "Employee" means officers and other key employees of the Corporation, but excludes directors who are not also officers or employees of the Corporation.

       (f) "Grant" means the award of a stock option or a stock appreciation right.

       (g) "Grantee" means an employee to whom an option or right is granted.

       (h) "Grant value of the right" means the fair market value of a share of stock on the date a right is granted as that value may be adjusted pursuant to Section 8 of the Plan.

       (i) "Normal retirement" means retirement on or after the later of age 65 or the completion of 5 years of service.

       (j) "Option" means an option to purchase shares of CalComp Common Stock.

       (k) "Right" means a stock appreciation right.

       (l) "Subsidiary" means a corporation of which CalComp Inc. owns, directly or indirectly, stock having at least 50% of the power to vote, under normal circumstances, in the election of directors.

       (m) "Vest" means the option or right becomes exercisable.

       (n) "Year of service" means the completion of 1,000 hours of service with the Corporation or any affiliate of the Corporation, including service with Summagraphics Corporation completed prior to the time that the Corporation and Summagraphics became affiliated.

3.     Effective Date

       The Plan shall become effective upon the approval by the stockholders.

4.     Eligible Employees

       Options and rights may be granted only to salaried employees of the Corporation. However, not more than 10% of the total number of shares available under the Plan shall be subject to option to any one employee, and no more than 10% of the rights available under the Plan may be granted to any one employee. No individual who owns stock possessing 5% or more of the combined voting power of all classes of stock of the Corporation shall be eligible for a grant of options or rights under the Plan.

5.     Terms of Stock Options and Stock Appreciation Rights

       The terms of each option or right granted under the Plan shall be determined by the Committee, consistent with the provisions of the Plan, including the following:

       (a) Each grant of options or rights may be exercised in whole or in part subject to the provisions of the Plan, provided that no option or right shall be exercisable prior to one year or after ten years from the date of grant. Except as provided in Section 8, each grant shall be divided into three approximately equal installments of 100-share and 100-right increments. The first installment shall vest one year after the date of grant and each succeeding installment shall vest one year from the date the prior installment vested. To the extent that the installments are not equal in number, the larger installment or installments shall vest in the last or second and last years. After an installment is vested, the options or rights included in that installment may, except as provided in Section 9, be exercised at any time prior to the expiration of ten years from date of grant.

       (b) Each grantee must remain in the employ of the Corporation for at least one year from the date the option or right is granted before any part of the grant can be exercised.

       (c) An option or right shall not be assignable or transferable by the grantee otherwise than by will or by the laws of descent and distribution and shall be exercisable during the participant's lifetime only by the participant or, in the event of disability, by the legal guardian or representative.

6.     Stock Options

       (a) Shares of Stock Subject to the Plan

       The shares that may be issued under the Plan shall not exceed
2,000,000 shares of the Common Stock, $.01 par value, of the Corporation, except as provided in Section 8 below. They may consist in whole or in part of unissued or treasury shares. Such treasury shares may be acquired to satisfy the requirements of the Plan. If for any reason shares as to which an option has been granted cease to be subject to purchase, then such shares shall again be available for option under the Plan.

       (b)   Grant of Options

       (i) The purchase price of the stock subject to option shall not be less than 100% of the fair market value of the stock on the date the option is granted, except as otherwise provided in Section 8(a) below.

       (ii) Except as provided in Section 11, the purchase price of the stock subject to option shall be paid in cash or, with the approval of the Board of Directors or the Committee, may be paid in full or part by the tender of CalComp Inc. Common Stock owned by the optionee. Common Stock delivered in payment of the purchase price shall be valued at the fair market value and any portion of the purchase price not satisfied by the tender of Common Stock shall be paid in full in cash upon such exercise. No fractional shares shall be issued. As soon as possible following receipt of payment to the Corporation, the optionee (or other person entitled to exercise the option) shall receive a certificate or certificates for such shares, subject to the provisions of Section 6(c).

       (iii) No person shall have the rights of a stockholder with respect to shares subject to an option until the date the option is exercised.

       (c) Limitations on Transfer of Shares

       The Corporation shall not be required, upon the exercise of any option, to issue or deliver any shares of stock prior to (a) the authorization of such shares for listing on any stock exchange on which CalComp Inc.'s Common Stock may then be listed and (b) such registration or other qualification of such shares under applicable securities laws as the Corporation shall determine to be necessary or advisable. If shares issuable on the exercise of options have not been registered under the Securities Act of 1933 ("the Act") or there is not available a current Prospectus meeting the requirements of the Act with respect thereto, grantees may be required to represent at the time of each exercise of options that the shares purchased are being acquired for investment and not with a view to distribution; and the Corporation may place a legend on the stock certificate to indicate that the stock may not be sold or otherwise disposed of except in accordance with the Act, as amended, and the rules and regulations promulgated thereunder.

7.     Stock Appreciation Rights

       (a)   Grant of Rights

       The total number of rights that may be granted under the Plan may not exceed 2,000,000, except as provided in paragraph 8 below.


       (b)   Exercise of Rights

       Subject to the limitations set forth herein, upon exercise, a grantee holder shall be entitled to receive payment in cash for rights granted under this Plan equal to the excess, if any, of the fair market value of a share of CalComp Common Stock on the exercise date over the grant value of the right. The cash payment will be in consideration of services performed for the Corporation or for its benefit by the grantee.

8.     Adjustment Upon Changes in Stock

       (a) If there shall be any change affecting the stock subject to the Plan or to any option or right granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or combination, or otherwise, the Board of Directors shall make appropriate proportional adjustments in the aggregate number of shares subject to the Plan, the number or exercise price of rights granted under Plan, the number of shares and the price per share subject to outstanding options, and may assume old options or substitute new options for old options, regardless of whether the price of any such option or right resulting from the proportional adjustment is less than the then fair market value of the subject shares.

       (b) In the event of a Change of Control, the vesting date of all outstanding options and rights shall be accelerated so as to cause all outstanding options and rights to become exercisable. For purposes of this Plan, a Change of Control shall include and be deemed to occur upon the following events:

       (i) A tender offer or exchange offer is consummated for the ownership of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding voting securities entitled to vote in the election of directors of the Corporation.

       (ii) The Corporation is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not Subsidiaries and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of the Corporation (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action (or in the absence of a vote, the day immediately prior to the event).

     (iii) Any person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation.

     (iv) At any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the "Incumbent Directors" shall cease to constitute at least a majority of the authorized number of members of the Board. For purposes hereof, "Incumbent Directors" shall mean the persons who were members of the Board immediately before the first of these events and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least three-fourths of the Board members who were then Board members (or successors or additional members so elected or nominated).

     (v) The stockholders of the Corporation approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the Corporation's business and/or assets as an entirety to an entity that is not a Subsidiary.

          Notwithstanding the foregoing, the transaction contemplated in the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp, Inc. for Stock of Summagraphics Corporation, dated _____, 1996, and Lockheed Martin Corporation's or its subsidiaries' resulting ownership of shares of the Corporation, shall not constitute, or be, an event which can give rise to a Change in Control.

9.   Death, Disability, Termination of Employment, or Retirement

     (a)  Death and Disability

          If a grantee dies or becomes disabled while employed by the Corporation or dies within three months after termination of employment, all of the grantee's outstanding options shall become vested. In case of death, options and rights may be exercised by the persons referred to in Section 5(c) only within three years from the date of death or, if shorter, the remaining exercise period. In case of disability, options and rights may be exercised during the remaining exercise period. For purposes of this section a grantee shall be considered disabled if he or she is eligible to receive disability benefits under the Lockheed Sanders Retirement Plan, or its successor, or if the grantee is not enrolled in such plan, any other Corporation sponsored plan which provides disability benefits. If the grantee is not enrolled in a Corporation sponsored plan which provides disability benefits, the grantee will be considered disabled if he or she is unable to perform the duties of any position for which he or she is qualified by reason of education, training and experience, as determined by the Committee in its sole discretion.

     (b)  Layoff or Retirement

          If a grantee separates from service by reason of a layoff (i.e., termination for lack of work and the expectation that the position will not be filled for the next 12 months) or early or normal retirement, all of the grantee's options and rights that have been outstanding for 18 months or more will vest as though the grantee had remained in the employ of the Corporation. Options or rights that were outstanding for less than 18 months on the grantee's layoff or retirement date and are not then exercisable shall be forfeited. Vested options and rights may be exercised during the remaining exercise period.

     (c)  Termination or Resignation

          In all other cases of a grantee's resignation or termination of employment by the Corporation, with or without cause, all unvested options and rights are forfeited. Vested options and rights must be exercised within 6 months of the grantee's separation from service.

     Nothing contained in the Plan or in any option or right granted hereunder shall confer upon any employee any right of continued employment by the Corporation nor limit in any way the right of the Corporation to terminate the employee's employment at any time.


10.  Leave of Absence

     For purposes of the Plan, an employee on an approved leave of absence will be considered as still in the employ of the Corporation unless otherwise provided in an agreement between the employee and the Corporation.

11.  Purchase or Exercise Price; Withholding

  The exercise or purchase price (if any) of the stock issuable pursuant to any option grant and any withholding obligation under applicable tax laws shall be paid in cash or, subject to the Committee's express authorization and the restrictions, conditions and procedures as the Committee may impose, any one or combination of (i) cash, (ii) the delivery of shares of stock, (iii) a reduction in the amount of stock or other amounts otherwise issuable or payable pursuant to a grant, or (iv) the delivery of a promissory note, or other obligation for the future payment in money, the terms and conditions of which shall be determined by the Committee. In the case of a payment by the means described in clause (ii) or (iii) above, the stock to be so delivered or offset shall be determined by reference to the fair market value of the stock on the date as of which the payment or offset is made.

12.  Administration

     (a)  Stock Option Committee

          (i) This Plan and all grants under this Plan shall be administered by the Stock Option Committee which shall be the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board and constituted so as to permit this Plan to comply with the disinterested administration of Directors requirements of Rule 16b-3 under the Exchange Act and the "outside director" requirement of Code Section 162(m). The members of the Committee shall be designated by the Board of Directors. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee.

          (ii) The Committee shall determine the employees who will participate in the Plan, the number of shares and rights subject to each grant, and shall have the authority to adopt rules and regulations for administering the Plan.

          (iii) As and to the extent authorized by the Board of Directors or the By-Laws, the Committee may exercise the powers and authority related to the Plan which are vested in the Board of Directors. The Committee may delegate to the officers or employees of the Corporation the authority to execute and deliver documents and to take such other steps deemed necessary or convenient for the efficient administration of the Plan.

     (b)  Finality of Determinations

          The Board of Directors and the Committee shall have the power to interpret the Plan. All interpretations, determinations, and actions by the Board of Directors or by the Committee, to the extent authorized by the Plan, the Board of Directors or the By-Laws shall be final, conclusive, and binding upon all parties.

13.  Qualified Incentive Stock Options

     If the Committee determines that tax laws warrant granting options that qualify as incentive stock options under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), some or all of the options authorized hereunder may be granted as qualified incentive stock options. The Plan may be amended by the Board of Directors to comply with Code Section 422 without further shareholder approval.

14.  Amendment and Termination

     The Board of Directors shall have the power, in its discretion, to amend, suspend, or terminate the Plan or options and rights granted under the Plan (including the power to accelerate vesting) at any time; provided, however, that amendments to options and rights granted to persons subject to the requirements of Section 16 of the Exchange Act must be made by the Committee and may not permit the grantee to exercise the option or right within 181 days of the grant. It shall not, however, without further action by the stockholders, have the power to (a) change the class of employees eligible to receive grants under the Plan, (b) provide for options or rights exercisable more than ten years after the date granted, or (c) extend the expiration date of the Plan; nor shall it have the power (except as otherwise provided in the Plan) to (d) increase the number of shares subject to the Plan or (e) reduce the exercise price of an option or right below the fair market value of the stock at the time of the grant. No amendment, suspension, or termination of the Plan or options or rights granted under the Plan shall, except with the consent of the grantee, adversely affect an option or right previously granted.

15.  Duration

     The Plan shall remain in effect until all options and rights granted under the Plan have been exercised or terminated under the terms of the Plan, provided that options and rights under the Plan must be granted within ten years from the effective date of the Plan.